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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Exabyte Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

www.exabyte.com ▪ 1-800-EXABYTE

2005

Notice of Annual Meeting
Proxy Statement
Annual Report

This is our combined Notice of Annual Meeting, Proxy
Statement and Annual Report for our 2005 Annual
Meeting of Stockholders.

You can help us by voting your shares electronically or by
phone, eliminating or reducing mailing and other
expenses. Please see details inside.

LETTER TO SHAREHOLDERS

DEAR EXABYTE SHAREHOLDERS:

      2004 was a year of transition for Exabyte. As I noted in my letter to you last year, 2003 was a restart of the Company as we focused on restructuring and stabilizing the business to take advantage of the many opportunities ahead. In 2004, we continued to take actions to meet our primary objective of profitability and growth. Although we did not achieve profitability in 2004, I believe we have positioned the Company well for the future as a result of the following:

•	Completion of the sale of $25 million of Series AA Preferred Stock. This transaction provided needed liquidity for new product development, allowed us to meet our obligations to our suppliers and significantly improved our working capital position and overall financial condition.

•	Increased VXA and LTO revenue by $29 million in 2004, demonstrating strong demand for our franchise VXA hardware and media products, as well as our existing and newly introduced LTO automation products. Overall, 2004 revenue only increased by $8 million as revenue from legacy products, including Mammoth hardware and media, declined by $21 million in 2004, as compared to 2003. This decline in revenue was not unexpected and will continue until we have completely transitioned our product line to our VXA and LTO related products.

•	Continued to decrease our operating expenses to achieve a reduced break-even revenue level in 2005, while retaining the necessary resources to meet all new product development milestones and promote increased VXA product and technology awareness.

•	Introduced two new automation products in 2004, the VXA-2 Packet Loader and the LTO Magnum2 1x7, both of which obtained significant market acceptance based on their price/performance value proposition. The success of these products further demonstrates Exabyte’s ability to meet our customers’ demands through our “listen, design, build” approach to new product development.

•	Focused on strengthening and expanding our OEM relationships to drive increased market share from both OEM and channel distribution customers. As a percentage of total revenue, our sales to OEM customers increased substantially in 2004. We believe the further expansion of this revenue base is critical to the future success of the Company and, accordingly, this strategy will continue to receive significant attention from management in 2005.

•	In March 2005, we completed a new line-of-credit agreement with Wells Fargo Business Credit Inc. which increased our borrowing availability and allowed us to more appropriately leverage our assets and improve our liquidity.

•	Expanded our relationship with a key strategic partner, Imation Corporation, to include the distribution of hardware products in select areas of Europe and Asia Pacific. The Imation relationship has been, and will continue to be, a key component of our business strategy. We believe the utilization of Imation’s worldwide sales force to penetrate existing and new markets for our hardware products will result in incremental revenue for the Company in the future.

      As the Company enters 2005, our primary goal remains consistent with 2004 — profitability and growth. Several new market factors in 2005 are creating additional opportunities for Exabyte:

•	Reduction of Hazardous Substances (RoHS) legislation in Europe which is requiring the re-engineering of new and existing products which, in turn, is creating new competitive opportunities for Exabyte as our OEM customers re-qualify the majority of their tape storage product offerings.

•	Introduction of third-generation LTO technology, which will allow the Company to utilize its automation engineering resources to be among the “first-to-market” with automation products incorporating this new technology.

•	Increasing market acceptance of lower cost automation as an alternative to stand-alone drive solutions. Exabyte’s current and future automation products are well positioned to meet this expanding market demand.

      As I look to the future I continue to see a tremendous opportunity for standalone tape drives and automation in the small and medium business segment of the IT market. I know we have the right products and the right team to take advantage of this opportunity. I appreciate your continued support on our drive towards profitability.

Sincerely,

TOM W. WARD

PRESIDENT & CHIEF EXECUTIVE OFFICER

PLEASE VOTE YOUR PROXY!

Electronic Voting Saves Money

      We encourage our stockholders to vote their shares electronically over the Internet or by telephone this year. The votes are tabulated immediately, ensuring that your vote counts at the Annual Meeting. It also significantly reduces or eliminates mailing and tabulation costs for us. As you can see, taking advantage of electronic voting benefits everyone.

      Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than in their own name. If you hold your shares this way, we consider you a beneficial stockholder. To vote as a beneficial stockholder, you submit voting instructions to your broker in accordance with the voting instructions card that they included in this packet. The broker or bank then votes your shares per your instructions.

      If you directly hold your shares in your name, we consider you a registered stockholder. You vote your shares by proxy directly with the Company.

      This year, we have chosen ADP Investor Communication Services to provide voting services for our registered stockholders. Most brokers and banks participate in this program as well. We encourage all registered stockholders, and those beneficial stockholders using ADP ICS’s services, to vote your proxy:

By internet: www.proxyvote.com

By touch-tone phone: 1-800-690-6903

      You should have your proxy card or voting instruction card handy when you access the website or call the toll-free number. You will be prompted to enter a 12-digit control number, which you can find on the proxy card or voting instruction card. Then simply follow the directions provided!

ABOUT EXABYTE

     Exabyte Corporation now entering its 20th year, is a recognized pioneer and leading innovator in tape storage. Its heritage comprises an impressive list of industry “firsts,” including the first manufacturer of tape drives to break the 1, 2, and 5 GB capacity barriers, the first to introduce 8mm tape drives and libraries, the first to offer native Fibre Channel drives and libraries, the first to offer FireWire tape drives and libraries and the first and only manufacturer to offer VXA Packet Technology, which enables its VXA Packet drives, autoloaders and tapes to read and write data in packets like the Internet, allowing far superior restore integrity, exceptional transfer speeds and scalable tape capacities. With award-winning VXA Packet Technology, patented ExaBotics™ and its innovative engineering approach, Exabyte delivers new VXA® and LTO® (Ultrium®) products that consistently raise the bar for industry standards in engineering, quality and data reliability. The company’s product suite is ideally suited for SMB and departmental servers, workstations, LANs, and SANs, providing dramatically higher capacity, speed and reliability at competitive prices. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company’s commitment to innovation and customer service, including partners such as IBM, Fujitsu Limited, Fujitsu Siemens Computers, Apple Computer, Toshiba, Logitec, Imation, Tech Data, Ingram Micro and CDW .

EXABYTE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 29, 2005

Dear Exabyte Stockholder,

      Please note the Annual Meeting of Stockholders information below. We will discuss the Items of Business at this year’s 2005 Annual Meeting of Stockholders. I direct your attention to the Proxy Statement following this Notice for a more complete description of these matters.

Time	Friday, July 29, 2005
8:00 am (Mountain Daylight Savings Time)

Place	Exabyte Corporation - Executive Offices

2108 55th Street, Boulder, CO 80301

For those unable to attend in person, a live Web cast of the Annual Meeting will be available at www.exabyte.com under the Investor Relations section. The Web cast will also be archived and available for 30 days.

Items of Business	1.	Elect 3 directors to hold office until the 2008 Annual Meeting;

	2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman P.C. as independent registered public accounting firm for the year ending December 31, 2005;

	3.	Amend the Employee Stock Purchase Plan to increase the number of shares by 500,000;

	4.	Approve amendments to our Restated Certificate of Incorporation to effect a reverse split of our outstanding common stock pursuant to which any whole number of outstanding shares between and including two and 15 would be combined into one share of our common stock, and to authorize our Board, in its sole discretion, to select and file one of these amendments to effect a reverse stock split or to determine not to effect, and thereby abandon, the reverse stock split; and

	5.	Conduct any other business properly presented at the meeting.

Record Date	June 1, 2005

Proxy Voting Information	Even if you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible so that your shares will be voted at this Meeting. You may vote by any of the following methods:

	·	By granting your proxy over the Internet;
	·	By granting your proxy by telephone;
	·	By mailing a traditional proxy card; or
	·	By voting in person. Submitting your proxy will NOT prevent you from voting in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Carroll Wallace

Corporate Secretary
Boulder, Colorado
June 20, 2005

EXABYTE CORPORATION

PROXY STATEMENT

      This packet of materials includes this Proxy Statement, the Notice of Annual Meeting, a proxy card and return envelope (or voting instruction card and return envelope for beneficial stockholders), and the 2004 Annual Report to Stockholders (“Proxy Materials”). The Annual Report is attached as “Appendix A.”

      We sent you the Proxy Materials because our Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may grant your proxy by Internet or telephone, or complete, sign and return the enclosed proxy card.

      We intend to mail these Proxy Materials on or about June 20, 2005 to all stockholders of record.

Who May Vote?

      If you were a stockholder on June 1, 2005 (the record date for the Annual Meeting) we consider you a stockholder of record. Stockholders of record are entitled to vote at the Annual Meeting. As of the record date our Common Stock was the only stock with voting rights.

      At the close of business on the record date, 116,140,790 shares of Common Stock were outstanding and entitled to vote.

How Many Votes Do I Have?

      Each share of Exabyte common stock that you own entitles you to one vote on each matter to be voted on at the Annual Meeting. The enclosed proxy card indicates the number of shares of Exabyte common stock that you own.

      Our Series AA preferred stock does not have voting rights, except under certain circumstances as set forth in the Certificate of Designation for the Series AA preferred stock which are not applicable to the matters to be considered at the 2005 Annual Meeting.

      You may not cumulate your votes for any of the proposals.

What Vote Is Required to Hold a Valid Meeting?

      We must have a quorum to hold a valid meeting. A quorum is reached when the holders of at least a majority of the total outstanding voting stock are present in person or represented by proxy at the Annual Meeting.

How Will the Votes Be Tabulated?

      The inspector of elections appointed at the Annual Meeting tabulates all the votes. The inspector of elections separately tabulates the affirmative and negative votes, abstentions and broker non-votes. (Broker non-votes occur when brokers do not vote on some matters because they have not been authorized to vote by the beneficial stockholders and do not have discretionary authority to vote on those matters.)

      If you indicate “ABSTAIN” on any proposal, your vote will still count towards a quorum, but your vote on that proposal will have the same effect as a vote “AGAINST” with respect to proposals 2, 3 and 4. Broker non-votes count towards a quorum and have the same effect as a vote “AGAINST” with respect to proposals 2, 3 and 4.

How Do I Vote My Shares?

      How you vote at the Annual Meeting will depend on how you hold your shares, as a registered stockholder or a beneficial stockholder. Many of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than in their own name. If you hold your shares this way, we consider you a beneficial stockholder. To vote as a beneficial stockholder, you submit voting instructions to your broker in accordance with the voting instructions card that they included in this packet. The broker or bank then votes your shares per your instructions.

      If you directly hold your shares in your name, we consider you a registered stockholder. You vote your shares by proxy directly with the Company by mailing in your completed, signed and dated proxy card.

      This year, we have chosen ADP Investor Communication Services to provide voting services for our registered stockholders. Most brokers and banks participate in this program as well. We encourage all registered stockholders, and those beneficial stockholders using ADP ICS’s services, to vote your proxy:

      By internet: www.proxyvote.com

      By touch-tone phone: 1-800-690-6903

      You should have your proxy card or voting instruction card handy when you access the website or call the toll-free number. You will be prompted to enter a 12-digit control number, which you can find on the proxy card or voting instruction card. Then simply follow the directions provided.

What Is the Purpose of the Telephone And Internet Procedures?

      The telephone and Internet voting procedures authenticate stockholders’ identities. This allows stockholders to give their proxy instructions and confirms that stockholders’ instructions have been properly recorded.

Are There Any Additional Costs If I Grant My Proxy By Telephone Or Over the Internet?

      If you grant your proxy by telephone or over the Internet, you should understand that there may be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

How Will My Shares Be Voted If I Grant My Proxy?

      If you have properly voted your proxy, the proxy holders named on your proxy card will vote your shares as you have directed. If you do not make specific choices when you vote, the proxy holders will vote your shares as recommended by the Board as follows:

•	“FOR” the election of the nominees for director named in Proposal 1;

•	“FOR” ratifying the appointment of Ehrhardt Keefe Steiner & Hottman P.C. as independent auditors;

•	“FOR” approving the amendment to the Employee Stock Purchase Plan; and

•	“FOR” approving amendments to our Restated Certificate of Incorporation to effect a reverse split of our outstanding common stock, and to authorize our Board, in its sole discretion, to select and file one of these amendments to effect a reverse stock split or to determine to abandon the reverse stock split.

May I Revoke My Proxy?

      You may revoke your proxy at any time before it is exercised at the Annual Meeting by any one of the following three ways:

•	filing a written notice of revocation with the Corporate Secretary no later than the meeting date;

•	filing another executed proxy, which bears a later date, with the Corporate Secretary; or

Proxy Statement

•	attending the Annual Meeting and voting in person. Please note that attending the Annual Meeting will NOT revoke your proxy.

Can I Still Vote in Person If I Have Already Granted My Proxy?

      Granting your proxy will not affect your right to attend the Annual Meeting and vote in person. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the meeting. If your shares are held in the name of your broker, bank or other nominee, you must bring a proxy issued in your name from the broker, bank or nominee indicating that you were the beneficial owner of the shares on the record date.

Who Pays the Costs of Soliciting These Proxies?

      Exabyte will pay all costs of soliciting these proxies, including preparing, assembling, printing and mailing the enclosed materials. Our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals. We may reimburse them for expenses.

What Is the Deadline for Receipt of Stockholder Proposals And Nominations for Directors for Next Year’s Annual Meeting?

      If you would like to present a proposal for possible inclusion in our proxy statement for the 2006 Annual Meeting of Stockholders, it must comply with the requirements of Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, including the requirement that we must receive it no later than March 12, 2006. Similarly, to present director nominations or stockholder proposals at the meeting, you must provide us with advance written notice, as indicated in our By-laws, by March 12, 2006. We will treat proposals or nominations received after this date as untimely and will not include them in our 2005 proxy statement. A copy of our By-laws is available from the Corporate Secretary upon request.

How Do I Obtain an Annual Report on Form 10-K?

      If you would like a copy of our Annual Report on Form 10-K for fiscal 2004, filed with the Securities and Exchange Commission, please see our website: http://www.exabyte.com/company or write to:

Exabyte Corporation
Investor Relations
2108 55th Street
Boulder, Colorado 80301

Proxy Statement

PROPOSAL 1

Election Of Directors

How is the Board of Directors Structured?

      There are currently eight directors on the Board. The Board is divided into three classes. One class is elected at each annual meeting of stockholders for a three-year term. Any vacancy on the Board (including a vacancy created by an increase in the size of the Board) can be filled by either a majority vote of the stockholders or a majority vote of the remaining directors. Any director elected to fill a vacancy serves for the remainder of the term of the class in which he or she was elected.

      In connection with the merger of Ecrix Corporation with a subsidiary of ours in November, 2001, three directors joined the Board of Directors as required by the Agreement and Plan of Merger dated August 22, 2001 (the “Ecrix agreement”). We agreed to take all actions necessary so that our Board of Directors at all times includes three directors who are nominated by the three directors designated in accordance with the Ecrix agreement. Any vacancy in one of the designated positions is to be filled by the remaining designated directors. If the investors (as defined in the Ecrix agreement) beneficially own less than 30% of the outstanding voting power of all of our voting securities, the number of directors which we are obligated to include as nominees on the Board of Directors is reduced so that the number of designated directors expressed as a percentage of our entire Board of Directors is approximately equal to the percentage of the outstanding voting power than beneficially owned by the investors, rounded to the nearest whole directorship but in any event not a majority. Further, if the investors beneficially own less than 10% of our outstanding voting power, the number of designees become zero. The investors include entities in which Meritage Investment Partners, LLC is the general partner. The three directors serving on our Board and having been designated under the Ecrix agreement are: G. Jackson Tankersley, Jr.; John R. Garrett; and Juan A. Rodriguez. Also Ms. McCoy was originally elected to the Board of Directors in 2002 in satisfaction of one of the requirements for the sale of Series I preferred stock in 2002.

Biographical Information for the Nominees for Re-Election

      There are three directors in the class whose term expires in 2005. If elected, the nominees would serve until the 2008 Annual Meeting and until a successor is elected and qualified (or until the director’s earlier death, resignation or removal).

John R. Garrett (2008)

      Mr. John R. Garrett, age 48, joined Exabyte as a director in December 2003. Mr. Garrett is currently a Managing Director of Meritage Private Equity Funds, a Denver-based private equity firm with over $475 million of committed capital under management. Prior to joining Meritage upon its formation in 1999, Mr. Garrett was a shareholder of the Denver law firm of Brownstein Hyatt & Farber, where he served as head of the corporate and securities law practice group from 1995 to 1999. Previously, Mr. Garrett was a partner in the national law firm of Kirkland & Ellis in Denver and New York City from 1986 to 1995. Mr. Garrett also serves on the board of directors of Xspedius Communications LLC and Pipeline Trading Systems, Inc., both Meritage portfolio companies.

Thomas E. Pardun (2008)

      Mr. Thomas E. Pardun, age 61, has served as a director of Exabyte since April 1995. Mr. Pardun served as Chairman of the Board of Western Digital Corporation, an information storage provider, from January 2000 until December 2001, and Chairman of the Board and Chief Executive Officer of edge2net, Inc., a provider of voice, data and video services, from November 2000 until September 2001. Previously, Mr. Pardun was President of MediaOne International, Asia-Pacific (previously U.S. West International, Asia-Pacific, a subsidiary of U.S. West, Inc.), an owner/operator of international properties in cable television, telephone services, and wireless communications companies, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint, as well as President of

Proxy Statement

Sprint’s West Division and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, concluding as Director of product line evaluation. Mr. Pardun also serves as a director of Western Digital Corporation, MegaPath Networks, and Occam Networks, Inc.

Juan A. Rodriguez (2008)

      Mr. Juan A. Rodriguez, age 64, has served as a director and Chief Technologist of Exabyte since November 2001, was its interim President and Chief Executive Officer from January 2002 until June 2002, and has served as its Chairman of the Board and Chief Technologist since June 2002. Mr. Rodriguez co-founded Ecrix Corporation in 1996 and was its Chairman of the Board and Chief Executive Officer since 1996. Mr. Rodriguez co-founded Storage Technology Corporation in 1969 after several years as an IBM tape technology engineer. While at Storage Technology Corporation, he served in vice presidential and general manager roles over Engineering, Hard Disk Operations and Optical Disk Operations. In 1985, Mr. Rodriguez co-founded Exabyte Corporation, where he held the positions of chairman, president and CEO through 1992. Mr. Rodriguez is an adjunct professor for the University of Colorado, Boulder College of Engineering and Applied Science.

How Many Votes Are Needed to Elect Each Director?

      A plurality of the shares entitled to vote and present in person or represented by proxy are needed to elect a director. This means that the three nominees for director who receive the most affirmative votes will be elected.

      The proxy holders will vote for the nominees listed below, unless you otherwise direct on your proxy card. If any of the nominees becomes unavailable for election, the proxy holders will vote for a substitute nominee selected by management. The persons nominated for election have agreed to serve if elected. We have no reason to believe that they will not be able to serve.

THE BOARD RECOMMENDS A VOTE “IN FAVOR” OF THE THREE NOMINEES NAMED ABOVE

Board Information

      During 2004, the Board held 18 Board meetings (including special and telephone meetings) and 15 total committee meetings. Each director attended at least 75% of the Board meetings and committee meetings (of those committees on which he served) that were held during his or her term in 2004.

      Board members are expected to attend the annual meeting, if at all possible. In 2004, 8 members of the board attended the annual meeting.

What Committees Does the Board Have?

      The Board has two standing committees: an Audit Committee and a Compensation Committee.

      Audit Committee: The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors and the independence requirements for auditors. The Audit Committee meets with Exabyte’s independent auditors at least once a quarter to review the results of the quarterly review or annual audits and discuss the financial statements. In addition, the Audit Committee meets with the independent auditors annually to review the annual audit and service plan for the year. It considers the auditors’ comments on controls, adequacy of staff and management performance, and other audit and financial control procedures. The Audit Committee, which is currently composed of Messrs. Busse, Jones, and Pardun, met 5 times during 2004.

Proxy Statement

      Compensation Committee: The Compensation Committee determines officer and director compensation (including salaries, incentive compensation and stock options) as well as compensation levels for other employees when necessary, and performs other functions related to compensation that the Board assigns to it. The Compensation Committee, currently composed of Messrs. Busse, Garrett, Jones, Pardun, and Ms. McCoy, met 10 times during 2004

Nominating Process. The Board has no standing Nominating Committee. Nominations to the Board are made by the entire Board. The Board considers the following as minimum standards for selecting a nominee for election as a director: extensive business experience, accounting or legal experience, civic and business accomplishments, an established reputation in or knowledge of the locations and markets in which the Company operates, educational attainments, demonstrated skills, and the highest personal and professional integrity. The Company has not to date utilized the assistance of third party service providers to identify or evaluate candidates for nomination to the Board.

      The Board will identify and evaluate new candidates for election to the Board when a vacancy arises by reason of the resignation, retirement, removal, death or disability of an incumbent director, or by a decision of the Board to expand the size of the Board. If the Board has determined to re-nominate an incumbent director for a position on the Board, it will not consider other recommendations for that position.

      If a vacancy exists on the Board, the Board will consider recommendations for directors submitted by its stockholders, in addition to soliciting recommendations for nominees from persons that the Board believes are likely to be familiar with qualified candidates. Acceptance of a recommendation for consideration does not imply that the Board will nominate the recommended candidate.

      All stockholder nominating recommendations must be in writing, addressed to the Board care of the Company’s corporate secretary at the Company’s principal headquarters. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

      A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

      The name and address, including telephone number, of the recommending stockholder;

      The number of the Company’s shares owned by the recommending stockholder and the time period for which such shares have been held;

      If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held; and

      A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders.

      If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

      A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as

Proxy Statement

information regarding certain types of legal proceedings within the past five years involving the nominee);

•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of the Company);

•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company);

•	the consent of the proposed nominee to be interviewed by the Board, if the Board chooses to do so in its discretion, and to serve as a director of the Company, if nominated and elected;

•	the proposed nominee’s contact information for purposes of arranging any interview;

•	a description of all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination; and

•	a statement from the recommending stockholder regarding whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

      The Board must have both adequate time to consider a stockholder recommendation and current relevant information regarding a candidate. Accordingly, stockholders who wish to recommend a nominee for election as director at the next annual stockholders’ meeting should submit a completed form not earlier than December 15, of the year preceding the annual meeting and not later than 120 days prior the to one-year anniversary of the date the proxy statement for the preceding annual meeting was released to stockholders. No such recommendation has been received.

      In making its selection, the Board will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that the Board may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

      Stockholders who wish to nominate a person for election as a director at the annual meeting (as opposed to making a recommendation to the Board) may do so in accordance with the Restated Certificate of Incorporation, either in lieu of or in addition to making a recommendation to the Board.

      Procedure for Stockholder Contact with Board:

      Any stockholder who wishes to contact a member of the Board may do so by sending an e-mail to “Investor_Relations@Exabyte.com”. Alternatively, a stockholder may contact directors by writing to the following address: 2108 55th Street, Boulder, CO 80301. Communications received electronically or in writing will be distributed to the Chairman of the Board or other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls or auditing matters are received, such information will be forwarded to the Chairman of the Audit Committee.

Additional Director Biographies

      There are three directors whose terms expire in 2006, and two directors whose terms expire in 2007. The biographies for these directors, as well as their terms of office, are set forth below.

Proxy Statement

Leonard W. Busse (2006)

      Mr. Busse, age 66, became a director of Exabyte in October 2002. Mr. Busse is a Certified Public Accountant. From 2001-2004, Mr. Busse was a Senior Advisor and Acting CFO for Headwater M B of Denver. From 1998 – 2000, Mr. Busse was the Chief Financial Officer and a director of Worldbridge Broadband Services of Lakewood, CO, a telecom technical services company. Prior to Worldbridge, he was the Managing Director and Chief Executive Officer of First Citizens Bank Limited in Trinidad and Tobago from 1994 – 1996. Mr. Busse was also the President and Chief Executive Officer of The Pacific Bank of San Francisco from 1993 – 1994 and provided consulting services through his consulting company, The Busse Group, from 1989 – 1993. Prior to these positions, he held various executive management positions with Continental Illinois National Bank of Chicago over 25 years.

Stephanie L. Smeltzer McCoy (2006)

      Ms. Smeltzer McCoy, age 36, joined Exabyte as a director in September 2002. She is a Vice President with Meritage Private Equity Funds, a Denver-based private equity firm with over $475 million in committed capital under management. Prior to joining Meritage in 2001, Ms. Smeltzer McCoy earned an M.B.A. from Harvard Business School with high distinction as a George F. Baker Scholar. Previously, she was an investment banking professional with The Wallach Company in Denver, Colorado during 1999, and from 1995 to 1999 was an Associate Director with Arthur Andersen where she co-founded the firm’s corporate finance practice in Moscow, Russia. Ms. McCoy is a member of the American Institute of Certified Public Accountants. Ms. McCoy also serves on the board of directors of Trillion Partners and is board observer for Atreus Systems, both Meritage portfolio companies.

Tom W. Ward (2006)

      Mr. Tom Ward, age 48, joined Exabyte as its President and Chief Executive Officer and a director in June 2002. Mr. Ward founded Data Storage Marketing, a distributor of storage products, in 1987 and sold the company to General Electric in 1997. Mr. Ward founded Canicom in 1997, a call center company, which he sold to Protocol Communications, an integrated direct marketing company, in 2000, assuming the position of Chief Operating Officer until June 2001. Mr. Ward began his career with Storage Technology Corporation serving in several roles in engineering and marketing. He later joined MiniScribe as Director of Sales for High Performance Products.

A. Laurence Jones (2007)

      Mr. A. Laurence Jones, age 52 has served as a director of Exabyte since 1998 and served as non-executive Chairman of the Company from January of 2002 until June 2002. He is currently President and CEO of Activant Solutions Inc. a leading software provider of vertical ERP solutions for distribution industries. He is also principal of Aegis Management, LLC which provides high-level management consulting services. From November 2002 through July 2004 Mr. Jones was Chairman and CEO of Interelate Inc. a provider of outsourced customer relationship management services backed by Great Hill Partners and Goldman Sachs Private Equity. From March of 1999 to January 2002 Mr. Jones served as President and CEO of MessageMedia, a public internet company providing e-marketing services. From 1998 to 1999 he served as an independent operating affiliate of McCown Deleeuw and Co., a private equity firm and served as chairman of SARCOM, a national IT services company. From 1993 to 1998, Mr. Jones served as President and CEO of Neodata Services Inc., a direct marketing services company with lead investor Hicks, Muse, Tate and Furst. He also served as President and CEO of GovPX, Inc. a leading financial information services provider from 1991 to 1993. From 1987 to 1991 Mr. Jones was with Automatic Data Processing and from 1987 to 1997 Wang Laboratories. Mr. Jones also serves as a director of Realm Corporation, a private real estate software company, and WebClients, a private affiliate marketing company backed by Thoma Cressey Equity Partners.

Proxy Statement

G. Jackson Tankersley, Jr. (2007)

      Mr. G. Jackson Tankersley, Jr., age 54, has served on Exabyte’s Board of Directors since November 2001. Mr. Tankersley is a co-founder and Managing Director of Meritage Private Equity Funds, a Denver-based private equity firm with more than $475 million of committed capital under management. Prior to forming Meritage in 1999, Mr. Tankersley co-founded The Centennial Funds and served as either chief executive officer or chief investment officer of Centennial from 1981 until 1997. Mr. Tankersley began his career at Continental Illinois Bank in 1974 and joined its venture capital subsidiary in 1978. Mr. Tankersley also serves on the boards of directors of various private companies, including Meritage portfolio company, Masergy Communications, Inc. Mr. Tankersley previously served on the board of directors of Ecrix Corporation from 1996 until the merger of Ecrix with a subsidiary of Exabyte in November 2001.

PROPOSAL 2

Ratification Of Selection Of Independent Registered Public Accounting Firm

      The Audit Committee has engaged Ehrhardt Keefe Steiner & Hottman P.C. (“EKS&H”) to serve as our independent registered public accounting firm for the year ending December 31, 2005. We expect representatives of EKS&H to attend the annual meeting, be available to respond to appropriate questions from stockholders and be given an opportunity to speak, if desired.

      On April 16, 2004, the Company received notice that its independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), were not standing for reelection for the fiscal year ending December 31, 2004. In response, the Audit Committee reviewed other accounting firms and the Audit Committee selected EKS&H as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2004.

      PwC’s reports on our consolidated financial statements for the two fiscal years ended January 3, 2004 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle, except that their reports on the financial statements for the two fiscal years ended January 3, 2004 expressed substantial doubt as to the Company’s ability to continue as a going concern.

      In connection with the audits of the two fiscal years ended January 3, 2004 and through April 16, 2004, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference thereto in their report on the financial statements of such years. In addition, during the above periods, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). PwC furnished the Company with a letter addressed to the Securities and Exchange Commission stating that it agreed with the above statements.

      During the two most recent fiscal years ended January 3, 2004, and the period through April 16, 2004, we did not consult with EKS&H with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

How Many Votes Are Needed to Approve Proposal 2?

      Ratification of the selection of EKS&H requires the affirmative vote of not less than a majority of our outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

      Stockholder approval of the selection of the accountants is not required by our By-laws or otherwise. However, the Board is submitting the selection of EKS&H to the stockholders for approval because it believes it is good corporate practice to do so. If the stockholders do not approve this proposal, the Board will consider whether to retain EKS&H, but the final decision rests entirely with the Audit Committee. Additionally, even if the selection is ratified, the Audit Committee may appoint a different independent auditing firm at any time during the year if it determines that doing so would be in the best interests of Exabyte and its stockholders.

THE BOARD RECOMMENDS A VOTE “IN FAVOR” OF PROPOSAL 2

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PROPOSAL 3

Approval of Amendment to Employee Stock Purchase Plan

      The Board of Directors has unanimously approved an amendment to our Employee Stock Purchase Plan (the “ESPP”) increasing the number of shares of common stock available under the ESPP by 500,000, bringing the total number of shares from 1,500,000 shares to 2,000,000 shares, subject to stockholder approval at the Annual Meeting. The purpose of the ESPP is to provide a means by which employees of ours and our subsidiaries have the opportunity to purchase our common stock of the Company through offerings of rights made by us to them. Through the plan we seek to retain the services of employees, to attract new employees and to provide incentives for employees to maximize their efforts for our success.

      Description of the ESPP

      Our ESPP was adopted by the Board of Directors on November 14, 1989. The ESPP was subsequently amended and restated in 1996 and amended in 2000. This summary is qualified in its entirety by reference to the full text of the ESPP, which is attached as Annex 3 to this Proxy Statement.

      Shares Reserved for Issuance. We reserved 1,500,000 shares of common stock for issuance under the ESPP. As of May 1, 2005, approximately 56,689 shares of common stock remain available for issuance. If the stockholders approve this amendment to the ESPP, an additional 500,000 shares will become available for issuance under the ESPP. If any rights under the ESPP terminate without having been exercised, the stock not purchased under such rights are again available for the ESPP.

      Administration. Our Board of Directors administers the ESPP unless it chooses to delegate administration of the ESPP to a committee of not less than two members of the Board. The plan administrator determines when and how rights to purchase our stock are granted and the terms of each offering of such rights, designates which subsidiaries are eligible to participate in the ESPP and can interpret the ESPP and rights granted under it.

      Eligibility. With certain limited exceptions in the case of employees who hold in excess of 5% of our outstanding capital stock, each of our employees (and employees of our subsidiaries) is eligible to participate in the ESPP, provided he or she (i) is employed by us or any of our subsidiaries on the applicable offering commencement date; (ii) is customarily employed by us or any of our subsidiaries for more than 20 hours per week and for more than five months in a calendar year; and (iii) has been employed by us or any of our subsidiaries for a continuous period of time as specified by the Board or committee prior to enrolling in the ESPP (such period of time not to exceed two years).

      No employee may be granted an option under the ESPP if, immediately after the grant, the employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or value of all classes of our stock or stock of any of our subsidiaries. In addition, no employee may be granted a purchase right under the ESPP that permits the employee’s rights to purchase stock under all of “employee stock purchase plans” of the Company and its subsidiaries, as specified in Section 423(b)(8) of the Internal Revenue Code, to accrue at a rate that exceeds $25,000 of the fair market value (determined at the time the right is granted) of such stock for each calendar year in which the right is outstanding at any time.

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      Offerings. Shares of the common stock are made available in offerings pursuant to the ESPP from time to time and on the terms specified by the Board or committee. Participants in an offering purchase shares with funds set aside through payroll withholding. Pursuant to an offering under the ESPP, each eligible employee is granted the right to purchase the number of shares of our common stock purchasable with a percentage designated by the Board or committee not to exceed 15% of the employee’s earnings during the period of the offering which begins on the offering date (or such later date as the Board or committee determines) and ends on the date stated in the offering, which time period is not to exceed 27 months. Earnings means the employee’s basic or regular rate of compensation, excluding among other things overtime pay, commissions and bonuses. The Board or the committee must specify a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased pursuant to a specific offering. If an offering has more than one exercise date, the Board or committee must specify a maximum aggregate number of shares which may be purchased on any given exercise date under the offering. The purchase price of stock in any offering must not be less than, but can be equal to, the lesser of: (1) 85% of the fair market value of the stock on the initial offering date of the offering or (2) 85% of the fair market value of the stock on the exercise date.

      On the exercise date set by the Board or committee for an offering, each participant’s accumulated payroll deductions will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the ESPP and the applicable offering. A participant may reduce, increase or begin such payroll deductions after the beginning of any offering period only as provided for in the terms of the offering set by the Board or committee. At any time during an offering period, a participant may terminate his or her payroll deductions under the ESPP and withdraw from the offering by delivering to us a notice of withdrawal. Rights granted in an offering terminate immediately upon cessation of a participating employee’s employment with us or a subsidiary for any reason, and we distribute to the terminated employee any accumulated payroll deductions, without interest.

      Capital Changes. If there are any changes in the capitalization of the Company, such as through mergers, consolidations, reorganizations, recapitalizations, stock splits or stock dividends, appropriate adjustments will be made by the Company in the number of shares of its common stock subject to purchase under the ESPP. Also, in the event of a dissolution or liquidation, a merger or consolidation, a merger in which the Company is not the surviving corporation, a reverse merger in which the Company survives but in which the shares of the Company common stock are converted into other property, or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchange, then as determined by the Board in its discretion, (1) any surviving corporation may assume outstanding rights under the plan, (2) the rights may continue in full force and effect, or (3) the participant’s accumulated payroll deductions may be used to purchase common stock immediately prior to the transaction and the participant’s rights in the ongoing offering terminated.

      Number of Shares to be Purchased. Given that the number of shares that may be purchased under the ESPP is determined, in part, by the common stock’s market value at the end of an offering period and that participation in the ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable.

      Amendment and Termination. The Board of Directors may amend or terminate the ESPP at any time; provided that no amendment will be effective unless approved by stockholders within 12 months before or after the adoption of the amendment if such amendment would increase the number of shares reserved under the ESPP or modify the ESPP, modify the eligibility standards

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or other terms in any other way that requires stockholder approval in order for the ESPP to obtain employee stock purchase plan treatment under Section 423 of the Internal Revenue Code, as amended, or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

      The Board may suspend or terminate the plan at any time. Unless sooner terminated, as the ESPP is currently in effect, the ESPP is terminated as of January 26, 2006. Rights or obligations in effect at the time of termination are not altered or impaired unless the person with the rights consents.

      Registration with the SEC. No rights granted under the ESPP may be exercised to any extent, unless the ESPP is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended. Currently 1,500,000 shares subject to the ESPP are registered with the SEC. Following approval of the amendment, the Company will file a registration statement on Form S-8 covering the additional 500,000 shares issuable under the ESPP.

      Federal Income Tax Consequences. THE FOLLOWING WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER. IT WAS WRITTEN TO SUPPORT THE ESPP AMENDMENT APPROVED BY THE BOARD OF DIRECTORS. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

      The following discussion is only a brief summary of the U.S. federal income tax consequences of the ESPP to us and our employees (including the employees of our subsidiaries). The discussion is based on the Internal Revenue Code (the “Code”) and corresponding Treasury Regulations as in effect as of the date of this statement. The discussion assumes that the ESPP will qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The discussion relates only to U.S. federal income tax treatment. State, local, foreign, estate, gift and other tax consequences are not discussed. In addition, the discussion relates only to participants in the ESPP who are U.S. citizens or residents, and who are not subject to the alternative minimum tax. This discussion is not intended to be a complete analysis or discussion of all potential tax consequences of the ESPP to us or our employees.

      The amounts deducted from an employee’s pay due to participation in the ESPP will be included in the employee’s taxable compensation and be subject to federal income and employment tax.

      Generally, no additional taxable income will be recognized by the employee either at the commencement of an offering period (when purchase rights are granted to the participant under the ESPP) or at the time shares are purchased by the employee under the ESPP. However, any discount from the market price of the shares on the purchase date may be subject to employment taxes (FICA and FUTA).

      If the shares of stock are disposed of at least two years after the commencement of the offering period to which the shares relate, and at least one year after the employee purchased the shares under the ESPP (the “Holding Period”), or if the employee dies while holding the shares, the employee (or, in the case of the employee’s death, the employee’s estate) will recognize ordinary income in the year of disposition or death in an amount equal to the lesser of: (a) the

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excess of the fair market value of the shares at the commencement of the offering period (when purchase rights were granted to the employee under the ESPP) over the purchase price for the shares; or (b) the excess of the fair market value of the shares at the time of such disposition over the purchase price for the shares.

      If the shares of stock are disposed of before the expiration of the Holding Period (a “Disqualifying Disposition”), the employee will recognize ordinary income in the year of the sale or disposition in an amount equal to the excess of the fair market value of the shares on the date the employee purchased the shares over the purchase price for the shares. Even if the shares of stock are sold for less than their fair market value at the time the employee purchased the shares, the same amount of ordinary income will be included in the employee’s income. The amount of ordinary income the employee recognizes on a Disqualifying Disposition will be reported by us on the employee’s W-2 wage statement for the year of the disposition (and any applicable withholding taxes which arise in connection with such Disqualifying Disposition will be collected from the employee’s other wages or through the employee’s separate payment).

      Finally, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the employee’s sale of the shares and the employee’s tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as ordinary income as described above). Capital gain or loss recognized on a disposition of shares will be long term capital gain or loss if the employee’s holding period for the shares exceeds one year. The employee’s purchase date begins the holding period for determination whether the gain or loss realized is short or long term.

      If an employee disposes of shares purchased under the ESPP after the Holding Period, we will not be entitled to any federal income tax deduction with respect to the shares of stock issued under the ESPP. If the employee disposes of such shares prior to the expiration of the Holding Period, we will generally be entitled to a federal income tax deduction in an amount equal to the amount of ordinary income recognized by the employee as a result of such disposition. The ESPP will not meet certain requirements set forth in Section 162(m) of the Code. Therefore, we will not be entitled to federal income tax deductions in connection with shares purchased under the ESPP by certain senior executive officers (to the extent that the amount of deductible income in a year for any such officer, together with his or her other compensation received from us, exceeds the $1,000,000 limitation set forth in Section 162(m).

How Many Votes Are Needed to Approve Proposal 3?

The affirmative vote of the holders of not less than a majority of our outstanding shares of common stock is required to approve the amendment increasing the number of shares of common stock available under the ESPP by 500,000, bringing the total number of shares from 1,500,000 shares to 2,000,000 shares.

THE BOARD RECOMMENDS A VOTE “IN FAVOR” OF PROPOSAL 3

PROPOSAL 4

Authorization of a Reverse Split

What Are the General Terms of the Reverse Split?

      Our Board has unanimously approved proposed amendments to our certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-for-two to one-for-fifteen. The Board has recommended that these proposed amendments be presented to our stockholders for approval.

      You are now being asked to vote upon these amendments to our certificate of incorporation to effect a reverse stock split whereby any whole number of outstanding shares of our common stock between and including two and fifteen will be combined into one share of our common stock. Upon receiving stockholder approval, and subject to the Securities Purchase Agreement mentioned below, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Exabyte and our stockholders, whether or not to effect a reverse stock split, and if so, the

Proxy Statement

number of shares of our common stock between and including two and fifteen which will be combined into one share of our common stock, at any time before July 29, 2006. The Board believes that stockholder approval of these amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Exabyte and our stockholders.

      The Securities Purchase Agreement (“Purchase Agreement”), dated as of April 30, 2004, by and among Exabyte and certain purchasers, concerning the sale by Exabyte of $25,000,000 of Exabyte’s Series AA preferred shares, provides that, the Company may not undertake a reverse stock split of the Common Stock without the prior written consent of purchasers holding a majority in interest of the shares of Series AA preferred stock of the Company purchased pursuant to the Purchase Agreement. As a result, in order for a reverse stock split to be implemented, we must have consent from a majority in interest of our Series AA preferred stock purchased pursuant to the Purchase Agreement, in addition to the affirmative vote of the stockholders at the 2004 Annual Meeting, and approval by Exabyte’s Board of Directors.

      The text of the forms of proposed amendments to our Restated Certificate of Incorporation is attached to this proxy statement as Annex 1. By approving these amendments, stockholders will approve a series of amendments to our Restated Certificate of Incorporation pursuant to which any whole number of outstanding shares between and including two and fifteen would be combined into one share of our common stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board.

      If the Board elects to effect a reverse stock split following stockholder approval (and it is approved by certain Series AA stockholders), the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock would remain unchanged at $0.001 per share. Currently, the Board does not have any plans with regard to the authorized but unissued shares of our common stock following the reverse split.

What Are the Reasons For the Reverse Stock Split?

      Our reasons for implementing a reverse split may include any one or more of the following:

•	to increase the price per share of our stock in order to help increase market confidence in Exabyte;

•	to facilitate various financing arrangements that we may decide to pursue in the future;

•	to increase the stock price per share in order to list our stock with The Nasdaq National Market, the Nasdaq SmallCap Market or one of the stock exchanges; or

•	to reduce administrative costs associated with having a large number of outstanding shares.

      Management believes that having a large number of shares outstanding with a low trading price is not attractive to investors. A successfully implemented reverse stock split that results in a higher trading price of our stock and lower volume of shares outstanding may improve how we are perceived in the marketplace by our stockholders, potential stockholders, customers and strategic partners. We believe that the delisting of our common stock from The Nasdaq National Market, among other things, has caused a decrease in the price of our stock and made our stock less attractive to certain investors. In addition, being an OTC Bulletin Board Company affects our eligibility to use a more streamlined form of registration statement for resales of restricted securities which we issue.

      An increased stock price may facilitate various financing arrangements that we may decide to pursue in the future. Potential financing partners may consider our stock price as an

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indicator of our general viability. Such potential financing partners may be more willing to negotiate with us if our stock price is higher.

      If we intend to relist our stock on Nasdaq or any stock exchange, we would need to meet certain minimum bid price requirements, among other requirements. The Nasdaq National Market has a $5.00 per share minimum bid requirement and The Nasdaq SmallCap Market has a $4.00 per share minimum bid requirement. We believe that effecting a reverse stock split may be helpful in the future if we decide to list our stock on Nasdaq or an exchange. We would also need to meet other listing requirements which we do not currently satisfy, including for the Nasdaq SmallCap Market the requirement that a company satisfy one of the following: a stockholders’ equity requirement; a market value of listed securities requirement; or a net income requirement.

      There may be administrative costs that increase as the number of shares outstanding increases. As discussed in greater detail below, a reverse stock split could substantially reduce the number of shares outstanding which will reduce such administrative costs.

      In May 2002, June 2003 and June 2004, our stockholders authorized the Board to effect the same type of reverse stock split. This earlier authorization expired on June 11, 2005. The Board wishes to continue to have authority to implement a reverse stock split if and when it believes doing so would be in the best interests of stockholders.

What Are the Potential Effects of a Reverse Stock Split?

      A reverse stock split, if implemented, would reduce the number of shares of common stock outstanding and potentially increase the trading price of our common stock. However, we cannot predict the effect of any reverse stock split upon the market price of our common stock. The history of reverse stock splits for companies in similar circumstances varies. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of our common stock outstanding. Also, as stated above, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

      The approximate number of shares of common stock that would be outstanding as a result of the proposed reverse stock split, based on 116,140,790 shares of common stock outstanding as of June 1, 2005, would be as low as 7,742,719 if a 1:15 split were effected.

      The reverse stock split, if implemented, would not change the number of authorized shares of common stock as designated by Exabyte’s restated certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under Exabyte’s authorized pool of common stock would increase. Potential effects of having a large number of shares authorized and unissued are discussed below.

      Our Board believes that a larger number of authorized shares of common stock could provide the flexibility to issue additional shares of common stock as needs may arise without further stockholder action unless required by applicable law, regulation, listing requirements or our Restated Certificate of Incorporation. Except as set forth herein, we have no agreements, understandings or plans for the issuance or use of the additional shares of common stock proposed to be authorized. The availability of additional shares will enhance our flexibility in connection with possible future actions.

      The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share, and on stockholders’ equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of common stock. Holders of common stock have no preemptive rights.

      The availability for issuance of additional shares of common stock also could have the effect of rendering more difficult or discouraging an attempt to obtain control of us. For example, the issuance of shares of common stock (within the limits imposed by applicable law and the rules of any market upon which the common stock may be listed) in a public or private sale, merger or

Proxy Statement

similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of us. The issuance of additional shares of common stock could also be used to render more difficult a merger or similar transaction even if it appears to be desirable to a majority of stockholders. Other than as set forth herein, we are not aware of any efforts to obtain control of us.

      On the other hand, our Board may issue additional shares of common stock only if the action is permissible under Delaware law and the rules of any stock market on which our stock is traded.

      The following table shows, based on our outstanding shares as of June 1, 2005, the number of shares of our common stock that will be (1) issued and outstanding, (2) authorized and reserved for issuance and (3) authorized and unreserved after the adoption of a reverse stock split, showing various ratios between 1:3 and 1:15.

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Number of Shares After A Reverse Stock Split
as of June 1, 2005

	Reverse Stock Split Ratio
	1:3	1:5	1:10	1:13	1:15
Issued and Outstanding Shares	38,713,596	23,228,158	11,614,079	8,933,906	7,742,719
Reserved Shares (1)	34,856,035	20,913,621	10,456,810	8,043,700	6,971,207
Authorized, Unissued and Unreserved Shares	276,430,369	305,858,221	327,929,111	333,022,394	335,286,074

(1)	Reserved shares total 104,568,105 shares issuable assuming a full conversion of Series AA preferred stock into common stock, remaining dividends on Series AA preferred stock assuming the payment of dividends in common stock for four years and assuming a certain price per share less dividends previously issued in common stock, and assuming an exercise of all common stock purchase warrants outstanding and stock options outstanding.

Effects on Ownership by Individual Stockholders

      If we implement a reverse stock split, the number of shares of common stock you hold would be reduced by dividing the number of shares held immediately before the reverse split by the number fixed for the reverse split by the Board, and then rounding down to the nearest whole share. We will pay you cash in lieu of any fractional interest in a share to which you would otherwise be entitled, as described in further detail below. The reverse stock split would affect our common stock uniformly and would not affect your percentage of ownership interests in Exabyte or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash. A fractional share that is not issued could eliminate as many as 14 outstanding shares per record holder of our common stock (if the maximum level of a reverse stock split at 1:15 is implemented), and therefore a cash payment could be made for up to 14 shares held by any record holder.

Effect on Preferred Stock, Options, Warrants, Convertible Notes and Other Securities

      In addition, all the terms of outstanding shares of preferred stock, options, warrants, convertible notes, and other securities of Exabyte entitling their holders to purchase or convert into shares of our common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each security would be reduced, and the exercise price for each security, as applicable, would be increased, in accordance with the terms of such security. None of the other rights currently accruing to holders of the common stock, preferred stock, options, warrants, notes, or other securities convertible into common stock, would be affected by the reverse stock split.

Other Effects on Outstanding Shares

      If we implement a reverse stock split, the rights and preferences of the outstanding shares of common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

      The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots may be higher than the costs of transactions in “round-lots.”

      Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of the common stock under the Exchange Act.

      According to the records of our transfer agent as of June 1, 2005 Exabyte had 568 holders of record of its common stock and a stock split at the maximum level of 15 shares becoming one share of common stock (1:15) will affect our number of record holders as follows:

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Number of record holders prior to a 1:15 split:	568
545
Number of record holders after a 1:15 split:	23

Number of record holders eliminated as a result of the 1:15 split:

Procedure For Effecting The Reverse Stock Split And Exchange Of Stock Certificates

      If you approve the proposed amendments to our certificate of incorporation, the Board would implement the reverse stock split at its discretion, determine which amendment to adopt (among ratios of 2 to 15 for 1) and file the amendment to the certificate of incorporation with the Delaware Secretary of State. The reverse stock split would become effective on the date specified in the amendment.

      As of the effective date of the reverse stock split, we would consider, for all corporate purposes, each certificate representing shares of our common stock before the reverse stock split to represent the reduced number of shares of common stock resulting from the reverse stock split. All shares of preferred stock, options, warrants, convertible debt instruments and other securities also would be automatically adjusted on the effective date.

      We expect that our transfer agent would act as the exchange agent for a reverse stock split. As soon as practicable after the effective date, we would notify you that the reverse split has been implemented. You would receive a letter of transmittal requesting you to exchange your stock certificates for stock certificates reflecting the appropriately adjusted number of shares. If your shares are held in brokerage accounts or “street name” you would not need to take any further actions to exchange your certificates. We would not issue new certificates to you until you have first surrendered your outstanding certificate(s) together with the properly completed and executed transmittal letter to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. You should not destroy any stock certificate and should not submit any certificates until you receive a letter of transmittal.

How Will Fractional Shares Be Treated?

      We would not issue fractional shares in connection with the reverse stock split. If you would otherwise be entitled to receive fractional shares because you hold a number of shares not evenly divisible by the exchange ratio, you would instead receive cash upon surrender of the certificates as described in the section above. The cash amount would equal the resulting fractional interest multiplied by the closing trading price of our common stock on the effective date of the reverse stock split.

Are There Any Accounting Consequences?

      The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, we will reduce the common stock account on our balance sheet to correspond to the ratio of the reverse split, and credit the capital in excess of par value account by the same amount. We will increase the per share net income or loss and net book value of our common stock because there will be fewer shares of our common stock outstanding.

What Are the U.S. Federal Income Tax Consequences?

      For your convenience, we offer the following summary of material U.S. federal income tax consequences of a reverse stock split to the stockholders of Exabyte. This summary may be incomplete. It does not discuss any state, local, foreign or minimum income or other tax consequences, if any. Also, it does not address the tax consequences to holders that are subject to special tax rules, including but not limited to banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of June, 2005, (which may change retroactively or

Proxy Statement

prospectively). This summary also assumes that the shares you hold are a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment is regarded as a capital asset). Your tax treatment may vary depending upon your particular facts and circumstances. We urge you to consult with your tax advisor in analyzing the consequences of the reverse stock split.

      Other than with respect to the cash payments made in exchange for fractional shares discussed above, you should not recognize a gain or loss upon the exchange of shares pursuant to a reverse stock split, if implemented. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as your aggregate tax basis in the shares exchanged. If you receive cash upon redemption of fractional share interests, you should recognize gain or loss equal to the difference between the amount of cash received and your adjusted basis in the fractional share interests redeemed. The U.S. federal income tax liability generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. For purposes of the capital gains rules, your holding period for the shares you initially receive pursuant to the reverse stock split would include the period during which you held the shares surrendered in the reverse stock split.

      Our beliefs regarding the tax consequence of a reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

How Many Votes Are Required to Approve the Reverse Stock Split?

      The affirmative vote of the holders of not less than a majority of our outstanding shares of common stock a is required to approve a reverse split of the outstanding shares of our common stock of one share for up to each presently outstanding fifteen shares, and authorizing the Board to determine the exact ratio. As indicated above, if a reverse stock split is undertaken prior to February 27, 2006, the written consent of majority in interest of the Series AA preferred stock will also be required in order to implement the reverse split.

THE BOARD RECOMMENDS A VOTE “IN FAVOR” OF PROPOSAL 4

Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Exabyte’s directors and executive officers, as well as persons who own more than 10% of Exabyte’s common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

      Based solely on Exabyte’s review of such forms furnished to the Company, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% beneficial owners were satisfied, except as noted in the following paragraph.

      The following persons made untimely filings of Statements of Changes in Beneficial Ownership on Form 4: Stephanie Smeltzer McCoy, one report concerning two transactions, Thomas E. Pardun, one report concerning one transaction, A. Lawrence Jones, one report concerning one transaction, Leonard Busse, one report concerning one transaction, John Garrett, three reports concerning four transactions; Meritage Investment Partners LLC, two reports concerning two transactions; Juan A. Rodriguez, five reports concerning seven transactions; G. Jackson Tankersley, Jr., four reports concerning five transactions; and Tom W. Ward, five reports concerning six transactions. These Form 4s were inadvertently filed late. The Company will emphasize the filing of Form 4 reports in a timely manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides certain information regarding the ownership of Exabyte’s common stock as of March 1, 2005 by:

☐	each director;

☐	each current executive officer named in the Summary Compensation Table;

☐	all of Exabyte’s directors and the named Executive Officers as a group; and

☐	all those known to be beneficial owners of more than five percent of Exabyte’s common stock.

	Beneficial Ownership(1)
			Percent of
Beneficial Owner	Number of Shares	Percent of Total	Outstanding Votes

Meritage Investment Partners LLC(2)	71,250,378	53.77%	45.26%
1600 Wynkoop
Suite 300
Denver, CO 80202
Juan A. Rodriguez(3)	1,838,947	1.62%	*
Tom W. Ward(3)(5)	15,105,492	12.52%	5.74%
Leonard W. Busse(3)	174,989	*	*
John R. Garrett(3)	69,257	*	*
A. Laurence Jones(3)	424,187	*	*
Stephanie Smeltzer McCoy(3)	208,462	*	*
Thomas E. Pardun(3)	251,409	*	*
G. Jackson Tankersley, Jr.(3)(4)	72,244,566	54.23%	45.52%
Carroll A. Wallace(3)	560,841	*	*
Executive Officers and Directors as a group (9 persons)(6)	90,752,335	62.95%	52.28%

Proxy Statement

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and by Schedules 13D and 13G, if any, filed with the SEC. Subject to footnotes below and community property laws, where applicable, each of the stockholders named has sole power to vote and dispose of the shares indicated as beneficially owned. As required by Rule 13d-3(d), each of the names indicated in the table are deemed to be the beneficial owner of shares that the person has the right to acquire beneficial ownership of within 60 days of March 1, 2005.

Applicable percentages are based on 157,697,069 common shares outstanding on March 1, 2005, adjusted as required by Rule 13d-3(d)(1).

(2)	This information is based on an amended Schedule 13D, dated May 4, 2004, filed with the SEC and subsequent information separately provided by Meritage Private Equity Fund, L.P. (“Meritage Fund”), a private equity investment fund, and Meritage Investment Partners, LLC (“Meritage Investment”), a manager of private equity investment funds and the sole general partner of the Meritage Fund.

Includes shares beneficially owned directly by the Meritage Fund as follows: 44,423,719 shares of common stock, 13,735,547 shares of common stock issuable upon conversion of Series AA preferred stock, and 4,208,344 shares of common stock issuable upon the exercise of warrants

Also includes shares beneficially owned indirectly by Meritage Investment through two other private investment funds in which it is the sole general partner as follows: 6,242,000 shares of common stock, 1,929,994 shares of common stock issuable upon conversion of Series AA referred stock, and 710,772 shares of common stock issuable upon the exercise of warrants.

The Meritage Fund is shown to have sole voting and dispositive power over 61,780,961 shares, representing 47.57% of the outstanding common stock. Meritage Investment is shown to have sole voting and dispositive power over all of the shares.

(3)	Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of March 1, 2005, as follows: Mr. Rodriguez, 1,343,000 shares; Mr. Ward, 4,850,500 shares; Mr. Busse, 49,400 shares; Mr. Garrett, 29,300; Mr. Jones, 239,200 shares; Ms. McCoy, 40,300 shares; Mr. Pardun, 104,200 shares; Mr. Tankersley, 50,300 shares; and Mr. Wallace, 443,000 shares.

(4)	Includes the shares listed for Meritage Investment Partners LLC under footnote 2, as to which Mr. Tankersley has voting and dispositive power by virtue of being a managing member of Meritage Investment Partners, LLC. Mr. Tankersley disclaims beneficial ownership of such shares. Also includes the following shares held by the following entities: Millennial Holdings LLC— 59,760 shares of common stock; 281,226 shares of common stock issuable upon conversion of Series AA preferred stock and 84,367 shares of common stock issuable upon the exercise of warrants; The Millennial Fund— 22,980 shares of common stock; 101,323 shares of common stock issuable upon conversion of Series AA preferred stock and 30,396 shares of common stock issuable upon the exercise of warrants; and Tankersley Family Limited Partnership— 34,954 shares of common stock, 127,516 shares of common stock issuable upon conversion of Series AA preferred stock and 38,254 shares of common stock issuable upon the exercise of warrants. Mr. Tankersley is the managing member of Millennial Holdings LLC and sole general partner of Tankersley Family Limited Partnership and may be deemed to posses voting and dispositive power over shares held by such entities. Mr. Tankersley disclaims beneficial ownership of all such shares. The Millennial Fund is not a separate legal entity and Mr. Tankersley is the direct beneficial owner of all shares held in that name.

(5)	Includes 2,945,717 shares of common stock issuable upon conversion of Series AA preferred stock owned directly by Mr. Ward.

(6)	Includes shares described in the notes above, as applicable.

(7)	Percentage of total voting power is based on votes of shares actually outstanding and owned by the stockholder and the total votes of outstanding shares as of March 1, 2005. Series AA Preferred stock is non-voting stock.

Proxy Statement

COMPENSATION COMMITTEE REPORT1

      Compensation Committee Policies The Compensation Committee (the “Committee”) consists of five non-employee directors. The Committee establishes and administers the policies that govern compensation of executive officers. Compensation for Exabyte’s executive officers includes the following key elements:

•	base salary;

•	incentive bonus awards; and

•	stock option awards (long-term compensation).

      In determining the total compensation package for executive officers, the Committee considers a mix of factors and evaluates both Exabyte’s and the individual’s performance against those factors.

      Base salary is determined as a function of competitive salary levels and company performance over the prior fiscal year. The Committee annually reviews the executive officers’ salaries. The Committee then establishes salary levels for the executive officers based on its evaluation of the relevant criteria. Any individual treatment of compensation during this time will be made on an exception basis only, based upon exceptional performance or retention requirements. The Company’s and the Committee’s long-term intentions are to maintain average compensation levels at or above the market mean for comparable companies, as made available through supporting surveys, reports, and other reasonable data acquired.

      In establishing an executive officer’s bonus plan opportunity, the Committee considers each executive officer’s position and level of responsibility. Incentive bonus award payouts are based upon Exabyte’s performance as measured, in GAAP numbers, by actual achievement against the annual operating plan approved by the Board of Directors during the previous fiscal year. In setting the 2004 bonus plans, the Committee established prior to each quarter thresholds of Company performance for bonus target amounts and the Company would pay between 50% and 150% of the bonus target depending on Company performance. Furthermore, the 2004 bonus plan included the right of the Compensation Committee to grant, at its sole discretion, up to 50% of the target bonus amounts under the Plan if it determined that, notwithstanding the Company’s failure to meet the submitted financial plan at the close of each respective quarter, the senior management team is deserving of a bonus recognition for its efforts. Bonuses were earned for the first and second quarters of 2004 payable in a combination of cash and stock to the executive officers, including the CEO.

      It is the intention of Exabyte to continue to issue stock options to executive officers, including the CEO in order to provide long-term incentives to its employees. In establishing an executive officer’s level of stock option grant, the Committee takes into account the executive officer’s performance during the previous fiscal year, his potential to influence the operations of Exabyte in the future and the performance of Exabyte during the previous fiscal year. In particular, the Committee looks at criteria such as Exabyte’s:

•	financial performance;

•	stock performance;

•	long-term strategic decisions; and

•	response to a rapidly changing competitive environment.

      For 2004, executive officers were granted stock options in February, in lieu of a bonus payment, and in June based on their respective positions as well as recommendations provided by the Chief Executive Officer of the Company. The grant of stock options to executive officers was intended to provide

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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for a greater opportunity for up-side reward and to more closely align individual compensation with company stock performance.

Chief Executive Officer Compensation

      Mr. Ward received a base salary that was commensurate with the base salary of Exabyte’s prior CEOs. Similar to the executive officers, he did not receive a raise in his base salary during 2004. Mr. Ward’s quarterly bonus goals are set each quarter by the Board. In accordance with the Company’s employment agreement with Mr. Ward, upon achievement of that quarter’s goals, Mr. Ward’s base for bonus payments is $75,000 of restricted stock, and is further aligned with the sliding scale approved for all executive officers (50% — 150% of the base bonus payment). During 2004, the Board determined that Mr. Ward earned bonuses of $145,500, paid in restricted stock for performance of the Company for the first and second quarters of 2004.

      Mr. Ward additionally received in 2004, an option to purchase up to a total of 37,500 shares of common stock, which vests as to 2% per month over 50 months. This option was in lieu of a first quarter bonus payment. The Committee determined that due to Mr. Ward’s previously granted options, he should not receive any additional stock options in 2004.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code of 1986 generally imposes on Exabyte an annual corporate deduction limitation of $1 million on the compensation of certain executive officers. Compensation in excess of $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. Exabyte has not adopted a policy with respect to the treatment of all forms of compensation under Section 162(m) of the Code. However, the Compensation Committee has determined that stock options and rights granted under each of its employee stock option plans (which does not include a grant of an option for 7,000,000 shares to Mr. Ward in 2003) with an exercise price at least equal to the fair market value of Exabyte’s common stock on the date of grant should, be treated as “performance-based compensation.”

Compensation Committee:

Thomas E. Pardun, Chairman	Leonard W. Busse

John R. Garrett	A. Laurence Jones

Stephanie Smeltzer McCoy

Proxy Statement

COMPENSATION COMMITTEE INTERLOCKS

      During 2004 none of the Company’s executive officers served on the board or compensation committee of another company which had one of its executive officers serve as one of the Company’s directors or a member of the Company’s Compensation Committee.

COMPENSATION OF DIRECTORS

      Currently, each director who is not an employee of Exabyte, with the exception of the Chairmen of the Audit and Compensation Committees, receives $15,000 as an annual retainer for his services as a director. The Chairmen of the Audit and Compensation Committees each receive a $30,000 annual retainer. These retainers are paid in quarterly installments in cash or stock at the discretion of the individual directors. Non-employee directors receive $1,500 for each Board meeting they attend in person and $250 for each telephone Board meeting in which they participate. The Audit Committee members receive $750 per Audit Committee meeting in which they participate, and all other committee members receive $250 per committee meeting in which they participate. Non-employee directors are also reimbursed for out-of-pocket travel expenses in connection with their attendance at Board meetings.

      Meeting fees are payable in shares of restricted common stock instead of cash. The closing stock price on the day of each meeting is used to determine the number of shares granted to each director. In 2004, a total of $180,225 and 598,788 shares of restricted common stock were issued to directors for their services rendered during fiscal 2003 and 2004.

      Non-employee directors received options under the Incentive Stock Plan until the stockholders approved the 2004 Exabyte Corporation Employee Stock Option Plan (“2004 Plan”) in June of 2004, at which point non-employee director options were issued out of the 2004 Plan. Prior to 2004, on January 27th of each fiscal year, each non-employee director that has been so for at least three months was automatically granted an option to purchase 15,000 shares of common stock. Beginning in 2004, the Compensation Committee increased this automatic option grant to 100,000 shares. Upon initial election to the board all newly elected non-employee directors receive an option to purchase 25,000 shares. The exercise price of these options is equal to the fair market value of the stock as of the date of grant. Directors are also eligible to receive discretionary grants of options under the Incentive Stock Plan and the 2004 Plan. During fiscal 2004, options covering a total of 585,000 shares (of which 425,000 shares were discretionary grants designed to bring the 2004 grants to directors up to the 100,000 share level adopted by the Board) were granted to non-employee directors as a group with a weighted average exercise price of $0.82 per share.

SUMMARY OF COMPENSATION

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation			Awards
					Securities	All Other
		Salary	Bonus		Underlying Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)		(#)(3)	($)(4)(5)

Tom W. Ward(6)	2004	300,000	145,500	(2)	37,500	810
President and Chief Executive	2003	300,000	225,000	(2)	7,000,000	810
Officer	2002	166,154	75,000	(2)	7,000,000	1,033

Juan A. Rodriguez(7)	2004	225,014	98,000	(2)	1,525,000	3,176
Chairman of the Board and	2003	225,014	50,000	(2)	940,000	3,176
Chief Technologist	2002	225,014			540,000	7,114

Carroll A. Wallace(8)	2004	200,000	98,000	(2)	1,525,000	1,805
Chief Financial Officer	2003	15,384	50,000	(2)	400,000	74

Proxy Statement

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers under the 401(k) plan.

(2)	2002 bonus amounts include the value of 111,940 shares issued to Mr. Ward for a bonus earned in 2002.

2003 bonus amounts include the value of 745,214 shares issued to Mr. Ward, 52,631 shares issued to Mr. Rodriguez, and 52,631 shares issued to Mr. Wallace for bonuses earned in 2003.

2004 bonus amounts include the value of 161,378 shares issued to Mr. Ward, 65,210 shares issued to Mr. Rodriguez, and 65,210 shares issued to Mr. Wallace for bonuses earned in 2004.

(3)	We have not granted any SARs or restricted stock awards.

(4)	As permitted by SEC rules, we have not shown amounts for certain perquisites where the amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(5)	2004 compensation includes the dollar value of executive life insurance premiums paid by Exabyte for the benefit of the Named Executive Officers as follows: Mr. Ward, $810; Mr. Rodriguez, $3,176; and Mr. Wallace, $1,805.

2003 compensation includes the dollar value of executive life insurance premiums paid by Exabyte for the benefit of the Named Executive Officers as follows: Mr. Ward, $810; Mr. Rodriguez, $3,176; and Mr. Wallace, $74.

2002 compensation includes matching payments by Exabyte under the 401(k) plan for 2002 as follows: Mr. Ward, $807; and Mr. Rodriguez, $3,938. Also included in the 2002 compensation is the dollar value of executive life insurance premiums paid by Exabyte for the benefit of the named Executive officers as follows: Mr. Ward, $226; and Mr. Rodriguez, $3,176.

(6)	Mr. Tom Ward was hired and appointed President and Chief Executive Officer on June 3, 2002.

(7)	Mr. Rodriguez was appointed Interim Chief Executive Officer and President on January 20, 2002. He served in this position until June 2002, at which time he was appointed Chairman of the Board and Chief Technologist.

(8)	Mr. Wallace was appointed Chief Financial Officer of Exabyte on November 1, 2003.

OFFICER SEVERANCE PROGRAM

      Exabyte has a severance program that provides for severance payments in the event that certain officers and other specified employees are terminated within eighteen months after certain changes in control of Exabyte occur. The amounts payable under this program may vary dependent on the position of the terminated officer or employee. The program limits the amount payable to up to 12 months of compensation and also provides for the accelerated vesting of outstanding stock options held by the terminated officer or employee. These agreements are scheduled to expire in July, 2005.

EMPLOYMENT AGREEMENT

      At the time of Mr. Ward’s joining the Company in June, 2002, the Company and Mr. Ward entered into an employment agreement. The agreement provides for Mr. Ward to be the President and Chief Executive Officer of the Company. Either Mr. Ward or the Company is free to terminate his employment at any time for any reason. The employment agreement provides for a base salary of $300,000 per annum, subject to review at least annually, and a quarterly incentive bonus of up to $75,000 paid in stock at the then current fair market value upon achievement of mutually agreed goals. The employment agreement also covered stock options which were granted in 2002 to Mr. Ward and his purchase of preferred stock which was being sold at that time.

Proxy Statement

INCENTIVE STOCK PLAN

      The Board adopted the Incentive Stock Plan in January 1987. Due to a series of amendments, as of March 8, 2005 there were 9,500,000 shares of common stock authorized for issuance under the Incentive Stock Plan. The Incentive Stock Plan provides for the grant of both incentive stock options (which generally have a favorable tax treatment for the optionee) and non-statutory stock options to employees, directors and consultants. These grants are made at the discretion of the Board. The Incentive Stock Plan also provides for the non-discretionary grant of non-statutory stock options to our non-employee directors. In connection with the sale of Series G Preferred Stock on April 12, 2001, we revised the Incentive Stock Plan to provide that, Exabyte shall not, unless approved by the holders of a majority of the shares present and entitled to vote at a duly convened meeting of stockholders;

•          grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the grant; or

•          reduce the exercise price of any stock option granted under the Incentive Stock Plan.

      As of March 8, 2005, options to purchase 4,893,570 shares were outstanding under the Incentive Stock Plan and 667,682 shares were available for future grant.

Stock Option Plan

      On April 29, 2005 the Company’s Board of Directors adopted the Company’s 2004 Stock Option Plan (the “Plan”). The Plan provides for the granting of options to employees, directors and consultants of the Company. Under the Plan, the Board may issue nonqualified stock options, which are options that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the “Code”). The purpose of the Plan is to further the growth and development of the Company through affording the opportunity for stock ownership to selected employees, directors and consultants. The Plan is also intended to assist the Company in attracting new employees and consultants and retaining existing employees and consultants, to optimize the growth of the Company through incentives, to provide incentives for excellence in individual performance and to promote teamwork.

      Capitalized words used in this summary of the Plan have the meanings ascribed in the Plan. The following summary of the plan is qualified entirely by reference to the Plan, a copy of which has been filed with the SEC.

      Shares Available for Issuance

      A maximum of 25,000,000 shares of Common Stock are available for issuance upon the exercise of Options granted under the Plan. The number of shares available under the Plan, the number of shares subject to outstanding Options, and the exercise price per share of such Options are subject to adjustment on account of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations or exchanges of stock, or other similar occurrences effecting a change in the outstanding shares without the receipt of additional consideration by the Company. If any Option under the Plan terminates or expires, the shares allocable to the unexercised portion of the Option will again be available for purposes of the Plan.

      Administration of the Plan

      The Plan is administered by the Company’s Board of Directors or a committee appointed by and serving at the pleasure of the Board. To the extent the Board considers it desirable for transactions relating to an Option to be eligible to qualify for an exemption under Rule 16b-3 of the Securities and Exchange Commission (regarding an exemption from liability for sales and purchases within a six-month period by an officer or director), the committee must consist of a committee of two or more Directors of the Company, all of whom qualify as “non-employee directors” within the meaning of Rule 16b-3. To the extent the Board considers it desirable for compensation delivered

Proxy Statement

pursuant to an Option to be eligible to qualify for an exemption under Code Section 162(m) (regarding an exemption from the limit on the deductibility of compensation paid to the highest paid executives), the committee must consist of a committee of two or more Directors of the Company, all of whom qualify as “outside directors” within the meaning of Code Section 162(m). The Plan is currently administered by the Board of Directors. The Board or committee, whichever administers the Plan, is called the “committee”.

      The committee has the full and exclusive right and authority, in its sole discretion and subject to the terms of the Plan, to:

•	Determine the Employees, Directors and Consultants to whom Options may from time to time be granted;

•	Determine the terms and conditions of all Options granted under the Plan, including the number of shares to be covered by each Option, subject to the limitations of the Plan;

•	Determine whether, and to what extent and under what circumstances Options may be settled in cash, shares or other property or cancelled or suspended;

•	Determine the existence or nonexistence of any fact or status relevant to Options or the rights of Optionees, including whether a termination of Continuous Service occurs by reason of Cause, retirement, death or Disability;

•	Construe and interpret the Plan, any Option Agreement, and any other instrument or agreement entered into under the Plan;

•	Adjust performance award criteria or the terms and conditions of Options in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles;

•	Make such other determinations and waive such requirements as may be required or permitted by other provisions of the Plan;

•	Administer the Plan and establish such rules and regulations, approve and prescribe such forms, and appoint such agents as it shall deem appropriate for the proper administration of the Plan.

•	Correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect; and

•	Make any other determination and take any other action that the committee deems necessary or desirable for administration of the Plan.

      Eligibility

      All full-time and part-time Employees who are responsible for the conduct and management of its business or who are involved in endeavors significant to its success are eligible to receive any Option under the Plan. Directors and Consultants who are not Employees are eligible to receive any Option under the Plan; provided that non-employee Consultants are not eligible to participate in the Plan if their participation does not meet the requirements of an exemption from securities registration under state law. Any Director who is otherwise eligible to participate, who makes an election in writing not to receive any grants under the Plan, will not be eligible to receive any such grants during the period set forth in such election. At April 13, 2004, the Company had approximately 220 employees and six non-employee directors; the number of consultants with which the Company contracts varies from time to time.

      Option Exercise Price and Other Terms

      The Option price per share for Options granted under the Plan must be not less than 100% of the Fair Market Value (as of the date of grant) of the shares subject to the Option. The Fair Market Value is determined by reference to the closing sale price on the public market on the trading day prior to a determination, and if the Company is not publicly traded, by the committee applying a reasonable valuation method in good faith.

      Payment for the shares with respect to which an Option is exercised may be made by any one or more of the following means:

Proxy Statement

•	cash, personal check or electronic funds transfer;

•	the committee in its sole discretion may permit payment through tender of unencumbered shares, valued at their Fair Market Value on the date of exercise; provided that the committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

•	the committee in its sole discretion may permit payment through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Optionee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such shares, together with, if requested by the committee, the amount of federal, state, local or foreign withholding taxes payable by Optionee by reason of such exercise; or

•	any other form of legal consideration that may be acceptable to the committee.

Proxy Statement

      Options may include vesting restrictions on the exercise based on the passage of time, the achievement of goals or the occurrence of events. Expiration dates of Options may vary and will be set forth in each individual Option Agreement, but in no event will exceed ten years.

      Upon termination of employment or a director’s service for reasons other than death, disability or for Cause, an Optionee may at any time within three months after the date of termination, and prior to any expiration of the Option, exercise the Option. A period of six months is permitted for exercise by the Optionee’s heirs and the option’s vesting is accelerated six months if the Optionee’s employment or service as a director is terminated due to death. A period of one year is permitted for exercise by the Optionee’s heirs if the Optionee’s employment or service as a director is terminated due to disability. Options terminate immediately upon termination of employment for Cause or upon breaches of certain agreements. Options granted under the Plan may not be transferred other than by will or the laws of descent and distribution, except as specified in the Option Agreement.

      To the extent the Board considers it desirable for compensation delivered pursuant to an Option to be eligible to qualify for an exemption under Code Section 162(m), no Participant will be eligible to be granted Awards covering more than 8,000,000 shares of Common Stock during any calendar year.

      Change of Control

      In the event of a Change in Control, any surviving corporation or acquiring corporation may elect to assume any outstanding Option under the Plan or substitute similar stock awards on an equitable basis of appropriate stock of the Company, or of the surviving corporation or acquiring corporation, which will be issuable in respect of the Common Stock (including an award to acquire the same consideration paid to the stockholders in the Change in Control) for those Options outstanding under the Plan. Prior to such a Change in Control, the committee may, in its sole discretion, and without the consent of Optionees, terminate any or all unexercised Options in exchange for consideration similar to that received by stockholders of Common Stock of the Company in the Change in Control, less the Option price.

      Notwithstanding any vesting requirements contained in the Plan and except as may be otherwise provided in an Optionee’s Option Agreement, upon the occurrence of a Change in Control and the occurrence of a Termination Event with respect to an Optionee within one year after such Change in Control, all outstanding Options held by such Optionee will vest and become exercisable in full. In the event of a Sale of the Company, the Committee may, upon written notice to all Optionees holding Options, provide that all unexercised Options must be exercised within a specified number of days of the date of such notice or such Options will terminate. The Committee may, in its sole discretion, accelerate the vesting of any outstanding Option in connection with any Change in Control, whether or not consummated.

      Amendment and Termination

      The Board of Directors may at any time and from time to time alter, amend, suspend or terminate all or part of the Plan, except that no such action may diminish or impair the rights under an Option previously granted. Subject to the terms and conditions of the Plan, the Board of Directors may modify, extend or renew outstanding Options granted under the Plan, or accept the surrender of outstanding Options in substitution therefor, except that no such action may materially diminish or impair the rights under an Option previously granted without the consent of the Optionee.

      Federal Income Tax Consequences

      The grant of a Nonqualified Stock Option under the Plan does not produce taxable income to the Optionee or a tax deduction to the Company. Upon exercise of a Nonqualified Stock Option, the excess of the fair market value of the shares acquired over the exercise price will be taxable to the Optionee as ordinary income and will be deductible by the Company as a compensation expense.

Proxy Statement

STOCK OPTION GRANTS

      The following table contains information for fiscal 2004 concerning the grant of stock options under either the Incentive Stock Plan or the 2004 Plan, as noted, to the Named Executive Officers:

      Option Grants In Last Fiscal Year

			Individual Grants

	Number of		% of Total
	Securities		Options Granted to			Potential Realizable Value at
	Underlying Options		Employees in Fiscal	Exercise Price	Expiration	Assumed Annual Rates of Stock Price
Name	Granted (#)		Year(3)	($/SH)	Date	Appreciation for Option Term(4)

						5% ($)	10% ($)

Tom W. Ward	37,500	(1)	0.25%	$1.30	2/20/2014	$30,659	$77,695

Juan A. Rodriguez	25,000	(1)	0.17%	$1.30	2/20/2014	$20,439	$51,797

	1,500,00	(2)	10.08%	$0.82	6/11/2014	$773,540	$1,960,303

Carroll A. Wallace	25,000	(1)	0.17%	$1.30	2/20/2014	$20,439	$51,797

	1,500,000	(2)	10.08%	$.82	6/11/2014	$773,540	$1,960,303

(1)	Exabyte does not have a plan that provides for the issuance of SARs. Options under the Incentive Stock Plan generally vest at the rate of 2% of the total grant per month, beginning one month from the date of grant, for a period of 50 months. Options may be either non-statutory or incentive stock options. The exercise price of options granted under the Incentive Stock Plan must be at least equal to the fair market value of the common stock on the date of grant. Options granted to certain executive officers and other members of management are subject to an agreement with Exabyte, which provides that, unless the board otherwise directs, options will fully vest upon a change in control. The Board may not reprice options granted under the Incentive Stock Plan.

(2)	Options under the 2004 Plan generally vest at the rate of 2% of the total grant per month, beginning one month from the date of grant, for a period of 50 months. Options may only be non-statutory options. The exercise price of options granted under the 2004 Plan must be at least equal to the fair market value of the common stock on the date of grant. In accordance with the option agreements issued under the 2004 Plan, options granted to certain executive officers and other members of management pursuant to the 2004 Plan will fully vest upon a change in control. Pursuant to the Bylaws of Exabyte, the Board may not reprice options granted under any of its option plans without approval of the stockholders by a majority vote.

(3)	Based on options granted to Exabyte employees during fiscal 2004 to purchase 14,875,000 shares.

(4)	The potential realizable value is based on the term of the option at the date of grant (10 years in each case). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term, and that the option is exercised and sold on the last day of the option term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with SEC rules, and do not reflect our estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of Exabyte’s common stock. The amounts reflected in this table may never be achieved.

Proxy Statement

Option Exercises And Year-End Holdings

      The following table provides information concerning the exercise of options during fiscal 2004 and unexercised options held as of the end of fiscal 2004 for the Named Executive Officers:

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at FY-End		at FY-End
	Exercise	Realized	(#)(1)		($)(2)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Tom W. Ward	0	0	4,047,500	9,990,000	589,120	1,251,880

Juan A. Rodriguez	0	0	1,235,800	1,969,200	80,312	163,508

Carroll A. Wallace	0	0	289,000	1,636,000	0	0

(1)	Includes both “in-the-money” and “out-of-the-money” options. “In-the-money” options are options with exercise prices below the market price of Exabyte’s common stock (as noted) on December 31, 2004.

(2)	Fair market value of Exabyte’s common stock on December 31, 2004, the last trading day of fiscal 2004 ($0.41, based on the closing sales price reported on the Over the Counter Bulletin Board) less the exercise price of the option.

Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information concerning our equity compensation plan as of December 31, 2004.

		Weighted	Number of Securities
	Number of Securities	Average Exercise	Remaining Available for
	to be issued upon	Price of	Future Issuance under
	Exercise of	Outstanding	Equity Compensation
	Outstanding	Options,	Plans (excluding
	Options, Warrants,	Warrants and	Securities reflected in
	and Rights	rights	Column (a))
Plan Category	(A)	(B)	(C)

Equity compensation plans approved by security holders(1)	26,557,590	$0.93	11,003,662

Equity compensation plans not approved by security holders(2)	14,761,721	$0.58	817,730

TOTAL	41,319,311	$0.80	11,821,392

(1) Amounts include shares issued under a stock option plan approved by stockholders on July 30, 2002 for the issuance of options to Mr. Ward of up to 7,000,000 shares and the 2004 Exabyte Corporation Employee Stock Option Plan, which was approved by stockholders on June 11, 2004.

(2) Amount includes the 1997 Non-Officers Stock Option Plan, under which options may be granted to employees who are not officers or directors of the Company, as well as a stock option plan approved by the Board of Directors in 2003 for the issuance of options to Mr. Ward for an additional 7,000,000 shares.

Proxy Statement

PERFORMANCE GRAPH(1)

      This graph compares the performance of Exabyte’s common stock with that of the Nasdaq Market Index and the Nasdaq Computer Manufacturer Stocks Index over the same period. It assumes an investment of $100 in Exabyte’s common stock and each of the two indexes on December 31, 1999 (end of fiscal year 1999), with the reinvestment of all dividends.

(1)	The material in this chart is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proxy Statement

AUDIT COMMITTEE REPORT1

Audit Committee Activity

      The Audit Committee of the Exabyte Corporation Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Leonard W. Busse, A. Laurence Jones, and Thomas E. Pardun. Each member of the Audit Committee is an “independent director” as defined in the Marketplace Rules of the Nasdaq Stock Market’s listing standards. Mr. Busse has the professional experience deemed necessary to qualify as an audit committee financial expert under the rule of the Securities and Exchange Commission.

      The Audit Committee performs the functions described in its Charter, which include:

•	reviewing and reassessing the adequacy of the Audit Committee’s Charter;

•	the appointment of independent accountants;

•	reviewing the scope of audits and other services to be performed by the independent accountants;

•	reviewing the results of the accounting principles applied in financial reporting and the adequacy of financial and operational controls;

•	reviewing accountant independence; and

•	acting as liaison between the Company’s management, the Company’s Board of Directors and the Company’s independent accountants.

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

      In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by the Statement of Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS 89 and SAS 90.

Accountant Independence Assessment

      In connection with the Company’s 2004 audit, the Audit Committee discussed with the independent accountants for 2004 the accountant’s independence from the Company and its management, including matters in a letter provided by the independent accountants to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

      The Audit Committee also discussed with the Company’s independent accountants for 2004 the overall scope and plans for their respective audits. The Audit Committee met with the independent accountants in connection with the 2004 audit, with and without management present, to discuss the results of their examinations with the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      The Audit Committee has further considered whether the provision of non-accounting services from the independent accountants is compatible with maintaining the principal accountant’s independence. The Committee used two guiding principles in considering the appropriateness of the non-accounting services in maintaining the independence of the

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Exabyte under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proxy Statement

accountants: (1) whether the non-accounting services facilitates the performance of the audit, improves the Company’s financial reporting process, or is otherwise in the public interest, and (2) whether the Company’s stockholders and investors would reasonably conclude the accountant’s non-accounting services would impair the accountant’s ability to exercise objective and impartial judgment on all issues encompassed within the accountant’s engagement.

      The Audit Committee further considered:

•	Whether the non-accounting services are being performed principally for the Audit Committee;

•	The effects of the non-accounting services on audit effectiveness or on the quality and timeliness of the entity’s financial reporting process;

•	Whether the non-accounting services would be performed by specialists who ordinarily also provide recurring audit support;

•	Whether the non-accounting services would be performed by accounting personnel and, if so, whether it would likely enhance their knowledge of Exabyte’s business and operations;

•	Whether the role of those performing the non-accounting services would be inconsistent with the accountant’s role and possibly subvert the neutrality, impartiality and accountant skepticism;

•	Whether the accounting firm’s personnel would be assuming a management role or creating a mutuality of interest with management;

•	Whether the accountants, in effect, would be auditing the results of their own procedures;

•	Whether a non-accounting project must be started and completed very quickly;

•	Whether the accounting firm has unique expertise in the service;

•	Whether the size of the fees for the non-accounting services is customary and not excessive;

•	Whether the accountant or any of its “covered persons” had any direct or material indirect financial interest in Exabyte; and

      Based upon its consideration of the above-listed matters and discussions with the outside accountants, the Audit Committee believes that the independence of its outside accountants during 2004 was not impaired or affected by economic or other interests, as a result of the provisioning of any non-accounting and/or information technology consulting services or from the use of leased employees.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Leonard W. Busse, Chairman
A. Laurence Jones
Thomas E. Pardun

PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The following provides information on the fees billed to the Company by its principal independent registered public accountants for each of the last two fiscal years for audit services and in each of the last two fiscal years for audit-related, tax and other services. All fees are reviewed and approved by the

Proxy Statement

Company’s Audit Committee in advance of the performance of such services. Effective May 3, 2004, the Company engaged Ehrhardt Keefe Steiner & Hottman PC as its independent registered public accounting firm.

      Audit Fees. Includes the aggregate fees billed by the Company’s accountants for professional services related to the audit of our annual consolidated financial statements for fiscal 2003 and 2004 included in our Annual Reports on Form 10-K, and for the review of the unaudited consolidated financial statements for fiscal 2003 and 2004 included in our Quarterly Reports on Form 10-Q. Also includes fees billed for employee benefit plan audits.

      Audit-Related Fees. The Company did not incur any fees billed in each of its last two fiscal years for assurance and other services by the Company’s accountants that were reasonably related to the performance of the audit and that are not reported under Audit Fees.

      Tax Fees. Includes the aggregate fees billed in each of the Company’s last two fiscal years for professional services rendered by the Company’s principal accountant for tax compliance, tax advice, and tax planning, including as to foreign tax issues.

      All Other Fees. Includes the aggregate fees billed in each of the Company’s last two fiscal years, other than those services reported above. Specifically, the fees include services connected with the filing of the Company’s registration statements during the time period mentioned above, as well as expatriate issues occurring during the Company’s last two fiscal years.

      In the course of its meetings, the Audit Committee has determined that these other services are compatible with maintaining our accountants’ independence.

Fee Detail

FEE CATEGORY	2004	2003

Audit Fees	$142,000	$215,000
Audit-Related Fees	$0	$0
Tax Fees	$26,500	$55,000
All Other Fees	$9,000	$11,000

Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In April 2003, the Company entered into a Third Modification Agreement of its line of credit agreement with Silicon Valley Bank (“SVB”). In connection with the Third Modification, SVB notified the Company that it was in an “over advance” state with respect to its line of credit, and that, in order for SVB to continue to allow the Company to borrow under the line, the Company was required to cause Tom Ward, the Company’s Chief Executive Officer, and Meritage Private Equity Funds, L.P., a significant beneficial owner (together the “Guarantors”), to guarantee up to a maximum of $2,500,000 (with Mr. Ward and Meritage guaranteeing 10% and 90%, respectively, of the amount) for advances in excess of the Company’s credit limit (the “Guaranties”). The Company, through an independent committee of its Board, negotiated agreements with the Guarantors, whereby the Guarantors agreed to such a guarantee in exchange for a specific number of shares of the Company’s common stock, as discussed below. In addition, SVB required that each of the Guarantors enter into a subordination agreement whereby each Guarantor agreed to subordinate to SVB: (1) all of the Company’s present and future indebtedness and obligations to the Guarantor; and (2) all of the Guarantor’s present and future security interests in the Company’s assets and property. Additional guaranties for $250,000 of excess borrowings from other guarantors were obtained in July 2003 under similar terms.

      As consideration for the Guaranties, the Company issued to the Guarantors (pro-rata) 25,000,000 shares of its common stock on April 21, 2003, 12,500,000 shares on July 15, 2003, 8,793,252 shares on September 15, 2003, and 3,706,748 shares on March 11, 2004. During July 2003, the Company entered into agreements with two additional shareholders to guarantee an additional $250,000 of borrowings from SVB in exchange for 2,500,000 common shares issued in July and an additional 1,500,000 shares issued in October 2003. The Company determined the fair value of all of the shares based on the market price of the Company’s stock on the date the shares were earned by the Guarantors, and recorded $10,146,000 of stock-based interest expense during 2003. All of the Guaranties were terminated in November 2003. The excess borrowing availability was substantially utilized by the Company during the period of time that the Guaranties were in effect.

      On April 30, 2004, Exabyte entered into the Purchase Agreement pursuant to which the Company issued and sold to the purchasers in a private placement (a) 25,000 shares of Series AA preferred stock of the Company and (b) warrants to purchase in the aggregate 7.5 million shares of Common Stock. The Company received in the aggregate gross proceeds of $25 million from this financing on May 3, 2004. Participants in the financing included a group of institutional investors and existing Exabyte shareholders.

      The Series AA preferred shares were priced at $1,000 per share and are convertible into 1,000 Common shares at $1 per share. The warrants to purchase Common Stock expire after five years and carry an exercise price of $1.00 per Common share. The conversion and exercise prices are subject to certain anti-dilution adjustments. The following related parties purchased the number of shares of series AA preferred stock and warrants following their name pursuant to the Purchase Agreement:

	Series	Common Shares
	AA	Underlying
Name	Shares	Warrants
Meritage Entrepreneurs Fund, L.P.	80	24,000
Meritage Private Equity Fund, L.P.	4,384	1,315,200
Meritage Private Equity Parallel Fund, L.P.	536	160,800
The Millennial Fund	50	15,000
Millennial Holdings LLC	100	30,000
Tankersley Family Limited Partnership	50	15,000

In conjunction with Purchase Agreement, the Company also entered into Exchange Agreements with all of the then existing holders of the Company’s Series H and Series I preferred stock, pursuant to which such holders exchanged their preferred shares for Series AA preferred shares

Proxy Statement

and warrants. The Series H preferred shares were converted into Series AA preferred shares on a one share for one share basis. The Series I preferred shares were converted as follows: one Series AA preferred share for each share of Common Stock the Series I holder would have received upon conversion, including the accrual of all dividends on the Series I shares through December 31, 2004. Under the Exchange Agreements, the Company issued a total of 19,909.063 Series AA Shares and warrants to purchase 5,972,712 shares of Common Stock. These warrants have the same terms as those issued to the Purchasers. The following related parties exchanged the number of shares indicated with the Company:

	Series H	Series I	Series AA
	Shares	Shares	Shares
Party	Exchanged	Exchanged	Received
Meritage Private Equity Fund, L.P.	3,896,890	2,411,200	13,736.000
Meritage Private Equity Parallel Fund, L.P.	476,444	294,800	1,679.345
Meritage Entrepreneurs Fund, L.P.	71,111	44,000	250.649
Millennial Holdings LLC	76,881	46,758	281.226
The Millennial Fund	21,773	13,242	101.000
Tankersley Family Limited Partnership	32,884	20,000	127.516
Tom W. Ward		1,320,000	2,945.717

RECENT DEVELOPMENTS

      The Company is, from time to time, subjected to certain claims, assertions or litigation by outside parties as part of its ongoing business operations. The outcomes of any such contingencies are not expected to have a material adverse impact on the consolidated financial condition, results of the operations or cash flows of the Company.

      On April 26, 2005, The D.I.C. Creditors’ Trust and J Gregg Pritchard, Trustee on behalf of the D.I.C. Creditors’ Trust, (together, the “Plaintiffs”) filed their Original Complaint against the Company to Avoid Transfers and Objection to Proof of Claim (the “Complaint”) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). The Complaint was filed in connection with the chapter 11 bankruptcy cases of Daisytek, Inc. and its affiliated debtors (collectively, the “Daisytek Debtors”), jointly administered Case No. 03-34762 pending before the Bankruptcy Court.

      Through the Complaint, the Plaintiffs seek to avoid and recover approximately $2,764,000 in payments allegedly made to the Company from one or more of the Daisytek Debtors prior to their respective bankruptcy filings, asserting that the payments constitute preferential transfers or fraudulent transfers. In addition, the Plaintiffs seek disallowance of the proof of claim filed by the Company in the amount of approximately $5,954,000 against the bankruptcy estate of Digital Storage, Inc., one of the Daisytek Debtors and a former distributor of the Company’s products. The Company denies the allegations contained in the Complaint and believes that it has meritorious defenses to those allegations. Neither the claim filed by the Company nor any liability relating to the preferential payments, if any, have been reflected in the Company’s financial statements.

OTHER MATTERS

      The Board knows of no other proposals that will be presented for consideration at the Annual Meeting. The proxy holders intend to vote on any other proposals that are properly brought before the Annual Meeting in accordance with their best judgment.

By Order of the Board of Directors
Carroll Wallace
Corporate Secretary

Proxy Statement

Annex 1
Form of Amendment
to Restated Certificate
of Incorporation of
EXABYTE CORPORATION

      RESOLVED, that the stockholders of Exabyte Corporation hereby approve amendments to the Restated Certificate of Incorporation stated below, that by approving these amendments the stockholders approve the combination of any whole number of outstanding shares of common stock between and including two and 15 into one share of our common stock, that the Board of Directors is authorized to select and file one of these amendments to the Restated Certificate of Incorporation with the Delaware Secretary of State, and that the Board of Directors is authorized to implement the combination at any time before July 29, 2006;

      FURTHER RESOLVED, that any time prior to effectiveness of the amendments, without further action by the stockholders, the Board of Directors may abandon the amendments or any part thereof authorizing a combination of shares of common stock on the basis which the Board of Directors determines is in the best interest of Exabyte and its stockholders.

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE
OF INCORPORATION OF EXABYTE CORPORATION

(a Delaware corporation)

      Exabyte Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

      FIRST: The name of the Corporation is Exabyte Corporation. The original Certificate of Incorporation of the Corporation was filed on July 29, 1987 and has been amended from time to time.

      SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the “DGCL”) the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

      THIRD: Pursuant to Section 242 of the DGCL, the first paragraph of Article Fourth of the Restated Certificate of Incorporation is hereby amended by adding the following sentences at the end of such paragraph:

Effective at 4:30 p.m. Eastern Time on the date of filing the Certificate of Amendment containing this provision with the Delaware Secretary of State, every [two (2)][three (3)][four (4)][five (5)][six (6)][seven (7)][eight (8)][nine (9)][ten (10)][eleven (11)][twelve (12)][thirteen (13)][fourteen (14)][fifteen (15)]* outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation (the “Reverse Split”) and the authorized shares of the Corporation shall remain as set forth in the preceding sentences. No fractional share shall be issued in connection with the Reverse Split; all shares of Common Stock that are held by a stock holder will be aggregated subsequent to the Reverse Split and each fractional share resulting from such aggregation held by a stockholder shall be cancelled. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the Reverse Split, such holder shall be entitled to receive a cash amount equal to the value of such fractional share based on the closing trading price of the Common Stock as of the effective date of the Reverse Split.

Annex 1

      *The Board of Directors adopted a resolution approving fourteen separate amendments to the Restated Certificate of Incorporation of Exabyte Corporation. These amendments approve the combination of any whole number of shares of Common Stock between and including two and fifteen into one share of Common Stock. By approving Proposal 4, you are approving each of the fourteen amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of Exabyte and its stockholders. The other thirteen proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split in which case all fourteen proposed amendments will be abandoned. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

Annex 1

Annex 2
EXABYTE CORPORATION
Amendment to the
Exabyte Corporation Employee Stock Purchase Plan

EXABYTE CORPORATION

Amendment to the

Exabyte Corporation Employee Stock Purchase Plan

      1. Recitals. Pursuant to the authority granted in Section 3 of the Exabyte Corporation Employee Stock Purchase Plan (the “Plan”), Exabyte Corporation wishes to revise the provisions of the Plan regarding the number of available shares.

      2. Amendment of Plan. The following amendment to the Plan is adopted, effective as provided in Paragraph 3 below:

      Section 3 is amended in its entirety to read as follows:

3.	SHARES SUBJECT TO THE PLAN.

Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate two million (2,000,000) shares of the Company’s $.001 par value common stock (the “Common Stock”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

      3. Effective Date. This Amendment shall be effective as of June 1, 2005, provided that it is approved by stockholders at such time as required under paragraph 13 of the Plan.

      4. Terms and Conditions of Plan. Except for the amendment in paragraph 2, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

      IN WITNESS WHEREOF, Exabyte Corporation has caused this amendment to be executed by its duly authorized officer as of the date set forth below.

Exabyte Corporation

By:

Title:

Date:

Annex 2

Annex 3
EXABYTE CORPORATION

Employee Stock Purchase Plan

EXABYTE CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Adopted November 14, 1989

Amended and Restated July 2000

1.	PURPOSE.

(a) The purpose of the Plan is to provide a means by which employees of Exabyte Corporation, a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

(b) The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

(d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

2.	ADMINISTRATION.

(a) The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

Annex 3

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

(ii) To designate from time to time which Affiliates shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in paragraph 13.

(v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

(c) The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.	SHARES SUBJECT TO THE PLAN.

Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate one million five hundred (1,500,000) shares of the Company’s $.001 par value common stock (the “Common Stock”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.

4.	GRANT OF RIGHTS; OFFERING.

The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Board of the Committee shall deem appropriate. If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if

Annex 3

two rights have identical exercise prices) will be exercised. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.

5. ELIGIBILITY.

(a) Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliate is at least twenty (20) hours per week and at least five (5) months per calendar year.

(b) The Board or the Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

(i) the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right;

(ii) the Offering Period (as defined below) for such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering Period for such Offering, he or she will not receive any right under that Offering.

(c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

(d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or

Annex 3

any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

6.	RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or Committee not to exceed fifteen percent (15%) of such employee’s Earnings (as defined in Section 7(a)) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the “Offering Period”). In connection with each Offering made under this Plan, the Board or the Committee shall specify a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering which contains more than one Exercise Date (as defined in the Offering), the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Exercise Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(b) The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Exercise Date.

Annex 3

7.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An eligible employee may become a participant in an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to fifteen (15%) of such employee’s Earnings during the Offering Period. “Earnings” is defined as an employee’s basic or regular rate of compensation as of the beginning of the Offering Period (as adjusted from time to time during the Offering Period as administratively feasible), including all salary, wages and other remuneration paid to an employee (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company) but excluding overtime pay, commissions, bonuses, profit sharing, any special payments for extraordinary services, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, and contributions made by the Company under any employee benefit plan. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce, increase or begin such payroll deductions after the beginning of any Offering Period only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Purchase Period.

(b) At any time during an Offering Period a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering Period, except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c) Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company or an Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

(d) Rights granted under the Plan shall not be transferable and, except as provided in Section 14, shall be exercisable only by the person to whom such rights are granted.

8.	EXERCISE.

(a) On each exercise date, as defined in the relevant Offering (an “Exercise Date”), each participant’s accumulated payroll deductions (without any increase for interest) will be applied to the purchase of whole shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the

Annex 3

Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after the final Exercise Date of the Offering, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Exercise Date of an Offering shall be distributed in full to the participant after such Exercise Date, without interest.

(b) No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”). If on an Exercise Date of any Offering hereunder the Plan is not so registered, no rights granted under the Plan or any Offering shall be exercised on said Exercise Date and all payroll deductions accumulated during the purchase period (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.	COVENANTS OF THE COMPANY.

(a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.

(b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.	RIGHTS AS A STOCKHOLDER.

A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until certificates representing such shares shall have been issued.

Annex 3

12.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights.

(b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger of consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion (i) any surviving corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated.

13.	AMENDMENT OF THE PLAN.

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(i) Increase the number of shares reserved for rights under the Plan;

(ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code); or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act.

It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

(b) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted.

Annex 3

14.	DESIGNATION OF BENEFICIARY

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from participant’s account under the Plan in the event of such participant’s death during an Offering Period.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, as if no spouse, dependent or relative is known to the company, then to such other person as the Company may designate.

15.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the date this amendment and restatement of the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom such rights were granted.

16.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company.

Annex 3

Annex 4
EXABYTE CORPORATION

Annual Meeting of Stockholders — July 29, 2005

EXABYTE CORPORATION

Annual Meeting of Stockholders — July 29, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned stockholder(s) of EXABYTE CORPORATION, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated June 20, 2005 and hereby appoint(s) Tom W. Ward and Carroll A. Wallace and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of EXABYTE CORPORATION, to be held July 29, 2005, at 8:00 a.m. Mountain Daylights Savings Time, at Exabyte Corporate Headquarters, 2108 55th Street, Boulder, Colorado 80301, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

EXABYTE CORPORATION

C/O PROXY SERVICES

P.O. BOX 9141
FARMINGDALE, NY 11735

VOTE BY INTERNET www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provide you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to EXABYTE CORPORATION c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

EXABYTE CORPORATION

       THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2, 3 AND 4

       Vote on Directors

Annex 4

1.	To elect 3 directors to hold office until the 2008 Annual Meeting;

	For	Withhold	For All
	All	All	Except

01) John R. Garrett	☐	☐	☐
02) Thomas E. Pardun
03) Juan A. Rodriguez

Vote on Proposals

2.	To ratify the appointment of Ehrhardt Keefe Steiner & Hottman P.C. as independent auditors for the year ending December 31, 2005;

3.	Approve an amendment to our Employee Stock Purchase Plan;

4.	Approve amendments to our Restated Certificate of Incorporation to effect a reverse split of our outstanding common stock pursuant to which any whole number of outstanding shares between and including two and 15 would be combined into one share of our common stock, and to authorize our Board, in its sole discretion, to select and file one of these amendments to effect a reverse stock split or to determine not to effect, and thereby abandon, the reverse stock split.

To withhold authority to vote, mark “For All Except” to the left and write the nominee’s number on the line below

For	Against	Abstain

☐	☐	☐

☐	☐	☐

☐	☐	☐

This proxy statement when executed will be voted in the manner directed by the stockholder. If no direction is indicated, the shares represented by this proxy will be voted “FOR” the nominees for director named in item 1 or selected by the Board of Directors and “FOR” Items 2, 3 and 4.

For address changes and/or comments, please check this box and write them on the back where indicated:            ☐

	Yes	No

Please indicate if you plan on attending this meeting	☐	☐

HOUSEHOLDING ELECTION — Please indicate if you

Consent to receive certain future investor	☐	☐

Communications in a single package per household

Signature	Date

Signature (Joint Owners)	Date

Annex 4

Appendix A

2004 Annual Report
to Stockholders

(Dated March 18, 2005)

SELECTED FINANCIAL DATA

      The following selected consolidated statement of operations data, balance sheet data, and cash flow data, as of and for the years ended December 31, 2004, January 3, 2004, December 28, 2002, December 29, 2001, and December 30, 2000 have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s consolidated financial statements and the notes thereto. There were 52 weeks in 2000, 2001 and 2002 and 53 weeks in 2003. Beginning with the three months ended March 31, 2004, the Company is reporting its operating results on a calendar month, quarter and annual basis

(In thousands, except per share data)

As of or For Fiscal Years Ended

Consolidated Statements of
Operations Data:	Dec. 30, 2000	Dec. 29, 2001	Dec. 28, 2002	Jan. 3, 2004	Dec. 31, 2004
Net revenue	$221,742	$158,438	$133,191	$94,169	$102,051
Cost of goods sold	172,085	132,143	110,948	78,576	76,997

Gross profit	49,657	26,295	22,243	15,593	25,054
Operating expenses:
Selling, general and administrative	54,709	36,759	27,316	30,084	23,783
Engineering, research and development	36,530	25,184	23,713	9,826	9,244
Lease terminations and related costs	—	—	—	4,707	—

Loss from operations (1)	(41,582)	(35,648)	(28,786)	(29,024)	(7,973)

Other income (expense):
Gain from sale of investment	—	1,719	1,500	—	—
Sale of technology	—	—	1,200	—	—
Interest income	1,057	86	27	—	—
Interest expense (3)	(686)	(1,715)	(2,051)	(12,859)	(1,581)
Gain (loss) on foreign currency translation	—	124	(803)	(1,851)	(105)
Other, net	(1,213)	338	(561)	130	(208)

Loss before income taxes and equity in loss of investee	(42,424)	(35,096)	(29,474)	(43,604)	(9,867)
Income tax (expense) benefit (2)	1,570	6	402	(88)	(47)
Equity in loss of investee	(414)	(343)	—	—	—

Net loss	(41,268)	(35,433)	(29,072)	(43,692)	(9,914)

Deemed dividend related to beneficial conversion features of preferred stock	—	—	(4,557)	(556)	(4,225)

Net loss available to common stockholders	$(41,268)	$(35,433)	$(33,629)	$(44,248)	$(14,139)

Basic and diluted loss per share	$(1.83)	$(1.47)	$(1.02)	$(0.70)	$(0.13)

Weighted average common shares used in calculation of basic and diluted loss per share	22,560	24,052	33,022	63,617	105,828

Consolidated Balance Sheets Data:
Working capital (deficit)	$27,023	$11,266	$(5,199)	$(6,561)	$2,988
Total assets	103,792	83,230	72,125	46,129	39,979
Notes payable, less current portion	—	—	—	13,960	9,183
Accrued warranties, deferred revenue and other non-current liabilities, less current portions	8,146	9,594	3,424	18,419	16,443
Stockholders’ equity (deficit)	39,058	24,754	4,532	(28,416)	(11,752)

      (1) The Company recorded restructuring charges in 2000, 2001, and 2002 totaling $3,899,000, $498,000 and $4,791,000, respectively, and $549,000 and $251,000 of charges relating to workforce reductions in 2003 and 2004, respectively. See Note 8 to the Consolidated Financial Statements for information regarding restructuring and workforce reduction charges included in loss from operations.

      (2) The Company recorded a full valuation allowance on all existing deferred tax assets in 1999. See Note 7 to the Consolidated Financial Statements for information on income tax expense or benefit and net operating loss carry forwards.

      (3) Interest expense in 2003 includes $10,146,000 of stock-based interest expense as discussed in Note 4 to the Consolidated Financial Statements

Appendix A - Annual Report

QUARTERLY RESULTS OF OPERATIONS /
SUPPLEMENTARY FINANCIAL INFORMATION

      The following tables set forth unaudited quarterly operating results for fiscal 2003 and 2004 in dollars and as a percentage of net revenue. This information has been prepared on a basis consistent with the audited consolidated financial statements included elsewhere herein and, in the opinion of management, contains all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation thereof. These unaudited quarterly results should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this annual report on Form 10-K. The operating results for any quarter are not necessarily indicative of results for any future period. The sum of the quarterly earnings per share may not total annual amounts reported in the consolidated financial statements as a result of the fluctuation in the amount of weighted average common shares used in the calculation of basic and diluted loss per share.

(In thousands except per share data)	Quarters Ended
	March 29,		June 28,		September 27,		January 3,
	2003		2003		2003		2003
	$	%	$	%	$	%	$	%

Net revenue	$22,594	100.0	$22,736	100.0	$22,955	100.0	$25,884	100.0
Cost of goods sold	26,024	115.2	16,378	72.0	14,986	65.3	21,188	81.9

Gross profit	(3,430)	(15.2)	6,358	28.0	7,969	34.7	4,696	18.1

Operating expenses: (1)
Selling, general and administrative	12,409	54.9	5,716	25.1	5,540	24.1	6,419	24.8
Engineering, research and development	3,126	13.8	2,462	10.8	1,979	8.6	2,259	8.7
Lease terminations and other related costs	—	—	—	—	4,707	20.5	—	—

Loss from operations	(18,965)	(83.9)	(1,820)	(7.9)	(4,257)	(18.5)	(3,982)	(15.4)

Other income (expense):
Interest expense (2)	(467)	(2.1)	(3,231)	(14.2)	(7,933)	(34.6)	(1,228)	(4.7)
Loss on foreign currency translation	(55)	(0.2)	(157)	(0.7)	(1,228)	(5.3)	(411)	(1.6)
Other, net	(65)	(0.4)	213	0.9	(26)	(0.1)	8	—

Loss before income taxes	(19,552)	(86.6)	(4,995)	(21.9)	(13,444)	(58.5)	(5,613)	(21.7)

Income tax (expense) benefit	(31)	(0.1)	(54)	(0.2)	(18)	(0.1)	15	0.2

Net loss	(19,583)	(86.7)	(5,049)	(22.1)	(13,462)	(58.6)	(5,598)	(21.5)

Deemed dividend related to beneficial conversion feature of preferred stock	—	—	—	—	—	—	(556)	(2.1)

Net loss available to common stockholders	$(19,583)	(86.7)	$(5,049)	(22.1)	$(13,462)	(58.6)	$(6,154)	(23.6)

Basic and diluted loss per share	$(0.59)		$(0.09)		$(0.18)		$(0.07)

Appendix A - Annual Report

(In thousands except per share data)	Quarters Ended
	March 31,		June 30,		September 30,		December 31,
	2004		2004		2004		2004
	$	%	$	%	$	%	$	%
Net revenue	$26,139	100.0	$26,620	100.0	$23,566	100.0	$25,726	100.0
Cost of goods sold	20,053	76.7	19,173	72.0	18,604	78.9	19,167	74.5

Gross profit	6,086	23.3	7,447	28.0	4,962	21.1	6,559	25.5

Operating expenses: (1)
Selling, general and administrative	6,069	23.2	6,064	22.8	6,236	26.5	5,414	21.0
Engineering, research and development	2,130	8.1	2,513	9.4	2,240	9.5	2,361	9.2

Loss from operations	(2,113)	(8.1)	(1,130)	(4.2)	(3,514)	(14.9)	(1,216)	(4.7)

Other income (expense):
Interest expense (2)	(528)	(2.0)	(426)	(1.6)	(284)	(1.2)	(343)	(1.3)
Gain (loss) on foreign currency translation	(603)	(2.3)	1,091	4.1	72	.3	(665)	(2.6)
Other, net	(28)	(0.1)	—	—	(150)	(0.6)	(30)	(0.1)

Loss before income taxes	(3,272)	(12.5)	(465)	(1.7)	(3,876)	(16.4)	(2,254)	(8.8)

Income tax (expense) benefit	(38)	(0.1)	9	—	(5)	(0.1)	(13)	—

Net loss	(3,310)	(12.7)	(456)	(1.7)	(3,881)	(16.5)	(2,267)	(8.8)

Deemed dividend related to beneficial conversion feature of preferred stock	—	—	(4,225)	(15.9)	—	—	—	—

Net loss available to common stockholders	$(3,310)	(12.7)	$(4,681)	(17.6)	$(3,881)	(16.5)	$(2,267)	(8.8)

Basic and diluted loss per share	$(0.03)		$(0.04)		$(0.04)		$(0.02)

      (1) See Note 8 to the Consolidated Financial Statements for information regarding workforce reduction charges included in loss from operations in 2003 and 2004.

      (2) Interest expense in 2003 includes $10,146,000 of stock-based interest expense as discussed in Note 4 to the Consolidated Financial Statements.

Appendix A - Annual Report

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

      Exabyte Corporation and its subsidiaries (“Exabyte” or the “Company”) is a leading provider of information storage products, including tape drive and automation products and recording media. Our strategic focus is data backup, restoration and archival applications for workstations, midrange computer systems and networks. Computer manufacturers and resellers require a variety of storage products, which vary in price, performance, capacity and form-factor characteristics to meet their needs for reliable data backup, restoration and archival storage increase. Our strategy is to offer a number of products to address a broad range of these requirements. Our tape drive products are based on VXA and MammothTape technologies and our automation products are primarily based upon VXA, and LTO Ultrium technologies.

      We market our products worldwide to resellers and original equipment manufacturers (“OEMs”) through offices located in the United States, Europe and Asia Pacific. Our proprietary media products are marketed and distributed by our exclusive worldwide distributor, Imation Corp. (“Imation”). We have also provided repair services directly to OEMs and to our resellers’ customers, and beginning in the third quarter of 2003, our outsourcing partner, Teleplan Service Logistics, Inc. (“Teleplan”) provides such services.

      In connection with our sales agreements with our reseller channel customers, we may provide inventory price protection, stock rotation rights and short-term marketing and consumer rebate programs. For our largest reseller customers, we generally provide all of the above items. The cost of these rights and programs are significant and are a direct reduction of our revenue, but are necessary to realize increased revenue through this segment of our customers.

      OEM customers incorporate our products as part of their own systems, which they then sell to their customers under their own brand name. As a percentage of total net revenue, OEM related revenue increased in 2003 and 2004, and we expect that a significant portion of future revenue growth will be attributable to OEM customers. Accordingly, expansion of these relationships has been a key strategic initiative in 2004 and will continue to be so in the future. In general, sales to OEMs are at lower prices and lower gross margins. Accordingly, it is imperative that we continue to obtain a lower cost of products from suppliers to achieve future profitability.

      Our business is directly impacted by overall growth in the economies in which we operate and, in particular, in the technology industry sector and business purchasing of technology related products. The downturn in the economy and the resulting decrease in capital investment directly impacted our revenue and operating results in 2002 and 2003. We believe the improving economic climate, increasing our penetration into OEM customers, efforts to expand revenue in Europe and Asia Pacific, expansion of revenue from domestic channel distribution customers, and our introduction of new products will provide us with improving business opportunities. However, there can be no assurance that these factors will result in improved operating results or financial condition.

      One of our most significant challenges in 2004, was to reduce our product costs to improve our gross margins. We believe this continues to be a challenge in 2005 and thereafter. In that regard, we are working with existing hardware and media suppliers to obtain reduced product costs, as well as exploring opportunities to re-locate existing third-party manufacturing to new suppliers and/or geographic locations that will result in decreased costs. In 2004, we began manufacturing certain automation products through a supplier located in China and may source more of our products from China-based suppliers in the future. In certain instances, product manufacturing costs have been more competitive from these suppliers. Obtaining overall product cost reductions is an integral factor in our becoming profitable in the future. However, there can be no assurance that we will indeed achieve such cost reductions in the future.

      Expense control was a key business initiative for us in 2003 and 2004, and will continue to be so in 2005. As we continue to focus on improving our gross margins, constant or decreasing operating costs is an important objective in improving our operating results. In the fourth quarter of 2004, we initiated a cost reduction plan that focused on decreasing discretionary spending in all functional areas, as well as reducing headcount in most areas of the Company. As a result, we were able to decrease operating costs

Appendix A - Annual Report

during the fourth quarter and position ourselves to operate at a lower expense structure in 2005. While we believe our cost structure is currently appropriate to support our operations, an increase in operating costs in the future, particularly as a percentage of revenue, would negatively impact our operating results and could delay our achieving profitability in the future.

      Our key performance metrics are revenue, gross margin, and operating income or loss, and related operating expenses. As noted above, increasing sales to OEM customers, increasing revenue in markets outside the U.S., achieving reduced product costs from existing and new suppliers, and disciplined operating expense control measures are critical components of our overall business strategy. In addition, providing timely and responsive product service and repair services to our customers is also a standard by which we measure our performance and will be a key component in creating future customer loyalty for our products. Finally, meeting our new product development and technology milestones and schedules on a timely basis is critical to satisfying customer demands for more efficient and cost effective business solutions, as well as remaining competitive with other existing and future products and technologies.

  Recent Developments In 2004

   Private Placement of New Preferred Stock and Exchange of Existing Preferred Shares

      On May 3, 2004, we completed the sale of 25,000 shares of newly authorized Series AA preferred stock for $1,000 per share and warrants to purchase 7,500,000 shares of common stock, for total gross proceeds of $25,000,000. Each share of Series AA preferred stock has an initial dividend rate of 5% and is convertible into 1,000 shares of common stock at $1.00 per share. The warrants have a term of five years and an exercise price of $1.00 per share. In addition, in connection with the issuance of the Series AA preferred stock, all shareholders of the Company’s existing Series H and Series I preferred stock exchanged such shares, and accumulated dividends, for shares of Series AA preferred, on an as-converted common stock equivalent basis, and warrants. See Note 6 to the Consolidated Financial Statements in this Annual Report on Form 10-K for additional information on these transactions.

   Workforce Reduction

      During the fourth quarter of 2004 and the first quarter of 2005, we terminated employment of approximately 34 full- and part-time employees in connection with an overall cost reduction plan. These reductions in force affected employees in all functional areas of the Company, including employees located in Europe, and were necessary to reduce our current cost and personnel structure based on forecasted revenue. In addition, certain of these reductions were directly related to the outsourcing of our technical support function to a third-party. We believe we are now appropriately structured from a personnel and cost standpoint, but we cannot ensure that we will not reduce our workforce again in the future due to continued losses. At February 22, 2005, the Company had 182 employees.

   Fluctuations in Foreign Currency Exchange Rates

      The supply agreement with one of our Japan-based suppliers, as well as a note payable to that supplier, has provided for payments in Yen at a fixed conversion rate. During 2004, the dollar strengthened slightly against the Yen, resulting in a gain on foreign currency translation relating to the note payable of $81,000. A weaker dollar in the first quarter of 2004 resulted in increased product costs totaling $488,000. Total loss on foreign currency translation for the year was $105,000. Effective April 1, 2004, all product purchases from the supplier are paid in U.S. dollars at a fixed price. Payments on the note payable continue to be in Yen at the fixed conversion rate. As a result, the Company may be exposed to the impact of additional fluctuations in foreign currency exchange rates in the future and the impact could be significant. See Note 4 to the Consolidated Financial Statements in this Annual Report on Form 10-K.

   Critical Accounting Policies and Estimates

      The accounting policies noted below are critical in determining our operating results, and represent those policies which involve significant judgments and estimates. For a detailed discussion on the application of these and other accounting policies, see Note 1 to the Consolidated Financial Statements in Item 8 of this Annual Report on Form 10-K.

Appendix A - Annual Report

   Revenue Recognition and Uncollectible Accounts Receivable

      Our revenue recognition policy is significant because the amount and timing of revenue is a key component of our results of operations. We follow the guidance of Staff Accounting Bulletin No. 104 (“SAB 104”), which requires that a series of criteria are met in order to recognize revenue related to product shipment or delivery or the performance of repair services. If these criteria are not met, the associated revenue is deferred until the criteria are met. Generally, these criteria require that there be an arrangement to sell the product, the product has been shipped or delivered in accordance with that arrangement, the sales price is determinable and collectibility is reasonably assured. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from year to year. Additionally, revenue from sales to certain resellers is subject to agreements allowing certain limited rights of return, marketing related rebates and price protection on unsold merchandise held by those resellers. Accordingly, an allowance for estimated future returns, marketing rebates, price protection and promotional programs is provided in the period of sale based on contractual terms and historical data. This allowance is subject to estimates by management in accordance with SAB 104 and, should actual results differ from these estimates, the impact on our operations could be significant.

      The distribution fee we received in connection with the Media Distribution Agreement (“MDA”), discussed in Note 9 to the Consolidated Financial Statements in this Annual Report on Form 10-K was recorded as deferred revenue and is being amortized using the straight-line method over ten years, which represents the estimated period over which existing media products at the commencement of the MDA will be sold. In addition, under certain circumstances the distribution fee may be refundable on a pro-rata basis over a ten year period from the date of the MDA.

      We currently estimate our allowance for uncollectible accounts based on known exposure for specific accounts, as well as historical bad debt experience. Our adherence to our established credit policies, including the monitoring of the financial condition of our customers, is critical to minimizing future bad debts.

   Inventory valuation and reserves

      Our inventory is a significant component of our total assets. In addition, the carrying value of inventory directly impacts our gross margins and operating results. Our inventory is recorded at the lower of cost or market, cost being determined under the first-in, first-out method. In addition, we must determine if reserves are required for excess or obsolete inventory for existing products, including products that will be discontinued in the near term, or future sales which may result in a loss. This determination requires significant judgment by management relating to future revenue by product and the estimated life cycles of certain products in a rapidly changing technology marketplace. Our ability to make accurate estimates regarding inventory usage and valuation is integral to minimizing inventory related charges in the future. Charges for excess and obsolete inventory were significant in 2003 and 2004 due to revisions in sales forecasts, the estimated discontinuance of certain products and physical inventory adjustments. Although we do not expect such charges to be as significant in the future, the extent of future charges could be impacted by unknown events or circumstances and the effect on our estimates.

   Goodwill

      Our business combination with Ecrix in November 2001 resulted in a significant amount of goodwill. Under FAS 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized to operations, but is assessed periodically for potential impairment based on estimates by management. An impairment may be indicated by a significant decrease in the trading price of our common stock and if such a decrease occurs, additional procedures are required to determine if the carrying value of the goodwill exceeds its implied fair value. Any impairment charge indicated by these tests could be significant to future operating results. For 2004, we have concluded that we have no goodwill impairment.

   Recent Accounting Pronouncements

      The Financial Accounting Standards Board has recently issued certain accounting pronouncements that may impact our business. For a complete discussion of these accounting

Appendix A - Annual Report

pronouncements, see Note 17 to the Consolidated Financial Statements in this Annual Report on Form 10-K.

RESULTS OF OPERATIONS

      The following table presents the components of the Company’s Consolidated Statements of Operations in dollars, and as a percentage of revenue, and the percentage increase or decrease in each component from year to year for the three years ended December 28, 2002, January 3, 2004 and December 31, 2004.

   Consolidated Statements Of Operations

(In thousands except per share data)	Fiscal Years Ended
	December 28,			January 3,			December 31,
	2002			2004			2004
		% of	%		% of	%		% of
	$	Revenue	Change	$	Revenue	Change	$	Revenue
Net revenue	$133,191	100.0	(29.3)	$94,169	100.0	8.4	$102,051	100.0
Cost of goods sold	110,948	83.3	(29.2)	78,576	83.4	(2.0)	76,997	75.4

Gross profit	22,243	16.7	(29.9)	15,593	16.6	60.7	25,054	24.6

Operating expenses:
Selling, general and administrative	27,316	20.5	10.1	30,084	31.9	(20.9)	23,783	23.3
Engineering, research and development	23,713	17.8	(58.6)	9,826	10.4	(5.9)	9,244	9.1
Lease terminations and related costs	—	—	—	4,707	5.1	(100.0)	—	—

Total operating expenses	51,029	38.3	(12.6)	44,617	47.4	(26.0)	33,027	32.4

Loss from operations	(28,786)	(21.6)	(0.8)	(29,024)	(30.8)	72.5	(7,973)	(7.8)

Other income (expense):
Gain from sale of investment	1,500	1.1	(100.0)	—	—	—	—	—
Sale of technology	1,200	0.9	(100.0)	—	—	—	—	—
Interest expense	(2,024)	(1.5)	(527.0)	(12,859)	(13.7)	87.7	(1,581)	(1.5)
Loss on foreign currency translation	(803)	(0.6)	(130.5)	(1,851)	(2.0)	94.3	(105)	(0.1)
Other, net	(561)	(0.4)	124.3	130	0.1	(259.2)	(208)	(0.2)

Loss before income taxes	(29,474)	(22.1)	(47.9)	(43,604)	(46.3)	77.4	(9,867)	(9.6)

Income tax (expense) benefit	402	0.3	(121.9)	(88)	(0.1)	46.6	(47)	(0.1)

Net loss	(29,072)	(21.8)	(50.3)	(43,692)	(46.4)	77.3	(9,914)	(9.7)

Deemed dividend related to beneficial conversion features of preferred stock	(4,557)	(3.4)	87.8	(556)	(0.6)	(659.8)	(4,225)	(4.1)

Net loss available to common stockholders	$(33,629)	(25.2)	(31.6)	$(44,248)	(47.0)	68.0	$(14,139)	(13.8)

Basic and diluted loss per share	$(1.02)		31.4	$(0.70)		87.1	$(0.13)

Appendix A - Annual Report

   Net Revenue by Product Type

      The following tables present our revenue by product type in dollars (in thousands) and as a percentage of net revenue for each year presented:

	Fiscal Year Ended
	2002	2003	2004
Drives	$36,675	$28,415	$32,666
Automation	31,551	13,444	24,036
Media	58,777	44,457	41,146
Service, spares and other	9,445	9,077	7,413
Sales allowances	(3,257)	(1,224)	(3,210)

	$133,191	$94,169	$102,051

	Fiscal Year Ended
	2002	2003	2004
Drives	27.5%	30.2%	32.0%
Automation	23.7	14.3	23.5
Media	44.1	47.2	40.3
Service, spares and other	7.1	9.6	7.3
Sales allowances	(2.4)	(1.3)	(3.1)

	100.0%	100.0%	100.0%

   Fiscal 2004 Compared to 2003

      Our net revenue increased by 8.4% from $94,169,000 in 2003 to $102,051,000 in 2004. This increase was primarily due to increased revenue from automation products based on both the VXA and LTO technologies, and increased shipments of VXA drives to OEM customers. Our limited liquidity and overall financial condition in 2003 resulted in decreased inventory shipments from suppliers in 2003, particularly for automation products. In addition, acceptance of VXA Packet Technology by OEMs required longer than anticipated sales lead times while Mammoth and other legacy products continued to decline at an increasing rate in 2003, both of which events impacted 2003 revenue. As a percentage of total net revenue, revenue from drives and automation both increased in 2004 versus 2003. Unit shipments of VXA- drives increased 67%, while shipments of M2 drives decreased 38%, as expected. The dollar increase in drive revenue was impacted by a higher concentration of shipments to OEM customers at lower unit sales prices. Automation revenue increased due to the introduction of new VXA and LTO products during the first and fourth quarters of 2004, respectively, which contributed $9,590,000 and $1,159,000 of revenue during the year. In addition, shipments of legacy LTO automation products from suppliers increased to more historical levels in 2004, as our liquidity improved during the year. These increased shipments resulted in increased revenue from established LTO automation products during 2004. Although unit shipments of media products increased during 2004, revenue from these products decreased in both dollars and as a percentage of total net revenue. This decrease is due to overall lower unit sales prices in 2004, as compared to 2003, resulting from the consummation of the MDA with Imation in the fourth quarter of 2003. The increase in media unit shipments is primarily due to increased sales of VXA drive and automation products and the resulting increased shipments of related media products, net of a decrease in shipments of legacy media products. Total net revenue from service, spares and other decreased in 2004 as a result of the outsourcing of our repair operation to Teleplan in 2003, and the continued decrease in the number of higher service cost M2 drives under warranty. Sales allowances increased to more historical levels in 2004 and includes the cost of sales programs and rebates, product returns and stock rotation activity by channel distribution customers.

Appendix A - Annual Report

   Fiscal 2003 Compared to 2002

      Our net revenue decreased by 29.3% from $133,191,000 in 2002 to $94,169,000 in 2003. This decrease is primarily due to the continued downturn in business spending, the bankruptcy of a significant customer in the second quarter of 2003, the delay in achieving increased revenue from OEM customers due to longer than anticipated sales lead times with these customers, and decreased inventory shipments throughout the first six months of 2003 due to limited liquidity. As percentages of total net revenue, revenue from drives increased in 2003 over 2002. For 2003, revenue from VXA-1 and VXA-2 drives continued to replace declining sales of M2 drives but did not completely offset such decline. We began shipping VXA-2 drives to the OEM channel in the fourth quarter of 2002. As a percentage of total net revenue, revenue from libraries decreased from 23.7% in 2002 to 14.3% in 2003. This decrease is primarily the result of our inability to fulfill sales orders due to reduced library shipments from our supplier during 2003 because of liquidity issues. Media revenue increased as a percentage of total net revenue in 2003, as compared to 2002, primarily due to the increasing installed base of VXA drives and the related sales of media products. Total net revenue from service, spares and other remained relatively constant in 2003 as compared to 2002. Although our installed base of products increased, the installed base of higher service and warranty cost M2 drives continued to decrease. Total service revenue, and related costs, will likely decrease in the future as a result of the outsourcing of this function to Teleplan.

      Sales allowances decreased in 2003 by $2,033,000, due primarily to decreased stock rotation activity in the last three quarters of the year.

   Net Revenue by Customer Type

      The following table presents our revenue from different types of customers as a percentage of net revenue for each of the following years:

	Fiscal Year Ended
	2002	2003	2004
Distributor/Reseller	75.6%	68.5%	70.0%
OEM	18.6	20.4	24.3
End user and other	5.8	11.1	5.7

	100.0%	100.0%	100.0%

   Fiscal 2004 Compared to 2003

      Revenue from OEM customers continued to increase in 2004, as shipments of VXA drives and automation products, as well as LTO automation products, increased from 2003 levels. OEM revenue was also affected by the continuing decrease in sales of Mammoth products to OEM customers. Sales of hardware and media products to distribution customers, including Imation, also increased due to increased shipments of these products and related media. The decrease in end user and other revenue in 2004 is due to lower service, repair and spare part sales.

   Fiscal 2003 Compared to 2002

      Revenue from distributor/reseller customers decreased as a percentage of net revenue from 2002, as compared to 2003, due to an increase in revenue from OEM and end-user customers (primarily service, repair and sales of spare parts) in 2003. Our ongoing effort to sell VXA products to OEMs was and is an important part of our business plan and such revenue continued to increase as a percentage of net revenue throughout 2003.

Appendix A - Annual Report

   Net Revenue by Geographic Region

      Geographically, revenue is attributed to the customer’s location. The following table summarizes our revenue by geographic region as a percentage of total net revenue:

	Fiscal Year Ended
	2002	2003	2004
United States	72.5%	69.1%	71.2%
Europe/Middle East	20.1	22.7	22.8
Asia Pacific	6.8	7.7	4.5
Other	0.6	0.5	1.5

	100.0%	100.0%	100.0%

   Fiscal 2004 Compared to 2003

      Revenue from domestic customers increased to 71.2% of total net revenue in 2004 from 69.1% in 2003. Revenue from the Europe and Asia Pacific regions was impacted by the MDA with Imation for media shipments, as discussed below. In Europe, increased OEM revenue was offset by decreased distribution revenue in the region. In Asia Pacific, hardware sales remained flat or decreased as sales lead times for both new OEM and distribution customers were longer than anticipated. Increasing revenue from customers outside of the U.S. is a key component of our business strategy in 2005 and thereafter, and will require additional marketing and sales resources to expand our market share in these geographic areas.

      In 2004, a substantial portion of our media shipments were to Imation’s domestic locations. Imation then distributed the media to its customers in countries throughout the world. Accordingly, this revenue is included in the United States geographic region for 2004, and decreased revenue allocated to other geographic regions, as presented in the above table.

   Fiscal 2003 Compared to 2002

      Revenue from customers in Europe and Asia Pacific increased in 2003 from 26.9% to 30.4% of total net revenue, due to increased sales of library products to OEM customers and increased market penetration of the VXA technology in these regions. Revenue from European customers decreased by $5,376,000 and revenue from Asia Pacific customers decreased by $1,766,000. These decreases were related to worldwide economic issues, as well as inventory shortages due to our lack of liquidity during 2003. International revenue totaled $29,094,000 in 2003.

   Significant Customers

      The following table summarizes customers who accounted for 10% or more of revenue, and other significant customers, for the years presented:

	Fiscal Year Ended
	2002	2003	2004
Imation	1.8%	8.8%	39.8%
IBM	7.9	6.8	12.9
Tech Data	15.8	16.2	10.5
Ingram Micro	17.9	16.0	9.0
Fujitsu Siemens	3.2	5.9	8.7
Digital Storage	16.1	1.9	0.0

      No other customers accounted for 10% or more of sales in any of these years. We cannot guarantee that revenue from these or any other customers will continue to represent the same percentage of our revenue in future periods.

Appendix A - Annual Report

   Cost of Sales and Gross Margin

      Our cost of goods sold includes the actual cost of all materials, labor and overhead incurred in the manufacturing and service processes, as well as certain other related costs, which include primarily provisions for warranty repairs and inventory reserves.

   Fiscal Year 2004 Compared to 2003

      Cost of goods sold decreased from $78,576,000 in 2003 to $76,997,000 in 2004, although revenue increased 8.4% in 2004. Gross margin percentage increased to 24.6% in 2004, as compared to 16.6% in 2003, due primarily to increased revenue from automation products at higher margins, overall lower drive product costs and a decreased provision for excess and obsolete inventory in 2004. Such provisions totaled $9,814,000 in 2003 versus $1,150,000 in 2004. These provisions had a 10.4% and 1.1% negative impact on the overall gross margin in 2003 and 2004, respectively. Gross margins were positively impacted in both 2004 and 2003 by lower warranty costs resulting from a decrease in M2 drives under warranty and an overall decrease in warranty cost per unit. Gross margins in 2004 were negatively impacted by a higher percentage of revenue from OEM customers and decreased margins on media sales resulting from the Imation Media Distribution Agreement discussed previously. Gross margins for 2003 were also negatively impacted by increased OEM sales, as well as the effect of foreign currency fluctuation on product purchases denominated in Yen at a fixed conversion rate during the first quarter of the year.

   Fiscal Year 2003 Compared to 2002

      Our cost of goods sold decreased from $110,948,000 for 2002 to $78,576,000 in 2003 due to decreased revenue. Our gross margin percentage remained constant at 16.7% in 2002 and 16.6% in 2003. In 2002, cost of goods sold included restructuring charges of $3,857,000. In 2003, cost of goods sold included additional inventory reserves of $9,814,000. The restructuring charges in 2002 had an approximate 3.1% impact on our gross margin percentage. In 2003, the additional inventory reserves had an approximate 10.4% impact on our gross margins. In 2003, gross margins were positively impacted by decreases in fixed costs due to headcount reductions in 2002 and early 2003, decreased warranty reserves, primarily resulting from the decrease in the number of units under warranty for Mammoth and M2 products, an overall decrease in standard warranty cost per unit, and lower freight costs. Gross profit in 2003 was negatively impacted by a higher percentage of sales to OEM customers at lower gross margins and the effect of foreign currency fluctuations for product purchases denominated in yen at a fixed conversion rate, which totaled $1,381,000. Gross profit for 2002 was negatively impacted by increased inventory reserves, the write-off of an in-process capital asset project and additional reserves recorded for vacated excess facilities.

   Selling, General and Administrative

      Selling, general and administrative (“SG&A”) expenses include salaries, sales commissions, advertising expenses and marketing programs.

   Fiscal Year 2004 Compared to 2003

      SG&A expenses decreased from $30,084,000 in 2003 to $23,783,000 for 2004. SG&A expenses in 2003 included $5,962,000 for bad debt expense related to a major customer. SG&A for 2004 decreased as a result of headcount reductions in the latter portion of 2003, the impact of which was primarily realized in 2004, and additional headcount reductions in the fourth quarter of 2004, as well as overall cost control measures, which included limitations on expenses and new hiring. SG&A expenses in 2004 increased as a result of increased sales and marketing and advertising programs designed to increase the market awareness of VXA technology and related products. SG&A expense in 2004 includes $175,000 related to compliance with the Sarbanes-Oxley Act of 2002.

   Fiscal Year 2003 Compared to 2002

      SG&A expenses increased from $27,316,000 in 2002 to $30,084,000 for 2003. SG&A expenses included restructuring charges of $688,000 in 2002, and in 2003 included $5,962,000 for bad debt expense related to a major customer. SG&A for 2003 also included decreases due to headcount reductions in 2002 and 2003, the impact of which was primarily realized in 2003, and overall cost control measures implemented in 2003, which included limitations on expenses and new hiring, although such expenses did not decrease in proportion to the decrease in revenue.

   Engineering, Research And Development

      Engineering, research and development expenses include salaries, third-party development costs and prototype expenses.

Appendix A - Annual Report

   Fiscal Year 2004 Compared to 2003

      Engineering, research and development expenses decreased from $9,826,000 in 2003 to $9,244,000 for 2004. The decrease in 2004 is the result of the net impact of headcount reductions and an increase in costs incurred in developing new VXA and LTO drive and automation products. Management believes that we continue to have the necessary resources in place to meet all technology development related milestones in 2005.

   Fiscal Year 2003 Compared to 2002

      Engineering, research and development expenses decreased from $23,713,000 in 2002 to $9,826,000 for 2003. The decreases in 2003 are the result of significant headcount reductions, lower costs for external engineering, and a decrease in costs incurred in developing future VXA tape drives and related automation products.

   Lease Terminations and Related Costs

      During the third quarter of 2003, we were in default under three lease agreements for facilities due to delinquent rental payments. For the first property, which included our headquarters, the lessor terminated the original lease and subsequent short-term lease on June 30, 2003, and we ceased use of the building on that date. Remaining lease payments under the original lease total approximately $1,600,000. The lessor under this lease commenced litigation against the Company and claimed damages relating to the rental default and an alleged failure to maintain the leased premises. In October 2003, we reached a settlement with the lessor for the payment of the remaining lease payments over a one-year period commencing in November 2003.

      In September 2003, we entered into a note payable in the amount of $3,060,000 with the lessor of certain of our office and manufacturing facilities, in settlement of all past and future amounts due under the lease for such facilities. The note is unsecured, is payable interest only through September 2008, at which time the entire principal amount is due and bears interest at the prime rate for the first year (4.0% at September 27, 2003), 6.0% for years two through four and 10.0% for year five. Interest on the note was imputed at a rate of 9.0% over the term of the note and, accordingly, the note was recorded net of discount of $359,000. The 9.0% rate was considered to be a market interest rate based on other borrowings of the Company. The discount will be recognized over the term of the note as additional interest expense using the effective interest method. We also settled our obligation under a third lease for our former San Diego, California sales office space, which totaled approximately $170,000.

      As a result of the lease terminations and settlements and the Company ceasing to use the leased facilities, we recorded lease termination expense and related costs totaling $4,707,000 in 2003. Included in this amount is $4,498,000 of past and future rental payments and $972,000 of accelerated amortization of leasehold improvements, less $763,000 of related deferred rent concessions.

   Other Income (Expense), Net

      Other income (expense), net consists primarily of income from the sales of our ownership interests in other companies, a one-time sale of technology, interest income and expense, foreign currency fluctuation gains and losses and other miscellaneous items.

   Fiscal Year 2004 Compared to 2003

      In 2004, other income (expense) includes cash interest expense of $1,581,000 incurred on our bank line of credit and notes payable to suppliers and others, which decreased in 2004, compared to 2003, due primarily to lower outstanding balances on our line of credit during the year.

      The result of foreign currency translations was a loss of $1,851,000 in 2003, primarily due to a significant strengthening of the Yen and the Euro against the U.S. dollar in the last half of 2003. Although fluctuations from quarter to quarter in 2004 were significant, the net impact of foreign currency fluctuations was a loss of $105,000 for the year.

   Fiscal Year 2003 Compared to 2002

      In 2003, other income (expense) includes interest expense of $12,859,000 of which $10,146,000 was stock-based interest related to the issuance of common stock in exchange for investor guaranties on our bank line of credit (discussed in detail below under “Borrowings”). The remaining interest expense was cash interest and fees incurred on our bank line of credit. In 2002 we recognized interest expense of $2,024,000, of which $541,000 related to the beneficial conversion feature of a bridge loan and the value of related stock warrants. Interest incurred on our bank line of credit was higher in 2003 compared to 2002 due to an interest rate of 9.5% for 2003 as compared to 5.5% for 2002.

Appendix A - Annual Report

      During 2002, we sold our remaining ownership interest in CreekPath Systems, Inc., resulting in a gain of $1,500,000. Also, during 2002, we recognized income of $1,200,000 related to the sale of a manufacturing license agreement. Both of these items are included in other income for 2002.

      The result of foreign currency translations fluctuated from a loss of $803,000 to a loss of $1,851,000 for 2002 and 2003, respectively. These fluctuations resulted primarily from a significant strengthening of the Yen and the Euro against the U.S. dollar in both 2002 and 2003, particularly in the last four months of 2003.

  Taxes

      In 2003 and 2004, we recognized tax expense of $88,000 and $47,000, respectively, related to our foreign operations. For 2002, we recorded a benefit from income taxes in the amount of $402,000, primarily as a result of a Federal income tax refund received in the amount of $453,000. This refund was for a prior year filing and related to issues for which tax expense had previously been recorded. Based on cumulative operating losses over the prior five years and the uncertainty regarding future profitability, we continue to reserve 100% of our deferred tax assets. We believe a 100% valuation allowance will be required until we achieve a consistent and predictable level of profitability.

      At December 31, 2004 , we had domestic net operating loss carry forwards available to offset future taxable income of approximately $207,000,000, which expire between 2005 and 2024. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances. Due to a cumulative ownership change of more than 50% over a three-year period which occurred in November 2001 in connection with the Ecrix acquisition, the portion of Exabyte’s and Ecrix’s pre-business combination tax carryovers totaling $153,000,000 that can be utilized in any one taxable year for federal tax purposes is limited to approximately $1,200,000 per year through 2021. Ownership changes after December 31, 2004 could further limit the utilization of our remaining net operating loss carry forward of $54,000,000, in addition to any losses incurred subsequent to December 31, 2004. As of December 31, 2004, we had approximately $73,000,000 of total net operating loss carryforwards that may be used to offset future taxable income.

  Loss Per Share

      Basic and diluted loss per share was $0.13 in 2004 compared to $0.70 in 2003 and $1.02 in 2002. Included in the 2004, 2003 and 2002 loss per share is $4,225,000, $556,000 and $4,557,000, related to the beneficial conversion features of the Company’s preferred stock. In addition, outstanding common shares increased significantly in 2003 due to shares issued for loan guaranties. Included in the 2002 per share loss amounts are restructuring charges of $0.15 per share.

Liquidity And Capital Resources

  Liquidity Issues

      We have incurred losses for the past several years, including losses of $29,072,000, $43,692,000 and $9,914,000 in 2002, 2003 and 2004, respectively. Declining revenue, reduced gross margins on certain products, special charges relating to the reorganization of the business and the impact of the weakening dollar versus foreign currencies, such as the Yen and Euro, contributed to losses in 2002, 2003 and 2004 and the Company’s continuing liquidity issues. We continue to reassess our business and investigate various strategic alternatives that would increase liquidity. These alternatives may include one or more of the following:

•	Continued restructuring of current operations to decrease operating costs;

•	Obtaining additional capital from debt or equity fund raising activities;

•	Restructuring of terms of notes payable to certain suppliers to provide for extended payment periods;

•	Strategic alliance or business combination and related funding from such a relationship; or

•	Sale of all or a portion of operations or technology rights.

      We will continue to explore these and other options that would provide additional capital for current operating needs or longer-term objectives. Although we issued Series AA preferred stock in 2004 for total gross proceeds of $25,000,000, it will be necessary for us to raise additional capital or achieve profitable operations to provide sufficient funds to support our operations in 2005. If we are not successful in achieving one or more of the above actions, including raising additional capital or profitable operations, we may not be able to continue as a going concern. The Series AA proceeds were used primarily to repay our line-of-

Appendix A - Annual Report

credit with our bank and meet other supplier requirements. In addition, during 2004, we successfully restructured the payment terms of a note payable to a supplier resulting in the deferral of payments into 2006 and 2007. In March, 2005, we entered into a new line of credit with Wells Fargo Business Credit, Inc. replacing Silicon Valley Bank, which new line provides additional borrowing capacity for us. Currently, our primary sources of funding are our availability under our bank line of credit, notes payable to suppliers and others, and our ability to generate cash from operations. We are currently evaluating additional sources of cash, with an emphasis on obtaining additional equity capital in 2005, and the refinancing of existing obligations to obtain more favorable terms. The amount of such additional liquidity needs cannot presently be determined.

      An inability to increase revenue to the level anticipated in our forecasts, a loss of a major customer for VXA or other products, an interruption in delivery of manufactured products from suppliers, increases in product costs, significant unbudgeted expenditures, or other adverse operating conditions could impact our ability to achieve our forecasted cash generated from operations, which may result in a need for additional funding from external sources. There is no assurance that additional funding will be available or available on terms acceptable to the Company. Additional debt could require the approval of our lender under the terms of our line of credit.

   Cash Flows — 2004

      As of December 31, 2004, we have $444,000 in cash and cash equivalents and working capital of $2,988,000. During 2004, we had $13,357,000 in cash used by operating activities, $1,761,000 used by financing activities and $8,583,000 provided by investing activities.

      The components of cash used by operations include our net loss of $9,914,000, adjusted for depreciation and amortization expense, stock-based interest expense, provision for uncollectible accounts receivable and sales returns and programs, amortization of deferred revenue, provision for excess and obsolete inventory, stock based compensation and loss on foreign currency translation and other non-cash items, all of which totaled cash provided of $2,310,000. In addition, cash flows from operating activities in 2004 was impacted by (1) a decrease in accounts receivable of $627,000 resulting from increased collections and a decrease in days-sales-outstanding, (2) an increase in inventory of $1,463,000 due to an increase in finished goods inventory to take advantage of lower freight costs for ocean shipments of product and to meet customer demands in the first quarter of 2005, and (3) a decrease in accounts payable and accrued liabilities of $3,672,000 due primarily to the settlement of a stock based interest liability and certain inventory purchase commitments. Cash used by financing activities is comprised primarily of net payments on the bank line-of-credit and other notes payable of $15,228,000 and the net proceeds from the sale of preferred stock of $23,811,000. Cash used by investing activities relates to the purchase of equipment and leasehold improvements.

      Our cash from operations can be affected by the risks involved in our operations, including revenue growth, the successful introduction and sales of new product offerings, control of product costs and operating expenses, and overall management of working capital items. Cash required for capital expenditures is expected to total approximately $2,100,000 in 2005, and relates primarily to tooling for new product development activities and investment in information technology equipment.

   Cash Flows — 2003

      As of January 3, 2004, we had $6,979,000 in cash and cash equivalents and negative working capital of $6,561,000. In January 2004, we used a substantial portion of our cash balance to repay our bank line-of-credit balance of $6,498,000. During 2003, we had $23,258,000 in cash provided by operating activities, $2,393,000 used by financing activities and $14,550,000 used by investing activities.

      The components of cash provided by operations include our net loss of $43,692,000, reduced by depreciation and amortization expense, stock-based interest expense, provision for uncollectible accounts receivable and sales returns and programs, provision for excess and obsolete inventory, lease termination expense and loss on foreign currency translation, all of which totaled $35,290,000. In addition, cash flows from operating activities in 2003 was impacted by (1) a decrease in accounts receivable of $11,808,000 resulting from a reduction in days-sales-outstanding from 127 days at December 28, 2002 to 56 days at January 3, 2004, as well as the write-off of a $5,962,000 receivable balance from a significant customer that filed bankruptcy in 2003, (2) an increase in deferred revenue related to the $18,500,000 distribution fee received from Imation, (3) a decrease in inventory of $2,683,000 due to increased usage and disposition of inventory items during 2003, and (4) a decrease in accounts payable and accrued liabilities of $2,770,000 due in part to the use of the proceeds from the Media Distribution Agreement to pay aged payables and accrued liabilities. Cash used by financing activities was comprised primarily of net payments on the bank line-of-credit and other notes payable of $16,065,000 and the proceeds from the sale of preferred stock of $1,500,000. Cash used by investing activities relates to the purchase of equipment and leasehold improvements.

Appendix A - Annual Report

   Cash Flows — 2002

      As of December 28, 2002, we had $664,000 in cash and cash equivalents and negative working capital of $5,199,000. From 2001 to 2002, our cash and cash equivalents decreased $1,533,000 due to $13,267,000 used by operating activities, $2,054,000 used by investing activities and $13,788,000 provided by financing activities. Cash used by operating activities was primarily attributable to our net loss of $29,072,000, but positively impacted from a $13,843,000 increase in accounts payable. Cash used by investing activities was primarily from capital expenditures of $3,903,000 offset by $1,590,000 in cash proceeds from sales of investments. Cash provided by financing activities was primarily a result of $7,081,000 from the issuance of stock, $1,000,000 from a bridge loan, net borrowings of $6,269,000 on our line of credit and principal payments of $1,013,000 on long-term debt obligations.

Borrowings

   Line of Credit — Bank

      On June 18, 2002, we entered into a $25,000,000 line of credit agreement (the “Agreement”) with Silicon Valley Bank (“SVB”) that originally expired in June 2005. As of December 28, 2002, we were not in compliance with certain financial covenants included in the Agreement which constituted an event of default. In February 2003, SVB agreed to forbear from exercising its remedies as a result of the default, and in April 2003, we entered into the Third Modification Agreement (“Third Modification”). The Third Modification provided for borrowings of up to $20,000,000, based on a specified percentage of eligible accounts receivable, as defined, and a percentage of specified inventory balances, also as defined in the Agreement and overadvance guarantees by a shareholder and officer totaling $2,500,000. Collateral for all borrowings included substantially all of our assets and the maturity date of the Agreement was revised to September 30, 2003. Interest under the Third Modification was charged at a rate equal to the prime rate plus 5.25%. The Fourth Modification Agreement increased the overadvance guaranties from $2,500,000 to $2,750,000 effective July 18, 2003.

      On October 10, 2003, we entered into the Fifth Modification Agreement, which extended the Agreement through September 30, 2005, under similar terms and conditions. In May 2004, we entered into a revised agreement (the “Revised Agreement”), which provided for borrowings of up to $20,000,000 based on 75% of eligible accounts receivable (as adjusted). Eligible accounts receivable excluded balances greater than 60 days past due, certain foreign receivables and other items defined in the Revised Agreement. No borrowings were available based on inventory balances. Interest was charged at the prime rate plus 2.0 (7.25% at December 31, 2004), and the Revised Agreement included financial covenants relating to operating results, limits on inventory levels with product distributors, the maintenance of minimum levels of net worth or deficit and prohibited the payment of cash dividends on common or preferred stock. The Revised Agreement also included certain acceleration clauses that may cause any outstanding balance to become immediately due in the event of default. As of December 31, 2004, we were in compliance with all covenants included in the Revised Agreement, and had $6,173,000 in borrowings outstanding under the line of credit.

      In connection with the Third Modification, SVB had notified the Company that it was in an “over advance” state with respect to its line of credit, and that in order for SVB to continue to allow us to borrow against the line, we were required to cause our CEO and a significant shareholder (“Guarantors”) to agree to guarantee up to a maximum of $2,500,000 for advances in excess of our credit limit (the “Guaranties”). We, through an independent committee of our Board, negotiated agreements with the Guarantors, whereby the Guarantors agreed to such a guarantee in exchange for a specific number of shares of our common stock, as discussed below. In addition, SVB required that each of the Guarantors enter into a subordination agreement (“Subordination Agreement”), whereby each Guarantor agreed to subordinate to SVB: (1) all of our present and future indebtedness and obligations to the Guarantor; and (2) all of the Guarantor’s present and future security interests in our assets and property. Additional guaranties for $250,000 of excess borrowings were obtained from other shareholders in July 2003 under similar terms. The Guaranties were terminated in November 2003. The excess borrowing availability was substantially utilized by the Company during the period of time the Guarantees were in effect. Similar guarantees are not expected to be needed in the future.

      As consideration for the Guaranties, we issued to the Guarantors (pro-rata) 50,043,252 shares of its common stock in 2003, and 3,706,748 shares in 2004. We determined the fair value of the shares based on the market price of the Company’s stock on the date the shares were earned by the Guarantors, and recorded $10,146,000 of stock-based interest-expense during 2003. The value of the total shares issued under the Guaranties was recorded as interest expense over the anticipated period that such Guaranties were in effect.

      In connection with the Third Modification, we issued SVB a fully vested, immediately exercisable and non-forfeitable warrant to purchase 2,000,000 shares of common stock at an exercise price of $0.105 per share pursuant to the Modification Agreement. This warrant was issued as compensation to SVB for continuing to allow access to an extended credit limit while we

Appendix A - Annual Report

negotiated the series of Guarantee Agreements with our CEO and a significant investor, as discussed above. We determined the value of the warrants to be $159,000 based on the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected life — 7 years, volatility — 135%, and risk free interest rate — 3.5%. The fair value of the warrant was recognized as interest expense over the term of the Third Modification, which expired on September 30, 2003. The warrants were exercised in 2004.

      On March 9, 2005, we entered into a new asset-based line-of-credit agreement with Wells Fargo Business Credit, Inc. (“Wells Fargo”) which provides for borrowings of up to $20,000,000 based on 80% of eligible accounts receivable (as defined), and 60% of eligible finished goods inventory (as defined). Borrowings are secured by substantially all of our assets. This agreement matures on March 31, 2008 and replaced the loan agreement with SVB, which was terminated upon execution of the Wells Fargo agreement. Interest under the new agreement with Wells Fargo will be charged at the lender’s prime rate plus 1% (6.25% at March 1, 2005) and includes financial covenants relating to, among other things, operating results, the maintenance of minimum levels of net worth or deficit, limits on inventory levels with product distributors, limits on capital expenditures, liens, indebtedness, guarantees, investment in others and prohibitions on the payment of cash dividends on common or preferred stock. Events of default include a change in control.

   Notes Payable — Suppliers

      During 2003, we entered into agreements with four of our largest suppliers that converted certain accounts payable and accrued liability amounts outstanding at December 28, 2002, totaling $20,900,000, to unsecured notes payable. These amounts were due through 2005 and bore interest at rates ranging from zero to 5%. At December 31, 2004, the remaining balance of $7,001,000 is due to one supplier, Hitachi, Ltd. (“Hitachi”). In November 2004, the payment terms for this note were restructured to provide for repayment through March 31, 2007, with interest at 2.1% through March 31, 2006 and 3.1% thereafter. In September 2003, we entered into restructuring and note payable agreements with a fifth supplier, Solectron Corporation (“Solectron”), for $8,991,000 which converted accounts payable and current inventory purchase commitments to a note payable bearing interest at 9%. In May 2004, we made a $2,020,000 prepayment on the Solectron note and revised the payment schedule. As of December 31, 2004, all inventory purchase commitments had been satisfied, and the total amount due to Hitachi and Solectron under the remaining notes payable – suppliers is $9,411,000 which is payable as follows: 2005 — $3,201,000; 2006 — $5,194,000; 2007 — $1,016,000. As of February 1, 2005, we were in violation of a provision included in the note payable to Hitachi relating to the payment of payables for January product purchases. We received a waiver of such violation on February 14, 2005. We accounted for the modification of the liabilities under EITF 96-19, Debtors Accounting for a Modification or Exchange of Debt Instruments (“EITF 96-19”). In accordance with the provisions of EITF 96-19, the terms of the notes are not considered to be substantially different than the terms of the original liabilities.

Note Payable — Lessor

      In September 2003, we entered into a note payable in the amount of $3,060,000 with the lessor of certain of our former office and manufacturing facilities, in settlement of all past and future amounts due under the lease for such facilities. The note is unsecured, is payable interest only through September 2008, at which time the entire principal amount is due. The interest rate on the note at December 31, 2004 is 6.0% and this rate will continue until September 2007, at which time the rate increases to 10.0% for the final year of the note. Interest on the note was imputed at a rate of 9.0% over the term of the note and, accordingly, the note was recorded net of discount of $359,000. The 9.0% rate was considered to be a market interest rate based on other borrowings of the Company. The discount is being recognized over the term of the note as additional interest expense using the effective interest method.

Media Distribution Agreement

      On November 7, 2003, we entered into a Media Distribution Agreement (“MDA”) with Imation whereby we granted Imation the exclusive worldwide marketing and distribution rights for our proprietary removable data storage media. In exchange for such rights, Imation paid us a one-time distribution fee of $18,500,000. Under the MDA, we agreed to grant Imation a subordinated security interest in our intellectual property to secure our obligations under the MDA and a seat as an observer on our Board of Directors. The MDA has an indefinite term, but provides for termination by Imation upon 180 days’ prior written notice, or upon a material default by either party. If Imation terminates the MDA because of a material default by Exabyte, we must pay Imation a prorated portion of the distribution fee (based on 10 years from November 7, 2003). If the MDA is terminated by Imation, we are not obligated to refund any portion of the distribution fee. The MDA provides for discounted sales prices to Imation which, in turn, reduces our gross margin on media sales.

Appendix A - Annual Report

Non-Current Liabilities And Contractual Obligations
We are committed to make certain payments for non-current liabilities including notes payable. Our cash payments due under these contractual obligations as of December 31, 2004 are as follows:

		1 - 3
(In thousands)	Less than 1 year	years	After 3 years	Total
Notes payable	$3,201	$9,183	$—	$12,384
Operating leases	1,940	1,663	3	3,606
Capital lease obligations	99	21	—	120

	$5,240	$10,867	$3	$16,110

      We expect to fund these obligations through cash generated from operations, borrowings under our bank line of credit and, if necessary, additional external debt or equity financings.

      In addition, as of December 31, 2004, we have issued irrevocable letters-of-credit in favor of certain suppliers totaling $750,000, of which $500,000 expires March 31, 2005 and $250,000 expires April 30, 2005. It is expected that these letters-of-credit will be extended through December 31, 2005.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

      In the ordinary course of our operations, we are exposed to certain market risks, primarily fluctuations in foreign currency exchange rates and interest rates. Uncertainties that are either nonfinancial or nonquantifiable, such as political, economic, tax, other regulatory or credit risks are not included in the following assessment of our market risks.

   Foreign Currency Exchange Rates

      We have foreign subsidiaries whose operations expose us to foreign currency exchange rate fluctuations (See Note 1 to the Consolidated Financial Statements). Fluctuations in foreign currency exchange rates could impact remeasurement of our foreign denominated assets and liabilities into U.S. dollars and our future earnings and cash flows from transactions denominated in different currencies. At December 31, 2004, 7.3% of our total liabilities were denominated in foreign currencies. During 2004, 18.7% of operating expenses were denominated in foreign currencies. Assets and revenue denominated in foreign currencies were not significant in 2004. We have subsidiaries in Europe, Japan and Singapore whose accounting records are maintained in their local currency. Our exposure to currency exchange rate fluctuations is diversified due to the number of different countries in which we conduct business, although our most significant exposure relates to the Yen due to a note payable to a Japanese supplier. The note payable provides for payments at a fixed conversion rate of 120 Yen/dollar. Foreign currency gains and losses will continue to result from fluctuations in exchange rates and will impact future operating results. We recognized a gain of $81,000 in 2004 due to the foreign currency translation of the note payable to a supplier denominated in Yen discussed above. In addition, our cost of goods sold increased in the first quarter of 2004 by $488,000 due to payments made in Yen to suppliers and the related fluctuations in the exchange rate. Effective April 1, 2004, purchases under this agreement are made in US dollars.

      We prepared sensitivity analyses of our exposure from foreign assets and liabilities as of December 31, 2004, and our exposure from anticipated foreign revenue and operating expenses in 2005 using historical data and anticipated future activity to assess the impact of hypothetical changes in foreign currency exchange rates. Based upon the results of these analyses, we estimate that a hypothetical 10% unfavorable change in foreign currency exchange rates from the 2004 year end rates could result in a $654,000 loss on translation and increase in liabilities. The expected impact on net revenue and operating expenses is not considered significant.

Appendix A - Annual Report

   Interest Rates

      At December 31, 2004, we had $6,173,000 outstanding on our line of credit, and our interest rate on the line was prime plus 2.0% (7.25%). As of March, 2005, under our new line of credit with Wells Fargo Business Credit, our interest rate is prime plus 1% (6.25% at March 1, 2005). Fluctuations in interest rates during 2005 could impact our interest expense related to this line of credit. Other notes payable are at fixed rates throughout 2005.

      We prepared sensitivity analyses of our exposure to interest rate fluctuations to assess the impact of a hypothetical change in interest rates. Based on the results of these analyses, we estimate that a hypothetical 10% unfavorable change in interest rates with respect to our current rate of prime plus 1.0% could increase interest expense by $550,000, assuming an estimated average borrowing level of $8,000,000 during 2005. This risk is similar to the interest rate risk presented in the prior year, and could have a significant effect on our results of operations, cash flows or financial condition in 2005.

Appendix A - Annual Report

       REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Board of Directors and Stockholders
Exabyte Corporation
Boulder, Colorado

We have audited the accompanying consolidated balance sheet of Exabyte Corporation and its subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. Our audit also included the consolidated financial statement schedule II for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exabyte Corporation and its subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule II for the year ended December 31, 2004, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming Exabyte Corporation and its subsidiaries will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, Exabyte Corporation and its subsidiaries has experienced recurring losses and has an accumulated deficit of $145,543,000 which, among other things, raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

January 28, 2005
Denver, Colorado

To the Board of Directors and Stockholders
of Exabyte Corporation

In our opinion, the accompanying consolidated balance sheet as of January 3, 2004 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended January 3, 2004 present fairly, in all material respects, the financial position, results of operations and cash flows of Exabyte Corporation and its subsidiaries as of January 3, 2004 and for each of the two years in the period ended January 3, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the consolidated financial statement schedule for each of the two years in the period ended January 3, 2004 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits

Appendix A - Annual Report

of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and has an accumulated deficit of $135,629,000 at January 3, 2004. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
March 30, 2004

Appendix A - Annual Report

Exabyte Corporation And Subsidiaries
Consolidated Balance Sheets

	January 3,	December 31,
(In thousands, except per share data)	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$6,979	$444
Accounts receivable, less allowances for uncollectible accounts and sales returns and programs of $1,804 and $1,910, respectively	14,764	13,929
Inventory, net	12,085	12,398
Other	1,777	2,322

Total current assets	35,605	29,093

Equipment and leasehold improvements, net (Note 2)	2,781	2,601
Goodwill	7,428	7,428
Other non-current assets	315	857

Total non-current assets	10,524	10,886

Total assets	$46,129	$39,979

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,843	$7,766
Accrued liabilities (Note 3)	9,436	5,017
Current portion of deferred revenue (Note 9)	3,495	3,460
Line of credit — Bank (Note 4)	6,498	6,173
Current portion of notes payable — suppliers (Note 4)	13,384	3,201
Current portion of other non-current liabilities	510	488

Total current liabilities	42,166	26,105

Notes payable, less current portion (Note 4):
Suppliers	11,014	6,210
Others	2,946	2,973

	13,960	9,183

Deferred revenue, less current portion (Note 9)	16,980	15,025
Accrued warranties, less current portion	979	845
Other liabilities, less current portion	460	573

Total liabilities	$74,545	$51,731

See accompanying notes to the consolidated financial statements.

Appendix A - Annual Report

Exabyte Corporation And Subsidiaries
Consolidated Balance Sheets (Continued)

	January 3,	December 31,
(In thousands, except per share data)	2004	2004
Stockholders’ equity (deficit) (Notes 5 and 6):
Preferred stock; no series; $.001 par value; 18,350 shares authorized; no shares issued and outstanding.	$—	$—
Preferred stock; series A; $.001 par value; 500 shares authorized; no shares issued and outstanding.	—	—
Series G convertible preferred stock; $.001 par value; 1,500 shares authorized; no shares issued and outstanding	—	—
Series H convertible preferred stock; $.001 par value; 9,650 shares authorized; 7,296 shares issued and outstanding at January 3, 2004; exchanged for Series AA preferred shares in 2004	7	—
Series I convertible preferred stock; $.001 par value; 10,000 shares authorized; 9,321 shares issued and outstanding at January 3, 2004; exchanged for Series AA preferred shares in 2004	9	—
Series AA convertible preferred stock; $.001 par value; 55 shares authorized; 45 shares issued and outstanding at December 31, 2004; aggregate liquidation preference at December 31, 2004 of $44,909	—	—
Common stock, $.001 par value; 350,000 shares authorized; 93,017 and 111,961 shares outstanding, respectively	93	112
Additional paid-in capital	107,682	134,257
Treasury stock, at cost; 96 shares	(578)	(578)
Accumulated deficit	(135,629)	(145,543)

Total stockholders’ deficit	(28,416)	(11,752)

Commitments and contingencies (Note 10)

Total liabilities and stockholders’ deficit	$46,129	$39,979

See accompanying notes to the consolidated financial statements.

Appendix A - Annual Report

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Operations

(In thousands, except per share data)		Fiscal Years Ended
	December 28,	January 3,	December 31,
	2002	2004	2004

Net revenue	$133,191	$94,169	$102,051
Cost of goods sold	110,948	78,576	76,997

Gross profit	22,243	15,593	25,054

Operating expenses:
Selling, general and administrative	27,316	30,084	23,783
Engineering, research and development	23,713	9,826	9,244
Lease terminations and related costs (Note 11)	—	4,707	—

Total operating expenses	51,029	44,617	33,027

Loss from operations	(28,786)	(29,024)	(7,973)

Other income (expense):
Interest expense (Note 4):
Stock-based	(541)	(10,146)	(88)
Other	(1,483)	(2,713)	(1,493)

Total interest expense	(2,024)	(12,859)	(1,581)

Loss on foreign currency translation	(803)	(1,851)	(105)
Gain on sale of investment (Note 12)	1,500	—	—
Sale of technology (Note 12)	1,200	—	—
Other, net	(561)	130	(208)

Loss before income taxes	(29,474)	(43,604)	(9,867)

Income tax (expense) benefit	402	(88)	(47)

Net loss	(29,072)	(43,692)	(9,914)

Deemed dividend related to beneficial conversion features of preferred stock (Note 6)	(4,557)	(556)	(4,225)

Net loss available to common stockholders	$(33,629)	$(44,248)	$(14,139)

Basic and diluted loss per share	$(1.02)	$(0.70)	$(0.13)

Weighted average common shares used in calculation of basic and diluted loss per share	33,022	63,617	105,828

See accompanying notes to the consolidated financial statements.

Appendix A - Annual Report

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Stockholders’ Equity (Deficit)

(In thousands, except
per share data)		Preferred Stock			Common Stock					Total
							Additional			Stockholders’
	Series	Series	Series	Series			Paid-In	Treasury	Accumulated	Equity
	G	H	I	AA	Shares	Amount	Capital	Stock	Deficit	(Deficit)
Balances at December 29, 2001	$1	$10	$—	$—	33,350	$33	$90,262	$(2,742)	$(62,810)	$24,754
Common stock options exercised at $0.65 and $0.80 per share	—	—	—	—	95	—	62	—	—	62
Common stock issued pursuant to Employee Stock Purchase Plan at $0.45 and $0.94 per share	—	—	—	—	85	—	63	—	—	63
Common stock options issued to non-employees for services	—	—	—	—	—	—	77	—	—	77
Issuance of 8,438 shares of Series I preferred stock at $1.00 per share	—	—	8	—	—	—	7,998	—	—	8,006
Issuance of common stock warrants	—	—	—	—	—	—	541	—	—	541
Common stock issued for compensation	—	—	—	—	—	1	(582)	682	—	101
Common stock dividend	—	—	—	—	70	—	55	—	(55)	—
Net loss for the year	—	—	—	—	—	—	—	—	(29,072)	(29,072)

Balances at December 28, 2002	1	10	8	—	33,600	34	98,476	(2,060)	(91,937)	4,532
Common stock options exercised at $0.18 and $0.74 per share	—	—	—	—	22	—	13	—	—	13
Common stock issued pursuant to Employee Stock Purchase Plan at $0.08 per share	—	—	—	—	21	—	2	—	—	2
Issuance of 1,500 shares of Series I preferred stock at $1.00 per share	—	—	1	—	—	—	1,499	—	—	1,500
Issuance of common stock warrants	—	—	—	—	—	—	71	—	—	71
Common stock issued under loan guaranties	—	—	—	—	50,043	50	8,394	—	—	8,444
Common stock issued for compensation	—	—	—	—	263	—	(1,151)	1,482	—	331
Common stock issued for settlement of accounts payable	—	—	—	—	2,943	3	380	—	—	383
Common stock dividend	—	—	—	—	223	—	—	—	—	—
Conversion of preferred stock to common stock	(1)	(3)	—	—	5,902	6	(2)	—	—	—
Net loss for the year	—	—	—	—	—	—	—	—	(43,692)	(43,692)

Balances at January 3, 2004	$—	$7	$9	$—	93,017	$93	$107,682	$(578)	$(135,629)	$(28,416)

See accompanying notes to the consolidated financial statements

Appendix A - Annual Report

See accompanying notes to the consolidated financial statements

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Stockholders’ Equity (Deficit) (Continued)

(In thousands, except per
share data)
		Preferred Stock			Common Stock					Total
							Additional			Stockholders'
	Series	Series	Series				Paid-In	Treasury	Accumulated	Equity
	G	H	I	Series AA	Shares	Amount	Capital	Stock	Deficit	(Deficit)
Balances at January 3, 2004	$—	$7	$9	$—	93,017	$93	$107,682	$(578)	$(135,629)	$(28,416)
Common stock options exercised at prices ranging from $0.15 to $1.05 per share	—	—	—	—	324	—	179	—	—	179
Common stock issued pursuant to Employee Stock Purchase Plan at $0.35 and $0.75 per share	—	—	—	—	40	1	22	—	—	23
Conversion of preferred stock to common stock	—	(1)	(3)	—	6,948	7	(3)	—	—	—
Common stock issued upon warrant exercise	—	—	—	—	1,740	1	(1)	—	—	—
Issuance of 25,000 shares of Series AA preferred stock at $1.00 per share, net of offering costs	—	—	—	—	—	—	23,609	—	—	23,609
Conversion of preferred stock to Series AA preferred stock	—	(6)	(6)	—	—	—	12	—	—	—
Issuance of common stock warrants	—	—	—	—	—	—	88	—	—	88
Common stock issued under loan guaranties	—	—	—	—	3,707	4	1,627	—	—	1,631
Common stock issued for compensation	—	—	—	—	2,947	3	1,045	—	—	1,048
Common stock dividends	—	—	—	—	3,238	3	(3)	—	—	—
Net loss for the year	—	—	—	—	—	—	—	—	(9,914)	(9,914)

Balances at December 31, 2004	$—	$—	$—	$—	111,961	$112	$134,257	$(578)	$(145,543)	$(11,752)

See accompanying notes to the consolidated financial statements

Appendix A - Annual Report

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Cash Flows

(In thousands)	Fiscal Years Ended
	December 28,	January 3,	December 31,
	2002	2004	2004
Cash flows from operating activities:
Net loss	$(29,072)	$(43,692)	$(9,914)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	6,724	3,688	1,772
Provision for uncollectible accounts receivable and sales returns and programs	(854)	5,301	208
Provision for excess and obsolete inventory	5,645	9,814	1,150
Lease terminations and related costs	—	4,707	—
Gain on sale of investment	(1,500)	—	—
Stock-based compensation expense	178	331	854
Stock-based interest expense	541	10,146	88
Amortization of deferred revenue related to media distribution agreement	—	(154)	(1,850)
Loss (gain) on disposal of equipment and leasehold improvements	106	(124)	169
Loss (gain) on foreign currency translation of non-current liability	—	1,634	(81)
Write-down of assets	4,071	—	—
Changes in assets and liabilities:
Accounts receivable, net	(4,591)	11,808	627
Inventory, net	(922)	2,683	(1,463)
Other current assets	(174)	74	(546)
Other non-current assets	5	488	(542)
Accounts payable	13,843	(452)	(1,077)
Accrued liabilities	(1,234)	(2,318)	(2,595)
Deferred revenue	—	18,416	(140)
Other non-current liabilities	(6,033)	908	(17)

Net cash provided (used) by operating activities	(13,267)	23,258	(13,357)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(3,903)	(2,695)	(1,761)
Proceeds from sale of equipment and leasehold improvements	259	302	—
Proceeds from sale of investments	1,590	—	—

Net cash used by investing activities	(2,054)	(2,393)	(1,761)

See accompanying notes to the consolidated financial statements.

Appendix A - Annual Report

Exabyte Corporation And Subsidiaries
Consolidated Statements Of Cash Flows (Continued)

(In thousands)		Fiscal Years
	December 28,	January 3,	December 31,
	2002	2004	2004
Cash flows from financing activities:

Proceeds from issuance of common and preferred stock, net of offering costs	7,081	1,515	23,811
Borrowings under line of credit — Bank	147,247	113,987	85,703
Payments under line of credit — Bank	(140,978)	(126,050)	(86,028)
Principal payments on notes payable and other non-current liabilities	(1,013)	(4,002)	(14,903)
Borrowings under bridge loan	1,000	—	—
Decrease in restricted cash	451	—	—

Net cash provided (used) by financing activities	13,788	(14,550)	8,583

Net increase (decrease) in cash and cash equivalents	(1,533)	6,315	(6,535)
Cash and cash equivalents at beginning of year	2,197	664	6,979

Cash and cash equivalents at end of year	$664	$6,979	$444

Supplemental disclosures of other cash and non-cash investing and financing activities:
Interest paid in cash	$(1,510)	$(2,713)	$(1,493)
Income taxes paid	(150)	—	—
Income tax refund received	453	—	—
Common stock issued in satisfaction of liability related to overadvance loan guarantees	—	—	1,631
Common stock issued in satisfaction of accrued bonuses	—	—	330
Purchase of equipment under capital lease obligations	57	—	—
Settlement of accrued liability recorded as goodwill	2,721	—	—
Conversion of bridge loan plus accrued interest to Series I preferred stock	1,051	—	—
Conversion of accounts payable to notes payable	—	20,946	—
Conversion of accrued liabilities to notes payable	—	4,049	—
Common stock issued in settlement of accounts payable	—	383	—

Appendix A - Annual Report

EXABYTE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Operations and Summary of Significant Accounting Policies

  Business, Liquidity and Basis of Presentation

      Exabyte Corporation (“Exabyte” or the “Company”) was incorporated on June 5, 1985 under the laws of the state of Delaware. Exabyte markets, designs and manufactures (through third-party manufacturing partners) storage products including VXA®, and MammothTape™ drives, as well as automation for VXA®, MammothTape™ and LTO™ (Ultrium™) technologies. Exabyte also provides its own brand of recording media and provides worldwide service and customer support to its customers and end users through third-party providers. Prior to fiscal year 2004, the Company reported its results of operations on the basis of a fiscal year of 52 or 53 weeks ending on the Saturday closest to December 31. Beginning with the three months ended March 31, 2004, the Company is reporting its operating results on a calendar month, quarter and annual basis. There were 53 weeks in fiscal 2003 and 52 weeks in fiscal 2002. The year ended January 3, 2004 is referred to as “2003” in the accompanying notes to the consolidated financial statements. During 2003, Nasdaq delisted the Company’s stock, which is now traded on the OTC Bulletin Board.

      The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses of $29,072,000, $43,692,000 and $9,914,000 in fiscal 2002, 2003 and 2004 respectively, and had a stockholders’ deficit of $28,416,000 and $11,752,000 as of January 3, 2004, and December 31, 2004, respectively.

      The Company is currently investigating various strategic alternatives that would result in increased liquidity. These alternatives may include one or more of the following:

•	Continued restructuring of current operations to decrease operating costs;

•	Obtaining additional capital from debt or equity fund raising activities;

•	Restructuring of notes payable to certain suppliers to provide for extended payment terms;

•	Strategic alliance or business combination and related funding from such relationship; or

•	Sale of all or a portion of operations or technology rights.

      The Company will continue to explore these and other options that would provide additional capital for current operating needs and longer-term objectives. Although the Company issued Series AA preferred stock in 2004 for total gross proceeds of $25,000,000, it will be necessary for the Company to raise additional capital or achieve profitable operations to provide sufficient funds to support its operations in 2005. If the Company is not successful in achieving one or more of the above actions, including raising additional capital or profitable operations, the Company may not be able to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

      The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, which require the use of management’s estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities, as well as the reported amounts of revenue and expenses. Accordingly, actual results could differ from the estimates used.

Appendix A - Annual Report

   Cash and Cash Equivalents

      Cash equivalents are short-term, highly liquid investments that are both readily convertible to cash and have original maturities of three months or less at the date of purchase. The Company had minimal or no cash equivalents at January 3, 2004 and December 31, 2004.

   Inventory

      Inventory is recorded at the lower of cost or market using the first-in, first-out method, and includes materials, labor and manufacturing overhead. Inventory is presented net of reserves for excess quantities and obsolescence related to raw materials and component parts of $11,353,000 and $8,358,000 at January 3, 2004 and December 31, 2004, respectively, and consists of the following:

	January 3,	December 31,
	2004	2004
(In thousands)
Raw materials and component parts, net	$6,450	$5,068
Finished goods	5,635	7,330

	$12,085	$12,398

   Equipment and Leasehold Improvements

      Equipment and leasehold improvements are recorded at cost. Depreciation and amortization is recorded using the straight-line method over the estimated useful lives of the respective assets. Software, computers, furniture and machinery/equipment are depreciated over three years. Leasehold improvements are amortized over the useful life of the asset or the lease term (three to five years), whichever is less. Maintenance and repairs are expensed as incurred.

      The Company continually evaluates long-lived assets, based on the net future cash flow expected to be generated from the asset on an undiscounted cash flow basis, based on significant events or changes in circumstances which indicate the recorded balance may not be recoverable. If that analysis indicates that impairment has occurred, the Company measures the impairment based on a comparison of discounted cash flows or fair values, whichever is more readily determinable, to the carrying value of the related asset.

   Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, borrowings under the Company’s line of credit and other notes payable, and the current portion of other non-current liabilities in the consolidated balance sheets approximate fair value due to the short-term maturity of these instruments. The fair value of non-current liabilities, primarily notes payable, was estimated by discounting the future cash flows using market interest rates and does not differ significantly from the amounts included in the consolidated balance sheets.

   Goodwill

      The Company accounts for goodwill under the provisions of FAS 142. Under FAS 142, goodwill is assigned to one or more reporting units based upon certain criteria, is tested for impairment upon adoption of FAS 142 and annually thereafter, and is no longer amortized. Goodwill relates to the Company’s fiscal 2001 business combination with Ecrix Corporation (“Ecrix”). Upon adoption of FAS 142 on January 1, 2002, the Company concluded that it has one reporting unit, and in 2002 the Company completed the transitional and annual impairment tests using the following approach: (1) Calculate the fair value of the Company based on quoted market prices of the Company’s stock, and compare such amount with the Company’s carrying value (stockholders’ equity or deficit), including goodwill; (2) If the fair value of the Company is less than its carrying amount, measure the amount of impairment loss, if any, by comparing the implied fair value of the goodwill with the carrying amount of such goodwill; (3) If the carrying amount of the goodwill exceeds its implied fair value, recognize that excess as an impairment loss. Using this method, the Company determined that the fair value of the reporting unit, including

Appendix A - Annual Report

goodwill, exceeded carrying value as of the date of adoption, January 3, 2004 and December 31, 2004 and, accordingly, goodwill is not considered to be impaired.

   Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, shipment or delivery has occurred, the sales price is fixed or determinable, and collectibility of the related receivable is reasonably assured. Generally, these criteria are met upon shipment or delivery of products and transfer of title and risk of loss to customers. Product sales to certain distributors and resellers are subject to agreements allowing certain limited rights of return, marketing related rebates and price protection on unsold merchandise. Accordingly, the Company records an allowance for these items, as well as other product returns in the period of the sale based on contractual terms and historical data. The Company sells products to certain original equipment manufacturers (“OEM’s”), which require that the Company maintain inventory at third party warehouses. Revenue from these sales is recognized when title transfers, which is generally when the OEM takes possession of the inventory from the warehouse. Revenue for out-of-warranty service repairs is recorded when the service has been performed and the product has been shipped back to the customer. Revenue for on-site warranty contracts is deferred and amortized using the straight-line method over the contract period. Shipping and handling costs are included in cost of goods sold.

      The distribution fee received by the Company in connection with the Media Distribution Agreement (“MDA”) discussed in Note 9 was recorded as deferred revenue and is being amortized using the straight-line method over ten years, which represents the estimated period over which existing media products at the commencement of the MDA will be sold. In addition, under certain circumstances the distribution fee may be refundable on a pro-rata basis over a ten year period from the date of the MDA.

   Foreign Currency Transactions and Remeasurement

      The U.S. dollar is the functional currency of the consolidated corporation including its subsidiaries. For the Company’s foreign subsidiaries, monetary assets and liabilities are remeasured into U.S. dollars using the exchange rates in effect at the balance sheet date and non-monetary assets are remeasured at historical rates. Results of operations are remeasured using the average exchange rates during the period. The Company recorded net foreign exchange (gains) losses related to these remeasurements of $(608,000), $33,000 and $65,000 in 2002, 2003 and 2004, respectively. From time to time, the Company enters into transactions that are denominated in foreign currencies, primarily for product purchases. These transactions are remeasured at the prevailing spot rate upon payment and recorded in the operating account to which the payment relates. Accounts receivable and payable from subsidiaries denominated in foreign currencies are remeasured using period end rates and transaction gains and losses are recorded. The Company recorded net foreign exchange losses related to these translations of $1,411,000, $1,818,000 and $40,000 in 2002, 2003 and 2004, respectively. In 2003 and 2004, (gain) loss of $1,634,000 and $(81,000), respectively, related to the translation of a note payable to a supplier denominated in Yen. In addition, during the first quarter of 2004 the Company’s cost of goods sold increased by $488,000 as a result of a supply agreement with a Japanese supplier which required payment in Yen at a fixed conversion rate. Effective April 1, 2004, purchases under this agreement are made in US dollars.

   Comprehensive Income

      The Company has no items of comprehensive income.

Appendix A - Annual Report

   Liability For Warranty Costs

      The Company establishes a warranty liability for the estimated cost of warranty-related claims at the time product related revenue is recognized. The following table summarizes information related to the Company’s warranty reserve for the years ended January 3, 2004 and December 31, 2004:

(In thousands)	2003	2004
Balance at beginning of year	$5,049	$2,024
Accruals for warranties issued during the year	1,180	791
Adjustments to warranty liability	(2,977)	91
Amortization during the year	(1,228)	(1,323)

Balance at end of year	$2,024	$1,583

   Advertising Costs

      Advertising costs are expensed as incurred and totaled $486,000, $186,000 and $536,000 in 2002, 2003 and 2004, respectively.

   Engineering, Research and Development Costs

      All engineering, research and development costs are expensed as incurred.

   Loss Per Common Share

      Basic loss per share is based on the weighted average number of common shares issued and outstanding, and is calculated by dividing net loss by the weighted average number of shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares used in the basic loss per share calculation, adjusted for the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares outstanding. For 2002, 2003 and 2004, basic and diluted loss per share are equal, as the inclusion of potentially dilutive common shares is anti-dilutive.

      Options to purchase 12,891,000, 16,028,000 and 24,405,000 shares of common stock were excluded from diluted share calculations for 2002, 2003 and 2004, respectively, as a result of the exercise prices being greater than the average fair market value of the Company’s stock for the year. As a result, the options are anti-dilutive.

      In addition, options to purchase 6,132,000, 11,294,000 and 16,914,000 shares of common stock, respectively, were excluded from diluted share calculations for 2002, 2003 and 2004, respectively, as these options are anti-dilutive as a result of the net loss incurred.

      The Company had several classes of preferred stock outstanding during 2002, 2003 and 2004, all of which were convertible into the Company’s common stock (see Note 6). The assumed conversion of the preferred shares into common stock for 2002, 2003 and 2004, has been excluded from diluted share calculations as the effect of the conversion features is anti-dilutive. In addition, as a result of their anti-dilutive effect, accumulated preferred dividends payable in 1,087,000 and 2,282,000 shares of common stock have been excluded from diluted share calculations for 2002 and 2003, respectively. There were no accumulated preferred dividends payable at December 31, 2004.

   Stock-Based Compensation

      As permitted under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”), the Company accounts for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB 25”). Accordingly, no compensation expense has been recognized for options granted to employees with an exercise price equal to the market value at the date of grant or in

Appendix A - Annual Report

connection with the employee stock purchase plan. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of FAS 123 and related interpretations.

      The following table illustrates the effect on net loss available to common stockholders and net loss per share if the Company had applied the fair-value based method of FAS 123 to stock-based compensation.

(In thousands, except per share data)	2002	2003	2004

Net loss	$(29,072)	$(43,692)	$(9,914)

Add stock-based compensation expense included in reported net loss available to common stockholders, net of related tax effects	178	331	854

Deduct total stock-based compensation expense determined under fair-value based method for all awards, net of related tax effects	(3,108)	(2,113)	(6,354)

Pro forma net loss	$(32,002)	$(45,474)	$(15,414)
Deemed dividend related to beneficial conversion features of preferred stock (Note 6)	(4,557)	(556)	(4,225)

Proforma net loss available to common stockholders	$(36,559)	$(46,030)	$(19,639)

Basic and diluted net loss per share available to common stockholders:
As reported	$(1.02)	$(0.70)	$(0.13)
Pro forma	$(1.11)	$(0.72)	$(0.19)

      For FAS 123 disclosure purposes, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2002	2003	2004
Estimated dividends	None	None	None
Expected volatility	135%	190%	176%
Risk-free interest rate.	2.2%-4.0%	1.5%-2.5%	2.3%-3.3%
Expected term (years)	3.52	3.21	3.08

   Reclassifications

      Certain reclassifications have been made to prior years’ balances to conform with the current year presentation.

Appendix A - Annual Report

Note 2 — Equipment and Leasehold Improvements

      Equipment and leasehold improvements consist of the following:

	January 3,	December 31,
	2004	2004
(In thousands)
Equipment and furniture	$42,951	$42,977
Equipment under capital leases	273	271
Leasehold improvements	372	142

Less accumulated depreciation and amortization	(40,815)	(40,789)

	$2,781	$2,601

      Depreciation expense totaled $6,724,000, $3,688,000 and $1,772,000 in 2002, 2003 and 2004, respectively. Accumulated amortization of equipment held under capital leases was $97,000 and $187,000 at January 3, 2004 and December 31, 2004, respectively. Amortization of equipment under capital leases is included in depreciation expense.

Note 3 — Accrued Liabilities

      Accrued liabilities are comprised of the following:

	January 3,	December 31,
	2004	2004
(In thousands)
Compensation and benefits	$2,228	$1,671
Inventory purchase commitments	1,392	—
Current portion of warranty costs	1,045	738
Deferred rent concessions	1,747	894
Liability related to overadvance loan guaranties	1,631	—
Other	1,393	1,714

	$9,436	$5,017

Note 4 — Debt

   Line of Credit — Silicon Valley Bank

      On June 18, 2002, the Company entered into a $25,000,000 line of credit agreement (the “Agreement”) with Silicon Valley Bank (“SVB”) that originally expired in June 2005. As of December 28, 2002, the Company was not in compliance with certain financial covenants included in the Agreement which constituted an event of default. In February 2003, SVB agreed to forbear from exercising its remedies as a result of the default, and in April 2003, the Company entered into the Third Modification Agreement (“Third Modification”). The Third Modification provided for borrowings of up to $20,000,000, based on a specified percentage of eligible accounts receivable, as defined, and a percentage of specified inventory balances, also as defined in the Agreement, and overadvance guarantees by a shareholder and officer totaling $2,500,000. Collateral for all borrowings included substantially all assets of the Company and the maturity date of the Agreement was revised to September 30, 2003. Interest under the Third Modification was charged at a rate equal to the prime rate plus 5.25%. The Fourth Modification Agreement increased the overadvance guaranties from $2,500,000 to $2,750,000 effective July 18, 2003.

      On October 10, 2003, the Company entered into the Fifth Modification Agreement, which extended the Agreement through September 30, 2005, under similar terms and conditions. In May 2004, the Company entered into a revised agreement (the “Revised Agreement”), which provided for borrowings of up to $20,000,000 based on 75% of eligible accounts receivable (as adjusted). Eligible accounts receivable

Appendix A - Annual Report

excluded balances greater than 90 days old, certain foreign receivables and other items defined in the Revised Agreement. No borrowings were available based on inventory balances. Interest was charged at the prime rate plus 2.0 (7.25% at December 31, 2004), and the Revised Agreement includes financial covenants relating to operating results, limits on inventory levels with product distributors, the maintenance of minimum levels of net worth or deficit and prohibited the payment of cash dividends on common or preferred stock. The Revised Agreement also included certain acceleration clauses that may cause any outstanding balance to become immediately due in the event of default. As of January 3, 2004, the Company was in violation of the covenant relating to operating results for the fourth quarter of 2003. The Company obtained a waiver of such covenant violation in March 2004. As of December 31, 2004, the Company was in compliance with all covenants included in the Revised Agreement, had $6,173,000 in borrowings outstanding under the line of credit.

      In connection with the Third Modification, SVB had notified the Company that it was in an “over advance” state with respect to its line of credit, and that in order for SVB to continue to allow the Company to borrow against the line, the Company was required to cause its CEO and a significant shareholder (“Guarantors”) to agree to guarantee up to a maximum of $2,500,000 for advances in excess of the Company’s credit limit (the “Guaranties”). The Company, through an independent committee of its Board, negotiated agreements with the Guarantors, whereby the Guarantors agreed to such a guarantee in exchange for a specific number of shares of the Company’s common stock, as discussed below. In addition, SVB required that each of the Guarantors enter into a subordination agreement (“Subordination Agreement”), whereby each Guarantor agreed to subordinate to SVB: (1) all of the Company’s present and future indebtedness and obligations to the Guarantor; and (2) all of the Guarantor’s present and future security interests in the Company’s assets and property. Additional guaranties for $250,000 of excess borrowings were obtained from other shareholders in July 2003 under similar terms. The Guaranties were terminated in November 2003.

      As consideration for the Guaranties, the Company issued (pro-rata) 50,043,252 shares of its common stock in 2003, and 3,706,748 shares in 2004. The Company determined the fair value of the 53,750,000 shares based on the market price of the Company’s stock on the date the shares were earned by the Guarantors, and recorded $10,146,000 of stock-based interest-expense during 2003. The value of the total shares issued under the Guaranties was recorded as interest expense over the anticipated period that such Guaranties were in effect.

      In connection with the Third Modification, the Company issued SVB a fully vested, immediately exercisable and non-forfeitable warrant to purchase 2,000,000 shares of common stock at an exercise price of $0.105 per share pursuant to the Modification Agreement. This warrant was issued as compensation to SVB for continuing to allow access to an extended credit limit while the Company negotiated the series of Guarantee Agreements with its CEO and a significant investor, as discussed above. The Company determined the value of the warrants to be $159,000 based on the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected life — 7 years, volatility — 135%, and risk free interest rate — 3.5%. The fair value of the warrant was recognized as interest expense over the term of the Third Modification, which expired on September 30, 2003. The warrants were exercised in 2004.

         Event Subsequent to Date of Report of Independent Registered Public Accounting Firm — Line of Credit — Wells        Fargo Business Credit, Inc. (Unaudited)

      On March 9, 2005, the Company entered into a new asset-based line-of-credit agreement with Wells Fargo Business Credit, Inc. (“Wells Fargo”) which provides for borrowings of up to $20,000,000 based on 80% of eligible accounts receivable (as defined), and 60% of eligible finished goods inventory (as defined). Borrowings are secured by substantially all of the Company’s assets. This agreement matures on March 31, 2008, and replaced the loan agreement with SVB, which was terminated in March 2005. Interest under the new agreement with Wells Fargo will be charged at the lender’s prime rate plus 1% (6.25% at March 1, 2005) and includes financial covenants relating to, among other things, operating results, the maintenance of minimum levels of net worth or deficit, limits on inventory levels with product distributors, limits on capital expenditures, liens, indebtedness, guarantees, investment in others and prohibitions on the payment of cash dividends on common or preferred stock. Events of default include a change in control.

Appendix A - Annual Report

   Notes Payable — Suppliers

      During the first quarter of 2003, the Company entered into agreements with four of its largest suppliers that converted certain accounts payable and accrued liability amounts outstanding at December 28, 2002, totaling $20,900,000, to unsecured notes payable. These amounts were due through 2005 and bore interest at rates ranging from zero to 5%. At December 31, 2004, the remaining balance of $7,001,000 is due to one supplier, Hitachi, Ltd. (Hitachi). In November 2004, the payment terms for this note were restructured to provide for repayment through March 31, 2007, with interest at 2.1% through March 31, 2006 and 3.1% thereafter. In September 2003, the Company entered into restructuring and note payable agreements with a fifth supplier, Solectron Corporation (“Solectron”), for $8,991,000 which converted accounts payable and current inventory purchase commitments to a note payable bearing interest at 9%. In May 2004, the Company made a $2,020,000 prepayment on the Solectron note and revised the payment schedule. As of December 31, 2004, all inventory purchase commitments had been satisfied, and the total amount due to Hitachi and Solectron under the remaining notes payable — suppliers is $9,411,000 which is payable as follows: 2005 — $3,201,000; 2006 — $5,194,000; 2007 — $1,016,000. As of February 1, 2005, the Company was in violation of a provision included in the note payable to Hitachi relating to the payment of payables for January product purchases. The Company obtained a waiver of such violation on February 14, 2005 (unaudited). The Company accounted for the modification of the liabilities under EITF 96-19, Debtors Accounting for a Modification or Exchange of Debt Instruments (“EITF 96-19”). In accordance with the provisions of EITF 96-19, the terms of the notes are not considered to be substantially different than the terms of the original liabilities.

   Note Payable — Lessor

      In September 2003, the Company entered into a note payable in the amount of $3,060,000 with the lessor of certain of its former office and manufacturing facilities, in settlement of all past and future amounts due under the lease for such facilities. The note is unsecured, is payable interest only through September 2008, at which time the entire principal amount is due. The interest rate on the note at December 31, 2004 is 6.0% and this rate will continue until September 2007, at which time the rate increases to 10.0% for the final year of the note. Interest on the note was imputed at a rate of 9.0% over the term of the note and, accordingly, the note was recorded net of discount of $359,000. The 9.0% rate was considered to be a market interest rate based on other borrowings of the Company. The discount is being recognized over the term of the note as additional interest expense using the effective interest method.

   Bridge Loan

      On April 23, 2002, the Company received a $1,000,000 bridge loan from a current investor in the Company, Meritage Private Equity Fund, L.P. The bridge loan accrued interest at a rate of 18% per annum and matured on July 31, 2002. Pursuant to the bridge loan, the Company issued Meritage Private Equity Funds a warrant, with a ten-year life, to purchase 100,000 shares of common stock at an exercise price of $0.83 per share. The Company valued the warrant using a Black-Scholes valuation model with the following assumptions: 133% expected volatility, a 5% risk-free interest rate, a 10 year expected term, and no estimated dividends. The Company recorded $541,000 of debt discount related to the value of the warrants and the resultant beneficial conversion feature. The beneficial conversion feature was calculated in accordance with EITF 98-5 “Accounting for Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Features” and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.” The Company amortized $516,000 of debt discount to interest expense in the second quarter of 2002. The bridge loan converted into Series I preferred stock as part of the second closing of the Series I offering on July 31, 2002, and as of that date, the Company amortized the remaining $25,000 of debt discount to interest expense.

      Interest expense totaled $2,024,000, $12,859,000 and $1,581,000 in 2002, 2003 and 2004, respectively.

Appendix A - Annual Report

Note 5 — Stock Compensation Plans

   Fixed Stock Option Plans

      Under the Company’s Incentive Stock Plan, the Company may grant options to its employees and directors for up to 9,500,000 shares of common stock. Under the Company’s 1997 Non-Officer Stock Option Plan, the Company may grant options to its employees (who are not officers or directors) for up to 9,000,000 shares of common stock. In June 2004, The Company’s shareholders approved and ratified the Exabyte Corporation 2004 Stock Option Plan (“2004 Plan”) which provides for the issuance of up to 25,000,000 options to purchase the Company’s common stock. Options granted under the 2004 Plan are non-qualified and may be granted to employees, directors and consultants under the provisions of the 2004 Plan. Under all plans, options are granted at an exercise price not less than the fair market value of the stock on the date of grant. The options typically vest over periods of up to 50 months and expire 10 years after the date of grant, except in the event of the termination or death of the employee, whereupon vested shares must be exercised within 90 days or six months, respectively, or they are canceled. In addition, the Company has granted 14,000,000 options to its CEO outside of the plans. Such options have the same terms and conditions as options granted under the plans described above.

      A summary of the status of the Company’s fixed stock option plans as of December 28, 2002, January 3, 2004 and December 31, 2004, and changes during the years then ended, is as follows:

	2002		2003		2004
	Shares	Weighted-Ave.	Shares	Weighted-Ave.	Shares	Weighted-Ave.
	(000s)	Exercise Price	(000s)	Exercise Price	(000s)	Exercise Price
Outstanding at beginning of year	11,828	$3.42	19,023	$2.00	27,422	$0.83
Granted at fair market value	10,856	1.03	14,438	0.22	15,495	0.83
Exercised	(95)	0.65	(22)	0.65	(324)	0.55
Forfeited	(3,566)	3.73	(6,017)	3.14	(1,274)	1.60

Outstanding at end of year	19,023	$2.00	27,422	$0.83	41,319	$0.80

Options exercisable at year end	7,268	$3.39	7,629	$1.51	13,360	$1.02
Weighted-average fair value of options granted during the year	$0.80		$0.17		$0.71

Appendix A - Annual Report

      The following table summarizes information about fixed stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable
	Number
	Outstanding
	(000’s)	Weighted-Avg.	Weighted-Avg.	Number	Weighted-Avg.
	Range of	Remaining	Exercise	Exercisable	Exercise
	Exercise Prices	Contractual Life	Price	(000’s)	Price
$0.11 - 0.45	12,043	8.57	$0.18	4,092	$0.18
0.47 - 0.82	19,406	8.92	0.78	5,368	0.72
0.85 - 1.40	8,793	7.50	1.17	2,824	1.13
2.09 - 17.63	1,077	5.09	5.37	1,076	5.37

	41,319	8.42	$0.80	13,360	$1.02

   Employee Stock Purchase Plan

      Under the Employee Stock Purchase Plan, the Company is authorized to issue up to 1,500,000 shares of common stock to its full-time employees, substantially all of whom are eligible to participate. Under the terms of the plan, employees may elect to have up to 15% of their gross salaries withheld by payroll deduction to purchase the Company’s common stock. The purchase price of the stock is 85% of the lower of market price at the beginning or end of each six-month participation period. Purchases are limited to 1,000 shares per employee per offering period. Employees purchased 85,000, 21,000 and 40,000 shares in 2002, 2003 and 2004, respectively.

      The fair value of each stock purchase plan grant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

	2002	2003	2004
Estimated dividends.	None	None	None
Expected volatility	135%	190%	176%
Risk-free interest rate	3.5%-3.6%	1.9%-2.2%	2.3%-3.1%
Expected term (years)	0.5	0.5	0.5
Weighted-average fair value of purchase rights granted	$0.58	$0.13	$0.59

Note 6 — Preferred Stock

      The Company has authorized and issued shares of the following series of Preferred Stock:

   Series AA Preferred Stock

      On May 3, 2004, the Company completed the sale of 25,000 shares of newly authorized Series AA Preferred Stock and warrants to purchase 7,500,000 shares of common stock for total gross proceeds of $25,000,000 (approximately $23,609,000 net of offering costs). The purchase price of the Series AA shares was $1,000 per share and each share is convertible into 1,000 shares of common stock at $1.00 per share. The warrants have an exercise price of $1.00 per share and a term of five years and were valued and accounted for using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected life — 3.09 years, volatility — 183%, and risk free interest rate — 3.26%. In addition, in connection with the issuance of the Series AA Preferred Stock, all shareholders of the Company’s existing Series H and Series I Preferred Stock exchanged those shares and accumulated dividends, for shares of the Series AA Preferred Stock and common stock purchase warrants on an as converted common stock equivalent basis. Series AA shares and common stock warrants issued for the exchange totaled 19,909

Appendix A - Annual Report

shares and 5,972,712 warrants. In connection with the exchange, the Company agreed to accrue common stock dividends on the Series I Preferred shares through December 31, 2004. Accordingly, the Series I shareholders received the equivalent of an additional 708,563 shares of common stock as consideration for the exchange, and the Company recognized a deemed dividend equal to the fair value of the additional consideration, including the value of the common stock warrants received by the Series H and Series I shareholders, of approximately $4,225,000.

      Dividends on the Series AA Shares are payable in cash or common stock at an initial rate of 5%, with an increase to 8% after four years, 10% after five years and 12% thereafter. During 2004 the Company issued 2,860,492 common shares as dividends on the Series AA preferred. The Company has the right to force conversion of the Series AA shares, which are non-voting, at such time as the Company’s common stock has reached specified price parameters, subject to certain limitations. The Series AA shares have a liquidation preference equal to the issuance price, plus accumulated unpaid dividends and are subject to redemption based on the occurrence of certain conditional events, which are under the sole control of the Company. On August 27, 2004, the Company registered for resale the underlying common shares that would be issued upon conversion, as well as a specified number of common shares that would be issued as dividends on the Series AA shares. The Company is also obligated to maintain a current registration statement in effect until such common shares can be sold without the use of the registration statement.

  Series G Preferred Stock

      In November 2003, the sole stockholder of the Series G preferred stock exchanged such shares for approximately 2,515,000 shares of common stock. The number of common shares issued was in excess of the shares that would have been issued using the original conversion ratio and, accordingly, the Company recognized a deemed dividend equal to the fair value of the additional common shares issued of $556,000 in 2003.

  Series H Preferred Stock

      On November 9, 2001, the Company issued 9,650,000 shares of Series H preferred stock as part of the Agreement and Plan of Merger between the Company, Ecrix and certain investors. The original issue price of the Series H preferred stock was $1.00 per share. No dividends accrued with respect to the Series H preferred stock, although an adjustment to the conversion price was required to be made in the event a dividend or distribution payable in common stock was declared with respect to the common stock. In February 2004, three Series H Preferred Stock Shareholders converted 1,385,382 shares into an equal number of shares of common stock. In connection with the issuance of the Series AA Preferred Stock, all remaining Series H shareholders exchanged those shares for shares of the Series AA Preferred Stock and common stock warrants on an as converted common stock equivalent basis.

  Series I Preferred Stock

      On May 17, 2002, the Company issued 3,901,200 shares of Series I preferred stock at a price of $1.00 per share for net cash proceeds of $3,664,000. On July 31, 2002, the Company issued an additional 4,536,300 shares of Series I preferred stock at a price of $1.00 per share in exchange for net cash proceeds of $3,292,000 and the conversion of $1,051,000 in bridge loans and accrued interest. Included in the total 8,437,500 shares of Series I preferred stock issued were 37,500 shares issued as an introduction fee. As discussed in Note 9, the Company issued an additional 1,500,000 shares at $1.00 per share in November 2003. The Series I preferred shares were convertible into shares of common stock at a price of $0.5965 per share. The difference between the conversion price of the Series I preferred stock and the fair value of the Company’s common stock on May 17, 2002 resulted in a beneficial conversion feature in the amount of $2,639,000 for the shares issued pursuant to the first closing. The difference between the conversion price of the Series I preferred stock and the fair value of the Company’s common stock on July 31, 2002 resulted in a beneficial conversion feature in the amount of $1,918,000 for the shares issued pursuant to the second closing. Accordingly, $4,557,000, is reflected in the Statement of Operations for 2002 as a deemed dividend and was calculated in accordance with EITF 98-5 “Accounting for Convertible Securities With Beneficial Conversion Features or Contingently Adjustable Conversion Features” and EITF 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.”

Appendix A - Annual Report

      In addition, holders of the Series I preferred stock, in preference to the holders of Exabyte’s other preferred and common stock, were entitled to receive, when, as and if declared by the board of directors, dividends in an amount per share calculated at a compound annual rate of 12% of the original issue price of the Series I preferred stock. All dividends were cumulative, whether or not declared, and were payable quarterly in arrears. Upon conversion of any shares of Series I preferred stock, any accrued but unpaid dividends were to be paid in cash or, at the option of the holder, in shares of common stock at the conversion price per common share. At January 3, 2004, the Company had accumulated, but had not declared or paid $1,361,000 of preferred stock dividends related to the Series I issuance.

      In October 2003, a preferred stockholder converted 616,500 shares of Series I Preferred Stock into approximately 1,034,000 shares of common stock. During the first four months of 2004, three preferred stockholders converted 2,883,500 shares of Series I Preferred Stock into approximately 5,563,000 shares of common stock.

      In connection with the issuance of the Series AA Preferred Stock, all shareholders of the Company’s existing Series I Preferred Stock exchanged those shares and accumulated dividends, for shares of the Series AA Preferred Stock and common stock purchase warrants on an as converted common stock equivalent basis.

Note 7 — Income Taxes

      Loss before income taxes is subject to tax in the following jurisdictions:

	2002	2003	2004
(In thousands)
Domestic	$(29,358)	$(42,749)	$(8,801)
Foreign	(116)	(855)	(1,066)

	$(29,474)	$(43,604)	$(9,867)

      The (benefit) expense from income taxes consists of the following:

	2002	2003	2004
(In thousands)
Current:
Federal	$(453)	$—	$—
State	—	—	—
Foreign	51	88	47

	$(402)	$88	$47

Appendix A - Annual Report

      Total income tax benefit differs from the amount computed by applying the U.S. federal income tax rate of 35% to loss before income taxes for the following reasons:

	2002	2003	2004
(In thousands)
U.S. federal income tax at statutory rate	$(10,316)	$(15,261)	$(3,470)
State income taxes, net of federal benefit	(563)	(1,390)	(283)
Valuation allowance	10,063	16,381	3,330
Effects of sale of CreekPath Systems, Inc.	726	—	—
U.S. federal income tax refund	(453)	—	—
Foreign taxes in excess of 35%	50	88	47
Other	91	270	423

	$(402)	$88	$47

      The Company’s deferred tax asset is attributable to the following:

	January 3,	December 31,
	2004	2004
(In thousands)
Current assets:
Warranty reserve	$1,508	$1,365
Allowance for uncollectible accounts receivable	687	727
Reserves for excess or obsolete inventory	4,480	3,615
Other	2,475	2,512

	9,150	8,219
Less: valuation allowance	(9,150)	(8,219)

	$—	$—

Noncurrent assets:
Net operating loss carry forwards	$83,386	$79,613
Deferred revenue	—	6,262
Equipment and leasehold improvements	4,000	2,179
Credit carry forwards	4,774	4,774
Goodwill	472	358
Capitalized research and development for tax purposes	24,947	28,047
Other	1,694	2,302

	119,273	123,535
Less: valuation allowance	(119,273)	(123,535)

	$—	$—

      During 2002, the Company received a tax refund of approximately $453,000. The refund was the result of the carryback of net operating losses allowed under a recent law change, increasing the carryback period from two to five years for net operating losses generated in 2001 and 2002. As a result of the Company’s deferred tax valuation allowance, the Company recorded a benefit for the cash refund received.

Appendix A - Annual Report

      The Company has recorded a deferred tax valuation allowance equal to 100% of total deferred tax assets. In recording this allowance, management has considered a number of factors, but primarily, the Company’s cumulative operating losses over prior years and the uncertainty regarding future profitability. Management has concluded that a valuation allowance is required for 100% of the total deferred tax asset as it is more likely than not that such asset will not be realized.

      At December 31, 2004, the Company had incurred domestic net operating loss carryforwards of approximately $207,000,000 which expire between 2005 and 2024. Under the Tax Reform Act of 1986, the amount of, and the benefit from, net operating losses that can be carried forward is limited due to a cumulative ownership change of more than 50% over a three-year period, which occurred in November 2001 in connection with the Ecrix acquisition. The portion of Exabyte’s and Ecrix’s pre-business combination tax carryovers, totaling $153,000,000, that can be utilized in any one taxable year for federal tax purposes is limited to approximately $1.2 million per year through 2021. Ownership changes after December 31, 2004 could further limit the utilization of the Company’s remaining net operating loss carryforward of $54,000,000, in addition to any losses incurred subsequent to December 31, 2004. As of December 31, 2004, the Company had approximately $73,000,000 of total net operating loss carryforwards that may be used to offset future taxable income.

Note 8 — Restructurings and Workforce Reductions

      Restructurings and workforce reductions in 2002, 2003 and 2004 are summarized as follows:

2002

      During the first quarter of 2002, the Company incurred $4,363,000 in charges related to a restructuring. The Board of Directors adopted the plan for this restructuring on January 20, 2002. As a result of this restructuring, the Company closed its service and final assembly facility in Scotland, closed its service depots in Australia and Canada and further reduced its U.S workforce.

      These restructuring charges include the write-off of leasehold improvements and capital equipment taken out of service of $1,905,000, employee severance and related costs of $1,345,000, the write-off of excess inventories of $652,000, excess facilities costs of $307,000 and other costs of $154,000. During the first quarter of 2002, the Company recorded approximately $3,736,000 of these charges to cost of sales, $509,000 to selling, general and administrative expenses and $117,000 to research and development expenses. During 2002, the Company paid approximately $1,446,000 of these restructuring costs, of which approximately $1,311,000 is severance and related. At December 28, 2002, approximately $20,000 for severance pay and $174,000 of an excess facilities obligation remained. Both amounts were paid in 2003.

      Workforce reductions involved approximately 200 employees worldwide, of which 184 were eligible to receive severance payments. All severance payments for these employees were contractually defined and communicated during the first quarter of 2002. The affected employees were from all functional areas of the Company, with approximately 96 employees in Scotland, 92 in the U.S., six in Australia, four in Canada and two in Singapore.

      The Company also incurred special charges of $3,421,000 during the first quarter of 2002, which did not qualify as restructuring charges. These charges included $4,621,000 of fixed asset and inventory write-offs related to a downsizing and to changes in its product roadmap, net of income of $1,200,000 related to the sale of certain technology. During the first quarter of 2002, the Company recorded $3,675,000 of these special charges to cost of sales, $262,000 to selling, general and administrative expenses, and $684,000 to research and development expenses.

      In July 2002, the Company completed a reduction in its workforce in order to reduce expenses and minimize ongoing cash consumption. All areas of the Company were impacted by the workforce reduction. The Company reduced its domestic workforce by approximately 104 persons and recorded a severance charge to operations in the third quarter of 2002 of approximately $428,000. The Company recorded $121,000 of this severance charge as cost of sales, $179,000 as selling, general and administrative expenses and $128,000 as research and development expenses. All severance was paid during the third quarter of 2002.

Appendix A - Annual Report

2003

      During 2003, the Company terminated employment of 170 full- and part-time employees. These terminations affected employees in all areas of the Company including the sales, engineering and administrative functions and included terminations of certain employees located in Europe. In addition, certain of these terminations related to the outsourcing of the Company’s repair and service function as discussed in Note 13. The Company paid all severance related to these terminations during 2003, which totaled approximately $549,000 and is primarily recorded in operating expenses.

2004

      During the fourth quarter of 2004, the Company terminated employment of 34 full- and part-time employees. These terminations affected employees in all areas of the Company including the sales, engineering and administrative functions and included terminations of certain employees located in Europe. In addition, certain of these terminations related to the outsourcing of the Company’s technical support function. The Company paid all severance related to these terminations during 2004, which totaled approximately $251,000 and is primarily recorded in operating expenses.

Note 9 — Media Distribution Agreement

      On November 7, 2003, the Company entered into a Media Distribution Agreement (“MDA”) with Imation Corporation (“Imation”) whereby the Company granted Imation the exclusive worldwide marketing and distribution rights for the Company’s proprietary removable data storage media. In exchange for such rights, Imation paid the Company a distribution fee of $18,500,000, all of which was received by December 31, 2003. The MDA provides for discounted sales prices to Imation and the Company agreed to grant Imation a second security interest in its intellectual property to secure the Company’s obligations under the MDA and a seat as an observer on the Company’s Board of Directors. The MDA has an indefinite term, but provides for termination by Imation upon 180 days’ prior written notice to the Company, or upon a material default by either party. If Imation terminates the MDA because of a material default by Exabyte during the first ten years of the MDA, the Company must pay Imation a prorated portion of the distribution fee based on a ten-year period. If the MDA is terminated by Imation, the Company is not obligated to refund any portion of the distribution fee. In addition, on November 7, 2003, Imation also purchased 1,500,000 shares of the Company’s Series I Preferred Stock for $1,500,000, which were exchanged for Series AA Preferred shares in May 2004, as discussed in Note 6. As of December 31, 2004, the deferred revenue balance related to the distribution fee is approximately $16,496,000.

Note 10 — Commitments and Contingencies

   Indemnities, Commitments and Guaranties

      The Company leases its office, distribution and sales facilities under various operating lease arrangements. Substantially all of the leases contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index, and require the Company to pay property taxes, insurance and normal maintenance costs. The Company also leases certain equipment under operating leases. Future minimum lease payments under non-cancelable operating lease arrangements are as follows:

Appendix A - Annual Report

(In thousands)
2005	$1,940
2006	1,578
2007	46
2008	39
2009	3

$3,606

      Rent expense aggregated $5,414,000, $6,022,000 and $1,727,000 in 2002, 2003 and 2004, respectively.

      In the normal course of business, the Company has made certain indemnities, commitments and guarantees under which it may be required to make payments in relation to certain transactions. These indemnities include intellectual property indemnities to the Company’s customers in connection with the sales of its products, indemnities for liabilities associated with the infringement of other parties’ technology based upon the Company’s products, indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease, and indemnities to directors and officers of the Company to the maximum extent permitted under the laws of the State of Delaware. In addition, the Company has contractual commitments to various customers, which could require it to incur costs to repair an epidemic defect with respect to its products outside of the normal warranty period if such defect were to occur. The duration of these indemnities, commitments and guarantees varies, and in certain cases, is indefinite. The majority of these indemnities, commitments and guarantees do not provide for any limitation of the maximum potential future payments that the Company could be obligated to make. The Company has not recorded any liability for these indemnities, commitments and guarantees in the accompanying consolidated balance sheets. The Company does, however, accrue for losses for any known contingent liability, including those that may arise from indemnification provisions, when future payment is probable.

      In addition, as of December 31, 2004, the Company has issued irrevocable letters-of-credit in favor of certain suppliers totaling $750,000, of which $500,000 expires March 31, 2005 and $250,000 expires April 30, 2005. It is expected that these letters-of-credit will be extended through December 31, 2005.

   Litigation

      The Company is, from time to time, subjected to certain claims, assertions or litigation by outside parties as part of its ongoing business operations. The outcomes of any such contingencies are not expected to have a material adverse impact on the consolidated financial condition, results of the operations or cash flows of the Company.

Note 11 — Lease Terminations

      During the second and third quarters of 2003, the Company was in default under three lease agreements for facilities due to delinquent rental payments. For the first property, which included the Company’s headquarters, the lessor terminated the original lease and a subsequent short-term lease on June 30, 2003, and the Company ceased use of the building on that date. Remaining lease payments under the original lease totaled approximately $1,600,000. The lessor under this lease had commenced litigation against the Company and claimed damages relating to the rental default and an alleged failure to maintain the leased premises.

      In October 2003, the Company reached a settlement with the lessor for the payment of the remaining lease payments over a one-year period commencing in November 2003. As discussed in Note 4, the Company settled the default under a second lease for facilities through the issuance of a note payable. The Company also settled its obligation under a lease for its former San Diego, California sales office space for approximately $170,000.

Appendix A - Annual Report

      As a result of the lease terminations and settlements and the Company ceasing to use the leased facilities, the Company recorded lease termination expense and related costs totaling $4,707,000 in 2003. Included in this amount is $4,498,000 of past and future rental payments (net of discount) and $972,000 of accelerated amortization of leasehold improvements, less $763,000 of related deferred rent concessions.

Note 12 — Investments and Sale of Technology

      In December 1999, the Company formed a wholly-owned subsidiary, CreekPath Systems Inc. (“CreekPath”), and received 10,000 shares of CreekPath common stock in exchange for $1,000. On June 28, 2002, Exabyte sold its ownership interest in CreekPath and received cash and recorded a gain of $1,500,000.

      During the third quarter of 2001, the Company entered into a Technology and Manufacturing license agreement with Plasmon LMS, Inc. (“Plasmon”), whereby the Company granted Plasmon a non-exclusive license to manufacture certain LTO, AIT and DLTtape libraries. All terms of the agreement were met by the end of the first quarter of 2002, and fees of $1,200,000 related to this agreement were received and recognized as other income.

Note 13 — Employee Benefit Plan

      The Company maintains a qualified Section 401(k) Savings Plan which allows eligible employees to contribute up to 15% of their salaries on a pre-tax basis. The Company made matching contributions totaling $480,000 to the plan in 2002. There were no matching contributions by the Company in 2003 or 2004. Company contributions are fully vested after four years of employment.

Note 14 — Concentration of Credit Risk and Significant Customers

      The Company’s customers include Original Equipment Manufacturers, resellers, distributors and end users. The Company is subjected to credit risk from accounts receivable with customers. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. At January 3, 2004, and December 31, 2004 and for the three years ended December 31, 2004, significant customers as a percentage of accounts receivable and revenue were as follows:

	Accounts Receivable			Revenue
	January 3,	December 31,	Fiscal Year Ended
	2004	2004	2002	2003	2004
Imation	26.2%	28.1%	1.8%	8.8%	39.8%
IBM	8.0	17.2	7.9	6.8	12.9
Tech Data	16.4	13.1	15.8	16.2	10.5
Ingram-Micro	14.5	17.8	17.9	16.0	9.0
Fujitsu Siemens	8.8	12.9	3.2	5.9	8.7
Digital Storage	0.2	0.3	16.1	1.9	0.0

      No other customers accounted for more than 10% of accounts receivable or revenue in 2002, 2003 or 2004.

Note 15 — Segment, Geographic and Sales Information

      All operations of the Company are considered to be in one operating segment and, accordingly, no separate segment disclosures have been presented. The Company will continue to evaluate its operations and internal reporting structure for future changes that could result in disclosure of additional segments. Foreign revenue is based on the country in which the customer is located.

      Substantially all of the Company’s long-lived assets are located in the United States.

Appendix A - Annual Report

      The following table details revenue from external customers by geographic area for the following fiscal years:

	2002	2003	2004
(In thousands)
United States	$96,582	$65,075	$72,611
Europe/Middle East	26,705	21,329	23,292
Asia Pacific	9,007	7,241	4,614
Other	897	524	1,534

	$133,191	$94,169	$102,051

      The following table details revenue by product line for the following fiscal years:

	2002	2003	2004
(In thousands)
Drives	$36,675	$28,415	$32,666
Automation	31,551	13,444	24,036
Media	58,777	44,457	41,146
Service, spares and other	9,445	9,077	7,413
Sales allowances	(3,257)	(1,224)	(3,210)

	$133,191	$94,169	$102,051

Note 16 — Quarterly Information (Unaudited)

(In thousands, except per share data)	2003
	Q1	Q2	Q3	Q4
Net revenue	$22,594	$22,736	$22,955	$25,884
Gross profit	(3,430)	6,358	7,969	4,696
Net loss	(19,583)	(5,049)	(13,462)	(5,598)
Net loss available to common stockholders	(19,583)	(5,049)	(13,462)	(6,154)
Basic and diluted loss per share	(0.59)	(0.09)	(0.18)	(0.07)

(In thousands, except per share data)	2004
	Q1	Q2	Q3	Q4
Net revenue	$26,139	$26,620	$23,566	$25,726
Gross profit	6,086	7,447	4,962	6,559
Net loss	(3,310)	(456)	(3,881)	(2,267)
Net loss available to common stockholders	(3,310)	(4,681)	(3,881)	(2,267)
Basic and diluted loss per share	(0.03)	(0.04)	(0.04)	(0.02)

Note 17 — Recent Accounting Pronouncements

      In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN 46”). The FASB revised FIN No. 46 in December 2003 (“FIN 46R”). Pursuant to FIN 46R, the effective date for applying certain provisions is deferred. FIN 46 provides guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as variable-interest entities. The Company will apply the provisions of FIN 46 prospectively to any variable interest entities created after

Appendix A - Annual Report

January 31, 2003. Since the Company does not have any current interests in any variable interest entities, the adoption of this interpretation did not have a significant impact on the Company’s 2003 financial condition or results of operations.

      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, certain financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 shall be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The FASB issued FASB Staff Position (“FSP”) 150-3 on November 7, 2003 to defer the effective date for applying the provisions of SFAS No. 150 for certain mandatorily redeemable non-controlling interests. The Company does not expect the provisions of this statement to have a significant impact on its current or prospective financial statements.

      In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition, (“SAB 104”) which supercedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements and to rescind the SEC s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (“FAQ”) issued with SAB 101. Selected portions of the FAQ have been incorporated into SAB 104. The adoption of SAB 104 did not have a material impact on the Company s revenue recognition policies.

      In December 2004, FASB issued Statement No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”). Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation (“Statement 123”), and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123(R) addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Statement 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the income statement over the vesting period. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method, and eliminates an entity’s ability to account for share-based compensation transactions using the intrinsic value method of accounting in APB Opinion No. 25, which was permitted under Statement 123, as originally issued. The revised Statement requires both public and nonpublic entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Statement 123(R) is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company is in the process of evaluating the effect this standard may have on our financial condition, results of operations and cash flows.

Appendix A - Annual Report

STOCKHOLDER INFORMATION

Annual Meeting of Stockholders

8:00 a.m. (Mountain Daylight Savings Time)
July 29, 2005 Exabyte Corporation 2108 — 55th Street Boulder, Colorado 80301

Corporate Headquarters

2108 — 55th Street
Boulder, CO 80301
Telephone: 303-442-4333
Fax: 303-417-7170

Exabyte Product Information

1-800-Exabyte

Exabyte Internet Address

http://www.exabyte.com

Transfer Agent and Registrar

Continental Stock Transfer
17 Battery Place
New York, NY 10004

Outside Legal Counsel

Holland & Hart LLP
555 Seventeenth Street
Suite 3200
Denver, Colorado 80202

Sales and Technical Support

Boulder, CO (1-800-EXABYTE)
Frankfurt, Germany (49-6103-90960)
Hong Kong (852-276-27891)
Paris, France (33-16935-3340)
Shanghai, China (86-21-85342616)
Singapore (65-2716331)
Utrecht, The Netherlands (31-30-2548800)

Corporate and Investor Information

Investor Relations
Exabyte Corporation
2108 — 55th Street
Boulder, CO 80301
303-442-4333
investor_relations@exabyte.com

Form 10-K

A copy of Exabyte Corporation’s Form 10-K as filed with the Securities and Exchange Commission is available, free of charge, upon request to the Investor Relations Department.

Independent Accountants

Ehrhardt Keefe Steiner & Hottman P.C.
7979 E. Tufts Avenue
Suite 400
Denver, Colorado 80237

Stock Information

Exabyte’s common stock is currently traded in the over-the-counter market and was previously quoted in the National Market System of the Nasdaq Stock Market (“Nasdaq”) under the symbol EXBT from the Company’s initial public offering on October 19, 1989 until March 24, 2003. For the calendar quarters indicated, the following table shows the high and low trading prices of the Company’s common stock as reported on Nasdaq.

Calendar Year	High	Low
2004
First Quarter	$1.76	$0.70
Second Quarter	$0.97	$0.71
Third Quarter	$0.86	$0.43
Fourth Quarter	$0.72	$0.30
2003
First Quarter	$0.65	$0.10
Second Quarter	$0.17	$0.06
Third Quarter	$0.71	$0.09
Fourth Quarter	$1.31	$0.31

On June 1, 2005, Exabyte had 568 holders of record of its common stock. The reported closing price of the common stock was $0.33. Exabyte has never paid cash dividends on its common stock. Exabyte presently intends to retain any earnings for use in its business and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

Supplemental Information

DIRECTORS AND OFFICERS

Exabyte Directors

Tom W. Ward

President, Chief Executive Officer
Exabyte Corporation
Elected 2002

Juan A. Rodriguez

Chairman of the Board
Chief Technologist
Exabyte Corporation
Elected 2001

Leonard W. Busse

Financial Consultant
Elected 2002

John R. Garrett

Managing Director
Meritage Private Equity Funds
Elected 2003

A. Laurence Jones

Principal
Aegis Management, LLC
Elected 1998

Thomas E. Pardun

Retired Executive
Elected 1995

Stephanie L. Smeltzer McCoy

Vice President
Meritage Private Equity Funds
Elected 2002

G. Jackson Tankersley, Jr.

Principal
Meritage Private Equity Funds
Elected 2001

Other Exabyte Officers

Carroll A. Wallace

Chief Financial Officer and Corporate Secretary

Supplemental Information